UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.         )
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule14a-12
PENNICHUCK CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $1.00 per share (and Preferred Stock Purchase Rights associated therewith)_

(2)	Aggregate number of securities to which transaction applies:

4,941,337 shares of Pennichuck common stock, consisting of (i) 4,681,427 of Pennichuck common stock outstanding as of the date of this filing and (ii) 259,910 shares of Pennichuck common stock issuable upon the exercise of options outstanding as of the date of this filing.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) the product of 4,681,427 shares of common stock and the total cash merger consideration of $29.00 per share; and (b) the difference between (i) the product of $29.00 and the 259,910 shares of common stock issuable upon the exercise of outstanding options; and (ii) the product of the weighted average exercise price per share of such stock options and the number of such options.

(4)	Proposed maximum aggregate value of transaction: $138,108,928

(5)	Total fee paid:

$16,034.45
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

25 Manchester Street
Merrimack, New Hampshire 03054
Dear Shareholder:
We cordially invite you to attend a Special Meeting of the shareholders of Pennichuck Corporation (the “Company”), to be held on June 15, 2011 at 10:00 a.m. Eastern Daylight Savings Time, at the Company’s headquarters at 25 Manchester Street, Merrimack, New Hampshire (the “Special Meeting”). Holders of record of the Company’s common stock at the close of business on April 15, 2011 will be entitled to vote at the Special Meeting or any adjournment or postponement thereof.
We have entered into an Agreement and Plan of Merger dated November 11, 2011 (the “Merger Agreement”), whereby the City of Nashua, New Hampshire has agreed to acquire the Company. At the Special Meeting, we will ask you to approve the Merger Agreement. If the Merger contemplated by the Merger Agreement (the “Merger”) is completed, you will be entitled to receive $29.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own (“Merger Consideration”). We cannot complete the Merger unless all of the conditions to closing are satisfied, including the approval of the Merger Agreement by an affirmative vote of at least two thirds of the Company’s outstanding common stock as of April 15, 2011.
Our board of directors unanimously determined that the Merger, the Merger Agreement, the Merger Consideration and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our shareholders, approved the Merger Agreement and recommended that our shareholders approve the Merger Agreement. In considering the recommendation of our board of directors that you approve the Merger Agreement, you should be aware that there are provisions of the Merger Agreement and the Merger that will result in certain benefits to our directors and executive officers that are different from, or in addition to, the benefits received by our shareholders generally. Our independent financial advisors, Boenning & Scattergood, Inc. (“Boenning”), reviewed and considered the terms and conditions of the Merger. Boenning determined that the Merger, the Merger Agreement, the Merger Consideration and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders.
At the Special Meeting, we will also be asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:
•	“FOR” THE APPROVAL OF THE MERGER AGREEMENT; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT.
YOUR VOTE IS VERY IMPORTANT

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card. The Proxy Statement includes important information about the Merger Agreement, the Merger and the other matters to be considered at the Special Meeting. We encourage you to carefully read the entire Proxy Statement, including its annexes.
Please note that if your Pennichuck Corporation shares are held in the name of a broker, it is important that you contact and specifically instruct the broker how to vote the shares with respect to the Merger Agreement. If you do not so instruct the broker, the shares cannot be voted by the broker and, unless you attend and vote the shares at the Special Meeting, the effect will be the same as a vote of those shares against the Merger.
All of our shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.
On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the approval of the Merger Agreement, and “FOR” the other matters being considered at the Special Meeting.
Sincerely,

Duane C. Montopoli
President and Chief Executive Officer
April 22, 2011

25 Manchester Street
Merrimack, New Hampshire 03054
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Wednesday, June 15, 2011
To Our Shareholders:
          You are cordially invited to attend a Special Meeting of the Shareholders of Pennichuck Corporation (hereinafter sometimes referred to as “Pennichuck” or the “Company”) which will be held at 10:00 AM (Eastern Time) on Wednesday, June 15, 2011, at the Company’s headquarters, 25 Manchester Street, Merrimack, New Hampshire 03054, for the following purposes:
(1)	To consider and vote on a proposal to approve the Agreement and Plan of Merger effective as of November 11, 2010 (the “Merger Agreement”) between the Company and the City of Nashua, New Hampshire (sometimes referred to as the “City” or “Nashua”), whereby the City has agreed to acquire all of the outstanding shares of Pennichuck Corporation common stock for $29.00 per share in cash. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement accompanying this notice; and

(2)	To consider and vote on a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of approving the Merger Agreement.
          At the Special Meeting, you will be asked to vote in favor of approving the Merger Agreement. If the Merger contemplated by the Merger Agreement (the “Merger”) is completed, you will be entitled to receive $29.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Pennichuck Corporation that you own. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the approval of the Merger Agreement by an affirmative vote of the holders of at least two-thirds of all of the outstanding common shares of the Company.
          The Board of Directors has fixed the close of business on Friday, April 15, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Your attention is directed to the attached Proxy Statement.
          The Board of Directors of the Company, which is comprised of 10 independent directors plus the Company’s President and Chief Executive Officer, reviewed and considered the terms and conditions of the Merger Agreement and a related Settlement Agreement, which resolves the City’s eminent domain proceeding against the Company. The Board thereafter unanimously determined that the Merger, the Merger Agreement, the Settlement Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our shareholders, approved the Merger Agreement and recommended that our shareholders adopt the Merger Agreement. In considering the recommendation of our Board of Directors that you approve the Merger Agreement, you should be aware that there are provisions in the Merger Agreement and aspects of the Merger that will result in certain benefits to our executive officers and directors that are different from, or in addition to, the benefits received by our shareholders generally.
          At the Special Meeting, we will also ask you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:
•	“FOR” THE APPROVAL OF THE MERGER AGREEMENT; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT.
YOUR VOTE IS VERY IMPORTANT
          In the materials accompanying this Notice of Special Meeting of Shareholders, you will find a Proxy Statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card. The Proxy Statement includes important information about the Merger Agreement, the Merger and other matters to be considered at the Special Meeting. We encourage you to carefully read the entire Proxy Statement, including its annexes.
          All of Pennichuck’s shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, we urge you to submit your proxy over the Internet or by telephone. These are quick and cost effective ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy card in the postage-paid envelope provided. Please review the instructions on the proxy card for each of the voting options. If you prefer to vote by telephone, please call the toll-free telephone number provided in the Proxy Statement for Georgeson, Inc., our proxy solicitation firm, to cast your vote. If you return an executed proxy or cast your vote by telephone, and then attend the Special Meeting, you may revoke your proxy and vote in person. Attendance at the Special Meeting will not by itself revoke a proxy.
          No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by the Company or any other person.

          Shareholders are or may be entitled to assert dissenters’ rights under Section 293-A:13.01, et. seq. of the New Hampshire Business Corporation Act. A copy of the applicable sections of the New Hampshire Business Corporation Act has been attached to this Proxy Statement as Annex C.
By Order of the Board of Directors,

Roland E. Olivier
Secretary
Merrimack, New Hampshire
April 22, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2011:
The Company’s Proxy Statement for the Special Meeting of Shareholders relating to vote on the approval of the proposed Merger with Nashua, the Proxy Statement for the May 5, 2011 Annual Meeting of Shareholders, and the Company’s Annual Report on Form 10-K for the Year ended December 31, 2010 are available at: www.pennichuck.com/investor/proxy-materials.php.
BROKERS ARE NOT PERMITTED TO VOTE ON THE MERGER AGREEMENT WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, MAKING SURE YOUR VOTE IS CAST IS ESPECIALLY IMPORTANT. ACCORDINGLY, WE ENCOURAGE YOU TO VOTE PROMPTLY BY MAIL OR THE INTERNET, AS PROVIDED BY THE ENCLOSED PROXY CARD, OR BY TELEPHONE EVEN IF YOU INTEND TO ATTEND THE SPECIAL MEETING. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Annex A: Agreement and Plan of Merger dated November 11, 2010 among	A
Pennichuck Corporation, City of Nashua, New Hampshire, and Merger Sub
Annex B: Opinion of Boenning & Scattergood, Inc.	B
Annex C: Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act	C

PENNICHUCK CORPORATION
25 Manchester Street
Merrimack, New Hampshire 03054
PROXY STATEMENT
for
SPECIAL MEETING OF SHAREHOLDERS
to be held on June 15, 2011
INTRODUCTION
This proxy statement (“Proxy Statement”) is furnished by and on behalf of the Board of Directors (the “Board”) of Pennichuck Corporation, a New Hampshire corporation (“Pennichuck,” the “Company,” “we,” “us,” or “our”), in connection with its solicitation of proxies to be voted at the Special Meeting to be held on June 15, 2011 (the “Special Meeting”), beginning at 10:00 a.m., Eastern Time, at the Company’s headquarters, 25 Manchester Street, Merrimack, New Hampshire for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This Proxy Statement and enclosed proxy card is first being mailed on or about April 22, 2011 to the Company’s shareholders of record as of April 15, 2011 (the “Record Date”). As of the Record Date, 4,681,427 shares of our common stock were outstanding and entitled to one vote with respect to the proposals to be voted on at the Special Meeting.
The “Summary Term Sheet” and the “Questions and Answers about the Merger and Special Meeting” that follow summarize the material information in this Proxy Statement. We encourage you to carefully read this entire Proxy Statement, and the other documents to which this Proxy Statement refers you, for a more complete understanding of the matters being considered at the Special Meeting.
In addition, you may obtain additional business and financial information about the Company by following the instructions in “Other Matters — Where You Can Find More Information” at page 80. All information contained in this Proxy Statement was prepared and supplied by Pennichuck, including the descriptions of the City of Nashua, New Hampshire and the newly-formed wholly-owned subsidiary of Nashua formed to effect the Merger (“Merger Sub”) under the heading “Summary Term Sheet —The Parties to the Merger.”
This Proxy Statement contains “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Proxy Statement that are not clearly historical in nature are forward-looking, including statements regarding whether and when the Merger is expected to close, whether conditions to the Merger will be satisfied, the effect of the Merger on our business and operating results, and all other statements regarding our intent, plans, beliefs, expectations or those of our directors or officers. Words such as “anticipate,” “believe,” “belief,” “expect,” “estimate,” “project,” “plan,” “intend,” “continue,” “predict,” “may,” “will,” “should,” “strategy,” “will likely result,” “will likely continue,” and similar expressions are generally intended to identify Forward-Looking Statements. However, not all Forward-Looking Statements contain such identifying words.
Forward-Looking Statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, including those pertaining to the Merger, which could cause actual events and developments to differ materially from those described in the Forward-Looking Statements. The risks, uncertainties and assumptions that could cause actual events and developments to differ from the Forward-Looking Statements include the risks detailed elsewhere in this Proxy Statement and in our periodic reports filed with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequent Current Reports on Form 8-K or Quarterly Reports on Form 10-Q. See “Other Matters—Where You Can Find More Information” at page 80.
Forward-Looking Statements are only predictions, and we can give no assurance that they will prove to be correct. You should not place undue reliance on Forward-Looking Statements. In light of the significant uncertainties inherent in the Forward-Looking Statements included in this Proxy Statement, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results or developments. The statements made in this Proxy Statement represent our views as of the date of the Proxy Statement, and it should not be assumed that these statements will remain accurate as of any future date. We undertake no obligation to update any Forward-Looking Statement, whether as a result of new information, future events or otherwise.
SUMMARY TERM SHEET
          The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING” immediately following this summary, are intended only to highlight certain information contained elsewhere in this Proxy Statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire Proxy Statement, all of its Annexes and the documents referenced in this Proxy Statement before voting. For instructions on obtaining more information, see the section entitled “OTHER MATTERS — WHERE YOU CAN FIND MORE INFORMATION.” The Company has included page number references in this summary to direct you to a more complete description of the topics presented in this summary.
The Parties to the Merger Agreement (See Page 23)
Pennichuck Corporation, a New Hampshire corporation, (the “Company”), is the holding company of four subsidiaries, Pennichuck Water Works, Inc. (“Pennichuck Water”), Pennichuck East Utility, Inc. (“Pennichuck East”), Pittsfield Aqueduct Company, Inc. (Pittsfield Aqueduct”), Pennichuck Water Service Corporation (“Service Corporation”) and The Southwood Corporation (“Southwood”). The company is engaged in the collection, storage, treatment and distribution of potable water to approximately 33,000 customers in 29 New Hampshire communities through its three regulated water utilities: Pennichuck Water, Pennichuck East and Pittsfield Aqueduct. Through the Service Corporation, the Company provides contract operation and maintenance services, including monitoring water quality, testing, maintenance and compliance reporting on a non-regulated basis for water systems for various towns, businesses and residential communities primarily in southern and central New Hampshire and the

Towns of Salisbury and Amesbury, Massachusetts. Southwood owns about 450 acres of non-utility undeveloped land adjacent to the watershed in Nashua and Merrimack, New Hampshire and is in the business of environmentally-responsible real estate commercialization.
The City of Nashua (“Nashua” or the “City”) is a New Hampshire municipal corporation. Nashua is the second most populous city in New Hampshire.
The Company and Nashua contemplate a direct or indirect wholly owned corporate subsidiary of Nashua (the “Merger Sub”) will subsequently join the Merger Agreement as an additional party.
The Merger (See Page 23)
You are being asked to approve the Merger Agreement. Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”). After the Merger, the Company will continue as the surviving corporation and be wholly owned by Nashua.
Following and as a result of the Merger, Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth. Shares of our common stock will no longer be traded on the NASDAQ Global Select Market, price quotations with respect to shares of our common stock will no longer be available, and the registration of shares of our common stock under the Securities Exchange Act of 1934 will be terminated.
Merger Consideration
Company Common Stock
At the effective time of the Merger, each share of Pennichuck common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and converted into the right to receive $29.00 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”) (except for shares for which statutory dissenters’ rights are properly demanded and perfected in compliance with all of the procedures under the New Hampshire Business Corporation Act).
Company Stock Options
At the effective time of the Merger, each outstanding employee stock option, whether or not vested or exercisable, to acquire Company common stock will become fully vested and thereafter will represent the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by the excess of $29.00 over the per share exercise price of such option. None of our outstanding options has an exercise price per share equal to or in excess of $29.00.
Required Vote (See Page 20)
The approval of the Merger Agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Pennichuck common stock that are entitled to vote at the Special Meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote at the Special Meeting. A failure to vote your shares or an abstention will have the same effect as a vote against approval of the Merger Agreement.
The approval of the motion to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Pennichuck common stock, present in person or by proxy at the Special Meeting and entitled to vote on the matter. Failure to vote your shares of our common stock will have no effect on the approval of the proposal to adjourn the Special Meeting but an abstention will have the same effect as a vote against the proposal to adjourn the Special Meeting.
Recommendation of Our Board (See Page 19)
Our Board, taking into consideration, among other factors, the advice of our financial adviser, Boenning & Scattergood, Inc. (“Boenning”), has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our shareholders, and recommends that our shareholders vote “FOR” the approval of the Merger Agreement, and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of approval of the Merger Agreement.
Recommendation of Boenning & Scattergood, Inc. (See Page 38)
On January 26, 2011, Boenning rendered its opinion to our Board of Directors that, as of that date and subject to the factors and assumptions set forth therein, the Merger Consideration of $29.00 per share to be received in cash by the holders of Pennichuck common stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. This opinion was requested by our Board only after Nashua’s Board of Aldermen had taken the necessary vote to legally bind the City to the Merger Agreement. The full text of Boenning’s written opinion is included as Annex B to this Proxy Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Boenning in preparing its opinion. We encourage our shareholders to carefully read the full text of the Boenning written opinion. For more information about Boenning’s written opinion, see also “The Merger — Opinion of Financial Advisor” starting on page 38.
Interests of our Executive Officers and Directors in the Merger (See Page 46)
In considering the recommendation of our Board that you approve the Merger Agreement, you should be aware that the completion of the Merger will result in certain benefits being conveyed to one or more of our executive officers and/or directors that may be different from, or in addition to, the benefits that would be received by our shareholders generally upon completion of the Merger. These interests include, among others:
•	accelerated vesting of stock options and other equity awards;

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger; and

•	severance payments and benefits if a qualifying termination of employment were to occur following the completion of the merger.
Our Board was aware of these interests and considered them, among other matters, prior to making their determination to recommend the approval of the Merger Agreement to our shareholders.
Regulatory Matters (See Page 56)
The Merger is subject to regulatory approval in New Hampshire where the Company operates its regulated business. Specifically, New Hampshire law requires prior application and approval by the New Hampshire Public Utilities Commission (“NHPUC”) prior to the closing of the Merger. The necessary regulatory applications have been submitted to the respective state agencies and the parties to the Merger Agreement are seeking approval of the applications in due course.

Tax Consequences (See Page 52)
If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive as Merger Consideration and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.
You should consult your own tax advisor for a full understanding of how the Merger will affect your taxes, including whether you should seek to defer recognition of some or all of the taxable gain by following the non-binding position taken by the Internal Revenue Service in a Private Letter Ruling discussed in more detail below.
Conditions to the Merger (See Page 69)
Each party’s obligation to effect the Merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:
•	our shareholders approve the Merger Agreement;

•	all necessary regulatory approvals, authorizations and consents have been obtained and become final, including the regulatory approval from the NHPUC; and

•	no governmental authority will have taken action to make the Merger illegal or otherwise restrict, prevent or prohibit the Merger.
Nashua’s and Merger Sub’s obligation to effect the Merger are subject to the satisfaction or waiver, to the extent applicable, of the following conditions:
•	the accuracy of the Company’s representations and warranties to the extent required under the Merger Agreement as described under “The Merger Agreement — Conditions to the Merger”;

•	the performance, in all material respects, by the Company of its obligations under the Merger Agreement required to be performed at or prior to the closing date;

•	the absence of any material adverse effect on the Company;

•	the absence of any governmental action that Nashua reasonably determines would be expected to have a material adverse effect on the Company or materially adversely affect the economic benefits to Nashua of the transactions contemplated by the Merger Agreement;

•	Nashua shall have made financing arrangements necessary to finance the transactions contemplated by the Merger Agreement; and

•	the holders of no greater than 15% of our common stock have exercised and not subsequently waived their statutory dissenter’s rights.
The Company’s obligation to effect the Merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:
•	the accuracy of Nashua’s and Merger Sub’s representations and warranties to the extent required under the Merger Agreement as described under “The Merger Agreement — Conditions to the Merger”;

•	the performance, in all material respects, by Nashua and Merger Sub of their respective obligations under the Merger Agreement required to be performed at or prior to the closing date; and

•	the approval and execution of the Merger Agreement by the Merger Sub.
Financing (See Page 71)
The completion of the Merger is subject to Nashua securing financing to fund the cost of closing the Merger, including the payment of the Merger Consideration.
Termination (See Page 71)
Subject to certain exceptions, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger as a result of any of the following:
•	by mutual written consent of the Company and Nashua;

•	by the Company in the event Nashua fails to obtain the requisite financing within 90 days after all of the conditions precedent specified in the Merger Agreement have been satisfied or waived;

•	by either the Company or Nashua if (i) our shareholders do not approve the Merger Agreement, (ii) 45 days after any governmental authority issues a non appealable order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, (iii) 45 days after any governmental regulatory authority has denied any request or application for the approval of the Merger, or said request or application has been withdrawn at the request or recommendation of said governmental regulatory authority, unless 45 days following said denial or withdrawal a petition for rehearing or an amended application has been filed with said governmental regulatory authority, (iv) Nashua delivers to the Company a notice that a governmental regulatory authority has imposed one or more burdensome conditions with respect to its approval of the Merger; or (v) the Merger has not been consummated by December 31, 2011;

•	by the Company or Nashua in the event of certain breaches by the other party of representations, warranties or covenants in the Merger Agreement, subject in certain cases to a 30-day cure period;

•	by Nashua, if (i) our Board changes its recommendation that our shareholders approve the Merger Agreement and/or recommends a competing transaction, (ii) our Board, in the case of a tender or exchange offer by another party, recommends that our shareholders tender their shares in such tender or exchange offer or fails to recommend against such tender or exchange offer and reaffirm the Merger Agreement, (iii) we enter into a letter of intent or Agreement relating to a competing transaction, or (iv) we or our Board publicly announce an intention to do any of the foregoing; or

•	by the Company, if, prior to the shareholders approving the Merger Agreement at the Special Meeting, our Board changes its recommendation and/or recommends a competing transaction that is or is reasonably likely to lead to a superior proposal, provided that we have complied with the non-solicitation provisions in the Merger Agreement and given Nashua the opportunity to make an offer to us so that the superior proposal no longer constitutes a superior proposal, provided, however, that the Company concurrently pays Nashua a termination fee of $5,500,000.
Termination Fees and Expenses (See Page 72)
The Merger Agreement provides, in general, that each party will pay its own expenses if the Merger is not consummated. The Merger Agreement requires that, if a party terminates the Merger Agreement under one of the following circumstances, the other party shall be liable to pay the following amount(s) for such termination:

•	in the event of a termination of the Merger Agreement due to fraud, or a knowing and intentional breach by the other party, the aggrieved party may either seek all rights and remedies that may be available at law or equity, or claim the following liquidated damages, as appropriate:
i.	with some exceptions, if either the Company or Nashua terminates the Merger Agreement due to breach by the other of any representations, warranty, covenant or other agreement specified in the Merger Agreement, the breaching party shall pay the aggrieved party $1.5 million; and

ii.	if Nashua terminates the Merger Agreement due to the Company’s failure to obtain shareholder approval for the Merger Agreement, the Company shall pay Nashua $250,000.
The Merger Agreement further requires that the Company pay Nashua a termination fee of up to, but not exceeding, $5,500,000 (less any damages or other amounts paid to Nashua by the Company pursuant to the termination fees described in the paragraph above), if the Merger Agreement is terminated:
•	by the Company, in order to enter into any agreement, understanding or arrangement providing for a superior proposal;

•	by either the Company or Nashua, under specified circumstances, if a competing superior transaction is received by the Company, publicly announced and not withdrawn prior to the Special Meeting, and the shareholders vote not to approve the Merger Agreement, or within 12 months following such termination of the Merger Agreement, the Company signs a definitive agreement or consummates a competing transaction with a third party;

•	by Nashua, because our Board withholds, withdraws or modifies its recommendation that our shareholders approve the Merger Agreement and a superior proposal had been made by a third party and not withdrawn; and

•	by Nashua, as a result of a breach by the Company of any representation, warranty, covenant, obligation or agreement under the Merger Agreement due to the Company’s willful conduct or gross negligence and at the time of such breach a competing superior transaction has been communicated to the Company, publicly announced and not withdrawn, and prior to or within 12 months following termination of the Merger Agreement the Company signs a definitive agreement or consummates a said competing transaction with a third party.
No Solicitation of Transaction (See Page 65)
Subject to the exceptions discussed in the section entitled “The Merger Agreement — No Solicitation of Transactions” the Company has agreed that neither it nor its subsidiaries will:
•	solicit, initiate, or knowingly encourage any inquiries or the making of any proposals or offers that constitute or may reasonably be expected to lead to any Company acquisition proposal;

•	enter into or engage in any negotiations or discussions concerning an acquisition proposal;

•	withdraw, modify or propose publicly to withdraw or modify the Company’s recommendation to our shareholders to approve the Merger Agreement;

•	agree to or recommend any Company Alternative Proposal; or

•	enter into any letter of intent or similar agreement providing for any Company Alternative Proposal.

Market Price of Our Common Stock (See Page 74)
Pennichuck common stock is listed on the NASDAQ Global Select Market under the ticker symbol “PNNW.” Its closing price on November 11, 2010, the last full trading day prior to the announcement of the Merger Agreement, was $24.40 per share.
Dissenters’ Rights (See Pages 50 and 59)
Our shares of common stock that are outstanding immediately prior to the effective time of the Merger and that are held by shareholders who have neither voted in favor of the approval of the Merger Agreement nor consented thereto in writing and who have properly demanded in writing to exercise their dissenters’ rights for such shares before the taking of the vote on the approval of the Merger Agreement at the Special Meeting in accordance with the New Hampshire Business Corporation Act, will not be converted into, or represent the right to receive, $29.00 per share in cash without interest and less any applicable withholding taxes. Instead, the holders of these shares will be entitled to receive the fair value of such dissenting shares held by them, as determined by a New Hampshire court, as long as such holders have not failed to perfect or have not effectively withdrawn or lost their dissenters’ rights pursuant to the New Hampshire Business Corporation Act. The fair value of such shares of common stock as determined in accordance with the New Hampshire Business Corporation Act may be more or less than, or the same as, the Merger Consideration of $29.00 in cash for each share to be paid to shareholders who do not exercise dissenters’ rights. Annex C to this Proxy Statement contains a copy of RSA 293-A:13.01 through RSA 293-A:13.31, the subsections of the New Hampshire Business Corporation Act relating to shareholders’ dissenters’ rights.
QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING
Special Meeting
          Why have I received these materials?
          This Proxy Statement and the accompanying proxy are being mailed to shareholders of record on April 22, 2011. The proxy is being solicited by the Board of Directors (the “Board”) of Pennichuck Corporation (referred to throughout this Proxy Statement as “Pennichuck” or the “Company” or “we” or “our”) in connection with our Special Meeting of Shareholders that will take place on Wednesday, June 15, 2011, at 10:00 AM (Eastern Time) at Pennichuck’s headquarters, 25 Manchester Street, Merrimack, New Hampshire, 03054, and at any adjournment thereof. You are cordially invited to attend the Special Meeting and are requested to vote on the Merger and acquisition proposal described in this Proxy Statement.
          Pennichuck’s Proxy Statement for the Special Meeting was mailed to you. Copies of this Proxy Statement for the Special Meeting, as well as our Annual Report on Form 10-K for the year ended December 31, 2010 and Proxy Statement for our Annual Meeting on May 5, 2011 can also be viewed on the Company’s website at www.pennichuck.com/investor/proxy-materials.php.

          Are these materials related to the Merger with the City of Nashua that the Company recently announced?
          Yes. As described in more detail in this Proxy Statement, effective as of November 11, 2010, the Company entered into a Merger Agreement (the “Merger Agreement”) with Nashua pursuant to which the Company’s Board of Directors has agreed to sell the Company to Nashua for $29.00 per share in cash (the “Merger”). Before the Merger can be completed, numerous conditions must be met including that at least two-thirds of the outstanding common shares of Pennichuck must be voted in favor of the Merger Agreement. By means of this Proxy Statement, the Company’s Directors are soliciting your vote for that required shareholder vote. The Company’s Directors urge you to examine the information in this Proxy Statement carefully when you receive it and to vote in favor of the Merger Agreement.
          Who is entitled to vote at the Special Meeting?
          Holders of shares of common stock of Pennichuck as of the close of business on Friday, April 15, 2011, the record date for the Special Meeting, will be entitled to receive notice of and to vote at the Special Meeting. As of the record date, 4,681,427 shares of our common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Special Meeting.
          How do I vote my shares at the Special Meeting?
          If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in Pennichuck’s stock records maintained by our transfer agent, American Stock Transfer & Trust Company), you may complete and sign the accompanying proxy card and return it to Pennichuck or deliver it in person or you may attend the Special Meeting and vote in person. Shareholders of record may also vote via the Internet or over the phone through the Company’s proxy solicitor, Georgeson, Inc. (“Georgeson”). Internet and telephone voting information is provided on the proxy card. If you vote via the Internet, please do not return a signed proxy card. If you desire to vote by phone or if you have any questions, or require assistance in voting your proxy, please call:
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers call 212.440.9800
All others call Toll-Free 1.866.357.4029
          If your shares are held in “street name” (for example, if your shares of common stock are held by a brokerage firm), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Under the current rules of the New York Stock Exchange (“NYSE”), which are applicable to all brokers on all exchanges including the NASDAQ Global Select Market (“NASDAQ”) where Pennichuck’s stock is traded, if you do not give instructions to your brokerage firm, it will not be allowed to vote your shares with respect to the Merger resolution. If your shares are held in “street name” and you do not instruct your broker how to vote your shares with respect to the Merger proposal, your votes will be counted as “broker non-votes,” which means your votes will neither be cast nor counted with respect to the Merger resolution.

          If your shares are held in street name and you wish to attend the Special Meeting in person, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (Friday, April 15, 2011) in order to be admitted to the Special Meeting on June 15, 2011. To be able to vote your shares held in street name at the Special Meeting, you will need to obtain a proxy card from the holder of record (e.g. your brokerage firm) for your shares.
          Who is Georgeson?
          The Company has engaged the firm Georgeson to implement a shareholder outreach program for the purpose of soliciting proxies from our shareholders regarding the approval of the Merger Agreement. Georgeson is headquartered in New York City, NY and is a leading provider of strategic proxy and corporate advisory services. For more information about Georgeson and the services it provides, please visit the Georgeson website at www.georgeson.com.
          Can I change my vote or revoke my proxy after I return my proxy card?
          For “record” shareholders of common stock, yes. After you have submitted a proxy online or by mail, you may revoke your proxy or change your vote at any time before the proxy is exercised by submitting a notice of revocation or a duly executed proxy bearing a later date prior to the date of the Special Meeting, by voting again prior to the time at which our voting facilities close, or by attending the Special Meeting and voting in person. In any event, the latest submitted vote will be recorded and the earlier vote(s) revoked.
          For “street name” shareholders of common stock, you will need to review the instructions on the proxy form provided to you by the institution that holds your shares to determine whether you may change your vote after you have submitted a proxy. If you are permitted to change your vote after you have submitted a proxy, follow the instructions for revocation on such form to do so.
          Will the Merger be taxable to me?
          Generally, yes. For U.S. federal income tax purposes, Pennichuck shareholders will generally recognize a taxable gain or loss as a result of the Merger measured by the difference between $29.00 for each of their shares cancelled in the Merger and their aggregate adjusted tax basis in those shares. This gain or loss will be a federal long-term capital gain or loss if the shares have been held for more than one year as of the effective time of the Merger. For a discussion of tax-related implications, see “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52.
          This Proxy Statement is not intended to provide shareholders with tax advice, and the Company makes no representation as to the tax consequences of a cancellation of Pennichuck shares in the Merger. Shareholders are encouraged to consult with their own tax advisor prior to the effective time of the Merger to determine the particular tax consequences to them of the Merger and to consider whether to seek to defer recognition of some or all of the taxable gain by following the non-binding position by the Internal Revenue Service in a Private Letter Ruling discussed in more detail below.
          What constitutes a quorum for purposes of the Special Meeting?
          The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Pennichuck common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as “withholding” or containing “broker non-votes” on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. As noted above, a “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is therefore barred from voting on behalf of the customer on that matter. Brokers may not vote on non-discretionary matters such as the resolution to approve the Merger Agreement (Proposal 1) without receiving instructions from their customers.
          What vote is required to approve the Merger proposal at the Special Meeting?
          Under the Company’s bylaws, approval by the shareholders for the Merger Agreement requires the affirmative vote of the holders of at least a two-thirds majority of the shares of the Company entitled to vote on the Merger Agreement proposal at the Special Meeting, by shares represented in person or by proxy. Votes that are withheld and “broker non-votes” will have no effect on the outcome of the approval for the Merger.
          What will happen to Pennichuck as a result of the Merger?
          Upon completion of the Merger, Pennichuck will cease to be a publicly-traded company and will become wholly-owned by Nashua. Following completion of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the NASDAQ Global Select Market or quotation system.
          What will happen to my shares of Pennichuck common stock after the Merger?
          Upon completion of the Merger, each outstanding share of Pennichuck common stock, other than shares held by Nashua or the Merger Sub, and shares held by shareholders who perfect their dissenters’ rights, will automatically be canceled and will be converted into a right to receive the Merger Consideration of $29.00 per share in cash, without interest and less any applicable withholding taxes.
          Will I own any shares of Pennichuck common stock after the Merger?
          No. You will be paid cash for your shares of Pennichuck common stock. Our shareholders will not have the option to receive shares of the Merger Sub or the surviving company in exchange for their shares instead of cash.
          What happens to Pennichuck stock options in the Merger?
          Upon the consummation of the Merger, all outstanding stock options to acquire Pennichuck common stock will become fully vested and thereafter will represent the right to receive an amount equal to the number of shares of Pennichuck common stock underlying the option multiplied by the amount (if any) by which $29.00 exceeds the exercise price for each share of Pennichuck common stock underlying the option, without interest and less any applicable withholding taxes.
          When do you expect the Merger to be completed?
          We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing of when the Merger will be completed. We currently expect the Merger to be completed in the fourth quarter of 2011. In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived, including regulatory approval by the New Hampshire Public Utilities Commission (the “NHPUC”) and financing acceptable to Nashua in accordance with the provisions of the Merger Agreement. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, when the closing will occur.
          When will I receive the Merger Consideration for my shares of Pennichuck common stock?
          Shortly after the completion of the Merger, the shareholders of record will receive written instructions, including a letter of transmittal (the “Letter of Transmittal”), which will explain how to exchange their shares for the Merger Consideration of $29.00 in cash, without interest and less any applicable withholding taxes, for each share of Pennichuck common stock that they own. When such shareholders properly complete and return the required documentation described in the written instructions to the Letter of Transmittal, they will promptly receive from the paying agent a payment of the Merger Consideration for their shares. If your shares are held in a brokerage account or by a bank or other nominee, unless you properly demand and perfect your statutory dissenters’ rights, your account will be automatically credited with the Merger Consideration in exchange for your shares, and it will not be necessary for you to submit any documentation.
          Should I send in my stock certificates now?
          No. The Letter of Transmittal described in this Proxy Statement will provide instructions to you about when and where to send your stock certificates.
          Am I entitled to dissenters’ rights?
          Yes. Under New Hampshire law, you have the right to exercise dissenters’ rights to seek appraisal of the fair value of your shares as determined by a New Hampshire court if the Merger is completed, but only if (i) you so notify the Company in writing before the date of the Special Meeting, (ii) you do not vote in favor of approving the Merger Agreement and (iii) you comply with the other New Hampshire law dissenters’ rights procedures, which are set forth in Annex C to this Proxy Statement
          What happens if I sell my shares of Pennichuck common stock before the Special Meeting or the effective time of the Merger?
          The Record Date for shareholders entitled to vote on the approval of the Merger Agreement is earlier than the date of the Special Meeting and the expected effective time of the Merger. If you transfer your shares of Pennichuck common stock after the Record Date but before the Special Meeting or the effective time of the Merger, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but you no longer will have the right to receive the Merger Consideration. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the Merger, you will not be eligible to exercise your dissenters’ rights in respect of the Merger. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “The Merger — Dissenters’ Rights” section of this Proxy Statement.
          How does the Board of Directors recommend that I vote my shares?
          Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The recommendations of the Board of Directors’ are presented, together with a description of the reasons for the Merger, in this Proxy Statement on pages starting at 19 and 33. In summary, the Board of Directors recommends a vote:

•	“FOR” THE APPROVAL OF THE MERGER AGREEMENT; AND

“FOR” THE ADJOURNMENT THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT
          With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date of this Proxy Statement, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that will be presented for consideration at the Special Meeting.
          Where can I find the voting results?
          Pennichuck will report the voting results in a Form 8-K filed with the SEC within four business days after the end of the Special Meeting.
          Who will bear the expense of soliciting proxies?
          Pennichuck will bear the cost of soliciting proxies in the form enclosed. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our directors, officers, employees and Georgeson. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.
          How will documents be delivered to me if I share an address with other shareholders?
          Some brokers and other nominees may participate in the practice of “householding” proxy statements and annual reports to shareholders. This means that only one copy of our Proxy Statement may have been sent to multiple shareholders in your household. Pennichuck will promptly deliver a separate copy of either document to you if you contact us at the following address: Attention Investor Relations, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054; or telephone number: (603) 882-5191.
          Who can answer my questions?
          If you would like additional copies, without charge, of this Proxy Statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact us or our proxy solicitor, Georgeson, as follows:

Pennichuck Corporation	Georgeson, Inc.
Chief Financial Officer	199 Water Street, 26th Floor
25 Manchester Street	New York, NY 10038
P.O. Box 1947	Banks and Brokers call 212-440-9800
Merrimack, NH 03054	All others call Toll-Free 1-866-357-4029
Telephone: (603) 882-5191

          Contacting the Board of Directors
          Any shareholder who desires to contact Pennichuck’s Chairman, or the other members of the Board of Directors, about the Merger or any other matters may do so by writing to: Board of Directors, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054. Communications received in writing are distributed to the Chairman or other members of the Board of Directors, or the Chairman of the relevant committee, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, as comments or questions regarding the Merger are received, they will be forwarded to the Chairman of the Board of Pennichuck Corporation and/or the Chairman of a committee of the Board, as appropriate, for review.
THE SPECIAL MEETING
We are furnishing this proxy statement to you, as a shareholder of Pennichuck as part of the solicitation of proxies by our board for use at the Special Meeting of shareholders.
Date, Time and Place of the Special Meeting
The Special Meeting will be held at our corporate headquarters at 25 Manchester Street, Merrimack, New Hampshire, 03054, on June 15, 2011, at 9:00 AM, local time.
Purpose of the Special Meeting
At the Special Meeting, you will be asked to consider and vote on the following proposals:
•	to approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement; and

•	to approve one or more adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment of that meeting, to approve the Merger Agreement.
Recommendation of Our Board
Our Board has unanimously determined that the Merger Agreement and the Merger are advisable and in the best interest of our shareholders, and has adopted the Merger Agreement and approved the Merger. Our Board unanimously recommends that our shareholders vote “FOR” approval of the Merger Agreement.
Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement by the time of the Special Meeting. To allow the proxies that have been received by us at the time of the Special Meeting to be voted for one or more adjournments of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote, we are submitting a proposal to approve one or more adjournments to you for consideration. Our Board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose only, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the

Special Meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting (other than by announcement at the Special Meeting) unless our Board fixes a new record date for the Special Meeting.
Record Date and Voting Power
Pennichuck has fixed the close of business on April 15, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, 4,681,427 shares of our common stock were outstanding and entitled to receive notice of, and vote at, the Special Meeting. On the record date, there were 545 holders of record of Pennichuck’s outstanding common stock . Common stock is our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting.
Quorum
Our charter and bylaws and New Hampshire law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of shares of our common stock outstanding and entitled to vote at the Special Meeting to constitute a quorum. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the Special Meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the Special Meeting in favor of an adjournment.
Vote Required
The affirmative vote of holders of not less than two-thirds of the shares of our common stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Merger Agreement. The proposal to approve one or more adjournments of the Special Meeting requires the affirmative vote of holders of a majority of the shares of our common stock voting on the proposal.
Abstentions and Broker Non-Votes
For purposes only of determining the presence or absence of a quorum for the transaction of business at the Special Meeting, we intend to count abstentions and broker “non-votes” as present at the Special Meeting. Abstentions and broker “non-votes” are not, however, counted as favorable votes and, therefore, have the same effect as a vote against approval of the Merger Agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposal to approve the Merger Agreement.
Broker “non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power. The proposal to approve the Merger Agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients. We urge you to return the enclosed proxy card marked to indicate your vote, to vote your shares through the Internet or by telephone or to give your broker proper voting instructions. To approve the adjournment proposal, a majority of the outstanding shares of our common stock present or represented at the Special Meeting and voting on such adjournment must vote in favor of the proposal. Broker “non-votes” and abstentions will have no effect on the outcome of this proposal.

Proxies and Voting
Shareholders may vote their shares by attending the Special Meeting and voting their shares in person or by completing, signing and dating the enclosed proxy card and promptly returning it to us as soon as possible. If you prefer, you can vote by telephone or via the Internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign and send in your proxy card and do not mark it to show how you want to vote, or if you submit a proxy by telephone or via the Internet without providing instructions, we will count your proxy as a vote in favor of the approval of the Merger Agreement and in favor of any proposal to adjourn the Special Meeting to solicit additional proxies.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson, Inc., our proxy solicitor, at 199 Water Street, 26th Floor, New York, New York 10038 or (866)357-4029.
Shareholders who hold their shares of Pennichuck common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the Special Meeting.
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Please vote all proxy cards enclosed in such a package. Pennichuck will promptly deliver a separate copy of the proxy statement or proxy card to you if you contact it at the following address or telephone number: Investor Relations, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire, 03054; telephone (603) 882-5191. If you want to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact Pennichuck at the address or telephone number above.
Participation in householding will not affect or apply to any of your other shareholder mailings such as dividend checks, Forms 1099, or account statements. Householding saves money by reducing printing and postage costs and it is environmentally friendly. It also creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.
Revocability of Proxies
If you have not submitted a proxy through your broker or other nominee, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•	delivering to our Secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•	duly completing, signing, dating and delivering to our Secretary at the address listed below, a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.
If your shares are held in “street name,” you should follow the voter instruction form provided by your broker or other nominee regarding revocation of proxies. If the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the Special Meeting, you must bring a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.
You should send any notice of revocation of your proxy card to:
Pennichuck Corporation
25 Manchester Street
Merrimack, New Hampshire, 03054
Attention: Roland E. Olivier, Secretary
Solicitation of Proxies and Expenses
In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.
We have retained Georgeson, Inc., 199 Water Street, 26th Floor, New York, New York 10038 or (866)357-4029, to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $12,000 plus reasonable out-of-pocket expenses relating to the solicitation. All costs of soliciting proxies will be borne by Pennichuck.
Other Business
We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the Special Meeting is limited to matters set forth in the notice of Special Meeting, which is provided at the beginning of this proxy statement, unless otherwise provided by law. If other matters do properly come before the Special Meeting, or at any adjournment of the Special Meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on other matters that are properly presented at the Special Meeting.
PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT
At the Special Meeting you are being asked to vote to approve the Merger Agreement. The proposed transaction is the acquisition of Pennichuck Corporation by Nashua through Merger Sub, a New Hampshire corporation wholly-owned by Nashua, pursuant to the Merger Agreement among the

Company, Nashua and Merger Sub. Upon completion of the Merger Sub with and into the Company, the Company will be the surviving corporation in the Merger and will become wholly-owned by Nashua. Upon completion of the Merger, you will receive $29.00 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, for each share of Pennichuck common stock that you own (unless you properly demand and perfect statutory dissenters’ rights in compliance with all of the procedures under New Hampshire law).
          The Board of Directors recommends a vote FOR the approval of the Merger Agreement with Nashua and the sale of all of the Company’s stock to Nashua for the Merger Consideration of $29.00 per share.
THE MERGER
The Parties to the Merger
The Company, the City of Nashua, New Hampshire (the “City”) and a direct or indirect wholly owned subsidiary of the City to be named are parties to the Agreement and Plan of Merger dated as of November 11, 2010. Under the terms of the Merger Agreement, the City has the right to assign the Merger Agreement to a board or department of the City.
Background of the Merger
Introduction
The sale of the Company to the City for $29.00 per share, or approximately $138 million, in cash pursuant to the Merger Agreement that we announced on November 12, 2010 would represent the culmination of a process that began over eight years ago, when the City initiated an eminent domain proceeding to take the assets of our Company in response to a previously announced acquisition of the Company by an out-of-state water company. During that period, the Company and the City have been engaged in near continuous adversarial proceedings related to the City’s eminent domain initiative, in which the Company opposed any taking of the Company’s assets that failed to (i) protect the customers of Pennichuck East and Pittsfield Aqueduct, (ii) recognize the underlying value of the Company, or (iii) mitigate the potential adverse tax consequences for the Company and its shareholders that would result from an eminent domain taking. The Company and the City also engaged in several attempts during that period to reach a negotiated settlement in which the City would acquire all of the Company’s stock or assets. The Company and the City intend that the Merger Agreement be in full settlement of their eminent domain dispute.
In April 2002, the Company announced that it had agreed to merge in a stock for stock transaction with Aqua America, Inc. (then, Philadelphia Suburban Corporation), a publicly traded water company based in eastern Pennsylvania. Shortly after the announcement of that agreement, the City began its effort to acquire all or a significant portion of our regulated water subsidiaries’ assets through an eminent domain proceeding. The Company’s interaction with the City since April 2002 largely has been shaped by the course of that eminent domain proceeding.
This “Background of the Merger” describes the eminent domain process under New Hampshire law and sets forth in chronological fashion the key events since 2002 that have led to the proposed

Merger now being presented to our shareholders for approval. While this information does cover various strategic alternatives considered by the Company’s Board from time to time since the commencement of the eminent domain proceedings, for ease of reference a more detailed discussion of strategic alternatives appears later in this Proxy Statement in the section titled “The Merger - Consideration of Strategic Alternatives” beginning on page 31.
Eminent domain process under New Hampshire law
Under New Hampshire law, the eminent domain process for the City to take all or any portion of the Company’s utility properties includes the following required elements:
•	Initial approval of the eminent domain initiative by the City’s Board of Aldermen;

•	Approval of the taking in concept by the City’s voters;

•	Determination by the New Hampshire Public Utilities Commission (the “NHPUC”) that the taking is in the public interest, and if it is, the price to be paid for the assets if the parties are unable to reach agreement on the price to be paid; and

•	Within 90 days after the final determination of the price to be paid for the assets in the eminent domain taking, approval by a two-thirds vote of the Board of Aldermen, after two public hearings, of the bond financing necessary to fund the taking.
In November 2002, the City’s Board of Aldermen adopted a formal resolution to hold a City-wide referendum to approve the initiation of an eminent domain proceeding or other acquisition of all or a portion of our regulated water system serving the residents of the City and others. The City’s residents approved that referendum in January 2003.
The City made a proposal in November 2003 to purchase all the Company’s assets for a purchase price of $121 million, subject to a successful bond financing by the City. Under the terms of the City’s proposal, the City would not have assumed any of the Company’s $27.2 million of long-term debt then outstanding. In making the proposal, the City stated that in the event the offer was not accepted, the City intended to pursue an eminent domain taking. In December 2003, our Board of Directors rejected that offer, publicly stating that the offer failed to recognize both the underlying value of the Company’s assets and the potential tax liabilities that would result from the City’s proposed transaction.
In March 2004, the City filed a petition with the NHPUC seeking approval to acquire by eminent domain all of our water utility assets, whether or not related to our Nashua service area. In January 2005, the NHPUC ruled that the City could not use the eminent domain procedure to acquire any of the assets of our Pennichuck East or Pittsfield Aqueduct water subsidiaries which do not provide service in the Nashua service area, and that, with regard to the assets of Pennichuck Water that are not used to provide service in the Nashua service area, the question of which assets, if any, could be taken by the City was dependent on a determination to be made after a hearing as to what was in the public interest.
In August 2006, Duane Montopoli joined Pennichuck as President, CEO and a director. Shortly thereafter, he advised the City that, although he supported engaging in alternative settlement discussions with the City, he believed that any negotiated settlement between the parties should be structured as a sale of all of the stock of Pennichuck Corporation rather than as a sale of the assets of Pennichuck Water. From Pennichuck’s perspective, a negotiated sale of Pennichuck Water’s assets to the City would pose material adverse tax, economic and strategic risks. For information regarding those risks, see “— Consideration of Strategic Alternatives,” beginning on page 31.

2008 NHPUC eminent domain ruling
The NHPUC eminent domain hearings on the merits of the proposed taking of the assets of our Pennichuck Water subsidiary began in January 2007 but were subsequently suspended by agreement of the City and the Company through mid-July 2007 to allow the parties to engage in settlement discussions. These settlement discussions were unsuccessful, and the merit hearings resumed and concluded in September 2007. At the hearings, the Company argued that an eminent domain taking would not be in the public interest because Pennichuck Water was an integrated water system and the taking of the Pennichuck Water assets would create significant inefficiencies, increasing the cost of service and therefore the rates charged to Pennichuck East and Pittsfield Aqueduct customers. The Company also testified that the fair value of its assets was approximately $273 million, while the City testified that it believed the fair value of those assets to be approximately $139 million. The City’s proposal to operate the Pennichuck Water assets assumed that the City would outsource those operations to a third-party operator, which the Company argued would be more costly since the third party charges to operate the system necessarily would include a profit margin component that would be in addition to the actual operating costs otherwise reflected in water rates charged to the utility’s customers.
On July 25, 2008, the NHPUC, by a vote of 2-1, issued an order that the City could proceed with the eminent domain taking of all of the assets of Pennichuck Water, provided that City paid $203 million to Pennichuck Water for its assets (determined as of December 31, 2008) and provided that it met certain other conditions. These conditions included a requirement that the City pay an additional $40 million into a mitigation fund to protect the interests of the customers of Pennichuck East and Pittsfield Aqueduct. Additionally, and although not part of the NHPUC order, since the $203 million was determined as of December 31, 2008, it has been the Company’s view that the $203 million would have to be increased to reflect the net capital additions made by Pennichuck Water from the end of 2008 to the actual closing date of the taking (the “Make-Whole Adjustment”). Thus, the total amount to be paid by the City would be $243 million plus the amount of the Make-Whole Adjustment.
In November 2008, the City announced that it was engaging the services of Downer & Co. (“Downer”), a Boston based investment banking firm, to assist the City in exploring all possible ways that it might acquire Pennichuck Water by means other than eminent domain. In February 2009, we engaged the services of Boenning, an investment banking firm with expertise in the water industry, to advise us regarding a possible comprehensive settlement of our eminent domain dispute with Nashua.
Appeal to the New Hampshire Supreme Court and related 2009 Settlement Discussions
Both the Company and the City filed motions for rehearing or reconsideration before the NHPUC which were denied in March 2009. Later in 2009, both the Company and the City appealed the NHPUC order to the New Hampshire Supreme Court (the “NH Supreme Court” or “Court”), which scheduled hearings for January 2010. The Company’s appeal focused primarily on legal issues relating to the NHPUC’s “public interest” determination. The City’s appeal principally related to the compensation amount for Pennichuck Water’s assets, arguing that the $151 million proposed by the dissenting NHPUC Commissioner was the appropriate amount of compensation for those assets versus the $203 million set in the majority ruling (both determined as of December 31, 2008). The City also argued the $40 million mitigation reserve should be substantially reduced.
Downer and Boenning met numerous times during 2009 and discussed various valuation methodologies and transaction structures. Periodically, members of the Company’s management and City officials also participated in the discussions regarding valuation and structure. Ultimately, the Company and the City were unable to agree on a negotiated settlement at that time. On December 8, 2009, the City announced publicly that it had notified its advisors to cease any work on behalf of the City in connection with a possible negotiated settlement and that it would continue to vigorously pursue its pending Supreme Court appeal. The City also stated that although it was not closing the possibility of further discussions, it was not prepared to pursue a transaction at a value in excess of the City’s view of the Company’s fair market value under the circumstances. At that time, the City also stated that, in the view of its advisers and based upon publicly available information, it believed the fair market value of Pennichuck Corporation common stock in an acquisition transaction to be “about $25 per share.”
In late November and early December 2009, expecting that the City might be less inclined to negotiate a settlement as the Supreme Court decision drew near, the Company made plans to issue common stock primarily to fund the repayment of a portion of its debt that was due in 2010. Following the City’s December 8 announcement that it was formally suspending discussions regarding a possible negotiated settlement, the Company announced on December 9, 2009 the sale of 350,000 shares of common stock at a price of $21 per share (ultimately 387,000 shares were sold including the underwriter’s overallotment option). Of the proceeds from that offering, $5.0 million was used to fund the repayment of a note due March 4, 2010, and $1.5 million was used to reduce borrowings of the Company under a short term line of credit. While our Board considered the potential dilutive impact of the offering that could result if the Company and the City ultimately negotiated a settlement transaction, it determined that given the course of negotiations with the City and the inherently uncertain prospects for such a negotiated settlement, a reduction of the Company’s debt-to-equity ratio that would result from the repayment of a portion of the Company’s debt with the proceeds of the offering was in the Company’s best interests at that time.
On March 25, 2010, the NH Supreme Court issued its decision unanimously affirming the NHPUC’s order in its entirety. More specifically, the Court affirmed the NHPUC’s ruling that a taking of the operating assets of our Pennichuck Water regulated utility subsidiary is in the public interest and that the amount to be paid to the Company for such assets is $203 million (determined as of December 31, 2008). The Court also affirmed the NHPUC’s establishment of its conditions, including that the City must pay an additional $40 million into a mitigation fund to protect the interests of the customers of our other two regulated utilities. Also, and while not specifically addressed by the Court, no aspect of the decision diminished the Company’s view that the $243 million amount would have to be increased by the amount of the Make-Whole Adjustment.
2010 Settlement discussions and preliminary merger consideration negotiations
On April 2, 2010, in response to a request from Downer, Mr. Montopoli met with Downer to discuss a possible negotiated settlement of the eminent domain dispute involving the City’s acquisition of all of our outstanding common stock. During the ensuing two weeks, a number of meetings and telephone calls were held involving representatives of Downer and Boenning and, periodically, Mr. Montopoli, who updated our directors from time to time on these negotiations. On April 16, 2010, the City’s Mayor, Donnalee Lozeau, and a representative of Downer met with our Chairman of the Board, John R. Kreick, and our Chief Financial Officer, Thomas C. Leonard, while Brian McCarthy, the President of the City’s Board of Aldermen, and a second Downer representative met separately with Mr. Montopoli and Donald Ware, the Company’s Senior Vice President, Operations. During these meetings, the principals from the City and the Company expressed their views regarding the valuation of the Company in a negotiated settlement and the potential structure of such a settlement.
At a meeting of our Board on April 21, 2010, Mr. Montopoli and other members of Pennichuck’s management updated the directors on recent developments related to the eminent domain dispute, in general, and the NH Supreme Court decision, in particular. The Board considered that if the City were now to proceed with an eminent domain taking of Pennichuck Water’s assets in accordance with the NHPUC order, the City, in addition to paying the $203 million purchase price for Pennichuck Water’s assets (determined as of December 31, 2008), would have to pay for the establishment of a $40 million mitigation fund and likely also for certain capital asset additions made by the Company from December 31, 2008 through that actual closing date. During the course of the meeting, it was noted that these amounts in the aggregate significantly exceed what the City has publicly disclosed it believes it should have to pay. The Board also focused on management’s estimate that the Company would likely incur an income tax liability in the range of $45 — $50 million because a condemnation taking of assets by the City would be treated as a sale of assets for tax purposes and because, under the circumstances, there was substantial uncertainty as to whether the Company would be able to defer any such tax by prudently reinvesting all or a substantial portion of the sales proceeds into qualifying replacement property within the limited time period set by law. Our Board also expressed concern about the potential long-term implications of the NH Supreme Court ruling that an eminent domain taking of the operating assets of Pennichuck Water by the City of Nashua is in the public interest. Even if the City was to walk away currently, such a precedent could have negative implications for the Company should the City initiate a new eminent domain proceeding at some point in the future. Based on these factors, the Board reached a consensus that a negotiated sale of the stock of the Company to the City of Nashua at a fair price, and in full settlement of the eminent domain dispute, might achieve the best results for all stakeholders.
Mr. Montopoli also reported on the discussions that had occurred between the parties since the Court’s decision and his view that while the discussions were constructive, the City and the Company remained materially apart on share price. At the April 21 Board meeting, representatives of Boenning reviewed the City’s approach to valuation, observing that, when Boenning updated Downer’s own valuation models to reflect improving performance within the water sector, as well as a gradually improving economy, the City’s own valuation model suggested a Company share price, including change of control premium, of between $28.61 and $31.64. On the other hand, Boenning also noted that the universe of potential buyers was limited, which would likely have some effect on what the City might be willing to pay for the stock of the Company. In that regard, Boenning and management explained that pursuant to negotiations with the City over the course of 2009, they had varying levels of contact with a number of the large publicly — traded water utilities and, based on those contacts, they perceived little interest in third party acquisition discussions with the Company so long as the eminent domain dispute remained unsettled on a long term basis. The Board ultimately reached a consensus that negotiations should be continued with a view toward getting a higher price per share than previously had been suggested by the City, especially considering the valuation information presented by Boenning.
Mr. Montopoli met with representatives of Downer on April 30, 2010 and indicated to Downer that he would personally support before the Pennichuck Board, a price of $29.50 per share. During the course of the meeting, Downer indicated that the City was leaning against outsourcing the operations of the Company’s utilities to a third-party, and instead was inclined to maintain the Company’s corporate structure and to seek to retain Mr. Ware to continue to manage the utilities.
Mayor Lozeau met with Mr. Montopoli on May 4, 2010 and proposed to purchase all the common shares for $28.50 per share. Mr. Montopoli advised her that he would bring the proposal to the Pennichuck Board at its meeting on May 5, 2010.
The Board discussed the proposal at its May 5, 2011 meeting, noting that it, in the aggregate, it was substantially higher than the valuation that Mayor Lozeau indicated in December 2009 she was willing to support. The Board also viewed the potential new operating structure favorably, anticipating that it would both minimize adverse effects on the Company’s workforce other than at the officer level and could result in a more expedited review of the proposed transaction by the NHPUC. However, the Board’s consensus view was that the price per share was insufficient for a number of reasons including specifically the updated Downer valuation model which supported the Company’s contention that water sector valuations had been depressed during the recession, as well as recent market information suggesting that values for the Company’s 450 acres of undeveloped land were higher than the value that Downer attributed to those assets. The Board advised Mr. Montopoli that it could likely support a stock sale at $29.50 or a special dividend of $.50 coupled with a stock sale at $29.00 per share.
Mr. Montopoli communicated the Board’s counterproposal to Downer following the Board meeting, and on May 11, 2010, Mayor Lozeau reviewed the Board’s proposal with the City’s Board of Aldermen. Mayor Lozeau and Mr. Montopoli met again on May 21, 2010 at which time the Mayor proposed $29.00 per share for all the outstanding common shares of the Company. On May 25, 2010, Mr. Montopoli presented to the Board the City’s revised proposal and Boenning made a presentation regarding the $29.00 price, noting that this share price would result in transaction multiples that were in line with the multiples paid by investor-owned acquirers in historical acquisitions, even at the height of the water sector acquisition boom. Boenning further noted that, relative to municipal buyers, the City’s revised proposal would produce valuation multiples within the range of other negotiated settlements reached in lieu of eminent domain takings over the past decade. At the conclusion of the meeting, our directors unanimously authorized Mr. Montopoli to proceed with the negotiation of a definitive Merger Agreement at a price of $29.00 per share.
Negotiation of the Merger Agreement and Settlement Agreement
Negotiations regarding the terms of the Merger Agreement began in early June 2010 and continued through mid-September 2010. The City’s negotiating team consisted of the City’s Corporation Counsel, an external business consultant, and the City’s outside legal counsel. The Company’s negotiating team consisted of Mr. Leonard, Mr. Ware, and Roland Olivier, the Company’s General Counsel & Corporate Secretary. During the course of negotiations, the parties identified and resolved a variety of issues, a number of which reflected the complexities inherent in the City’s proposal to acquire a publicly traded company in the context of a settlement of an eminent domain proceeding. Said principal issues were:
Timing of the City’s Due Diligence: The City informed the Company that given the complexities of the potential transaction and the prior history of unsuccessful negotiations, the City was unwilling to commit to the expenditures necessary to complete appropriate due diligence until the City was reasonably confident that a definitive Merger Agreement could be negotiated. The Company and the City ultimately agreed that the City would defer its detailed financial, operational and environmental due diligence until the Company and the City negotiated the material terms of a Merger Agreement.
Timing of Board of Aldermen Approval and Ratification: By operation of New Hampshire law, the City cannot be legally bound by the terms of a Merger Agreement, even if fully executed, until such time as related public hearings are held and an affirmative public vote of at least two-thirds of the Board of Aldermen is obtained within a ninety (90) day period which approves and ratifies the Merger Agreement and the related financing. As a related matter, it was also the City’s position that it would not proceed with the public hearings unless the Company first executed and delivered the Merger Agreement. Consequently, the Company was faced with the prospect of announcing an executed Merger Agreement at a time when the City would not yet be bound by its terms. The City ultimately agreed that its Board of Aldermen would take a vote in executive session to approve the Merger Agreement and authorize the Mayor to sign the Merger Agreement, and so notify the Company of the results of such vote prior to the vote of our Board of Directors to approve the Merger Agreement. The Merger Agreement also included conditions providing that the City hold public hearings and the required two-thirds votes of the Board of Aldermen before the Agreement was binding on the City.
Circumstances triggering a Termination Fee: It was the City’s position that it was unwilling and unable to agree to any penalties or termination fees payable in connection with the termination of the Merger Agreement before the City held the appropriate public hearings and then obtained the required two-thirds vote of the Board of Aldermen. The City also was unwilling to agree to significant termination fees in the event the City terminated the Merger Agreement after the Merger Agreement became binding on the City. The Company and the City ultimately agreed that material termination fees would be payable by each party under various scenarios. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 72.
Settlement of Eminent Domain Dispute: The terms and conditions of the Settlement Agreement which was to be signed concurrently with the Merger Agreement and, unlike the Merger Agreement, was binding on the City when signed, provided for the termination of the eminent domain proceeding in the event the Merger is not completed, including as a result of the City not obtaining either a timely positive two-thirds vote of its Board of Alderman or the financing required for the Merger. The Settlement Agreement also contained a commitment by the City to vote to ratify the Merger Agreement and bond the required financing effect the closing of the Merger within 90 days after the effective date of the Merger Agreement.
Financing Contingency: The City initially proposed that termination of the Merger Agreement due to inability to complete financing for the Merger should be allowable without any penalty fee being charged to it. The Company’s position, on the other hand, has been that the City should be obligated to pay a termination fee if the City opted out to accept financing terms that generally were not materially more disadvantageous to the City than those prevailing as of the effective date of the Merger Agreement. The Company and the City ultimately agreed that the City shall be deemed to have waived its financing out of the Merger if it could have obtained debt financing having prescribed terms and conditions. The financing-related provisions of the Merger Agreement are discussed elsewhere in this Proxy Statement. See “The Merger Agreement — Financing” beginning on page 71.
At Pennichuck Board meetings on June 28, 2010, August 4, 2010, and September 10, 2010, Mr. Montopoli and Mr. Leonard updated the Board on the progress of the negotiations. During this same June to September 2010 time period, the City and the Company filed a series of motions with the NHPUC (separately and, in certain cases, jointly) in order to, among other things, establish a process by which the NHPUC would update the eminent domain valuation of the plant and property of Pennichuck Water and make a final determination of the price to be paid for such property.
Final negotiation of Merger Agreement terms; Approval by our Board and the City’s Board of Aldermen
On September 16, 2010, the City commenced its detailed financial, operational and environmental due diligence review. While the City was engaged in that review, the Company and its legal and financial advisors discussed with the City and its advisors, including bond counsel, various financial, legal and tax considerations relevant to the City’s ability to issue general obligation bonds to finance the Merger.

On October 19, 2010, the City’s business consultant contacted Mr. Leonard to inform him that the City’s due diligence teams had reported their findings to the City and to identify various questions or concerns that would require further information and/or negotiation. On October 28, 2010, Mr. Montopoli and Mr. Leonard advised the Board on the status of the City’s due diligence review and the Company’s planned responses to the issues identified by the City.
On October 29, 2010, representatives from Downer met with Messrs. Kreick, Montopoli, Leonard and Ware and reviewed the results of the City’s due diligence review. Downer informed the Company that, based on the results of the City’s due diligence review, the City was only willing to pay $27.50 per share for all Pennichuck shares. On October 30, 2010, a telephonic meeting was held which included Messrs. Kreick, Montopoli, Leonard and Ware, along with representatives from Downer and Boenning. During that call, the Company and Boenning responded to the issues raised by Downer at the October 29 meeting, and provided additional information to Downer. The Company also raised certain issues regarding its due diligence review of the City’s ability to finance the transaction as contemplated.
On November 7, 2010, the negotiating teams for the City and the Company, as well as Mayor Lozeau and Messrs. Kreick, and Montopoli and representatives from Downer and Boenning, all met to discuss the status of due diligence, the City’s revised share price proposal and various terms of the draft Merger Agreement. During those discussions, the parties agreed to various non-economic changes to the Merger Agreement to reflect matters identified by the City during its due diligence process. One of the principal changes was an undertaking by the Company to conduct certain environmental tests after the Merger Agreement was signed, and depending on the results of such testing, to take certain remediation actions. (The environmental testing done thereafter indicated no remediation was necessary.) The other principal change related to the regulatory approval condition, allowing the City to terminate the Merger Agreement with no penalty if the NHPUC did not approve rates sufficient to cover all of the operating cash flow obligations of each of the utilities and to allow the City to make all of its payments on the bonds issued to finance the Merger.
On November 9, 2010, negotiations continued among the City’s and the Company’s negotiating teams, as well as Mayor Lozeau and Messrs. Kreick, and Montopoli and representatives from Downer and Boenning, during which the terms of the Merger Agreement were finalized. The City withdrew its objection to paying $29.00 per share price. In exchange, the Company agreed that the City would have the right to terminate the Merger Agreement without penalty if the best available taxable interest rate on general obligation bonds exceeded 6.5%, down from the 7.0% level reflected in the draft Merger Agreement at the time the City commenced its due diligence review. A revised draft of the Merger Agreement was circulated for final review by the City and the Company. That evening, the City’s Board of Aldermen unanimously authorized the Mayor to sign the Merger Agreement on behalf of the City, and the results of that vote were communicated to the Company.
At a Company Board meeting on November 10, 2010, representatives of Boenning informed our Board that they were confident Boenning would be able to issue an opinion that the Merger Consideration of $29.00 per share was fair from a financial point of view to the holders of Pennichuck common stock, subject to normal due diligence. However, considering the fee that Boenning would be entitled to receive barring any change in market conditions and under its engagement letter with the Company upon delivery of the opinion and that the City would not be legally bound by the Merger Agreement unless and until the two-thirds majority vote requirement of the City’s Board of Aldermen was met, our Board determined that the fairness opinion should be delivered shortly after obtaining such vote. At the end of that meeting, our directors unanimously adopted the Merger Agreement and authorized Mr. Montopoli to sign the Merger Agreement on behalf of the Company.

On November 11, 2010, Mayor Lozeau and Mr. Montopoli executed the Merger Agreement on behalf of their respective organizations. The Company announced the signing of the Merger Agreement prior to the opening of the stock market on November 12, 2010.
On January 11, 2011, the City’s Board of Aldermen, by a vote of 14-1, approved both the Merger Agreement and the issuance of bonds necessary to finance the acquisition of the Company in accordance with the Merger Agreement. On January 26, 2011, Boenning delivered its opinion to our Board that the $29.00 share price is fair to Pennichuck shareholders from a financial point of view. See “The Merger — Opinion of Financial Advisor” beginning on page 38.
Closing of the Merger remains subject to approval by the NHPUC and the holders of not less than two-thirds of the outstanding shares of Pennichuck common stock, as well as the City’s ability to obtain appropriate financing after all conditions precedent have been met. The Company is unable to predict whether all the approvals, contingencies and other conditions precedent to a closing of the Merger will be obtained, resolved or satisfied, as applicable. In any event, the Company does not expect a closing to occur prior to the fourth quarter of 2011.
Consideration of Strategic Alternatives
From time to time since the commencement of the eminent domain proceeding, and especially since the 2010 NH Supreme Court decision affirming the 2008 NHPUC order, our Board has considered and evaluated the principal strategic alternatives available to the Company.
Sale of Pennichuck Water assets to the City
Our Board has opposed the July 2008 NHPUC eminent domain order since its issuance. We believe the dollar amount the City would have had to pay to Pennichuck Water pursuant to the NHPUC order to be inadequate principally because such a condemnation taking of assets by the City would be treated as a sale of assets for tax purposes that would trigger, absent tax deferral, an income tax liability in the range of $50 million, which would substantially erode the proceeds from the sale to the detriment of our shareholders. Similar economics would apply in the case of a negotiated sale of Pennichuck Water’s assets to Nashua.
We have considered deferral of this corporate-level tax by reinvesting the proceeds in like-kind property pursuant to certain provisions of the Internal Revenue Code. However, considering the geographic concentration of our operations, the two-year period within which reinvestment must occur, and the large dollar amount that would have to be reinvested, it would likely be difficult to find suitable replacement property that is fairly priced and makes good business sense to purchase. Therefore, we do not believe reinvestment in like-kind property is a feasible solution to this corporate-level tax issue.
Also, since Pennichuck Water comprises the substantial majority of our consolidated assets and revenues, a sale of its assets to Nashua would likely result in a winding up and liquidation of our entire business. This would require us to pay off all outstanding debt of approximately $60 million and sell off the Company’s remaining non-cash assets pursuant to the liquidation. Under the circumstances, it could prove difficult to obtain prices for these assets that fairly reflect their long-term value. Also, as part of a liquidation, the Company would likely incur substantial costs including costs associated with the termination and/or funding of its health and retirement plans, certain debt redemption premiums, severance costs and professional fees.
For the reasons stated above, a sale of the assets of Pennichuck Water to Nashua for a price materially similar to the $203 million set in the 2008 NHPUC order plus any Make-Whole Adjustment, whether on a forced or negotiated basis, compares unfavorably to the currently proposed Merger considering that the $203 million, adjusted for any Make-Whole Adjustment and for the net-of-tax amount realizable upon the sale of our then remaining assets, would be reduced by the amounts required to repay all of our then outstanding debt, the resultant income tax liabilities and the liquidation costs described above.
Furthermore, the Board also noted that since it is the City’s publicly stated position that the amounts specified in the NHPUC order are too much to pay for the assets of Pennichuck Water, there was little point to pursuing negotiations with the City centered around such an asset sale. In other words, since both the Company and the City find the economic terms of the 2008 NHPUC order and related Pennichuck Water asset sale to be unattractive, a negotiated sale of the assets of Pennichuck Water to Nashua on mutually agreeable terms is not likely to be achievable.
Continue on as an independent investor-owned utility executing established strategy
The elements of our established strategy are: (i) continue to prudently invest in our regulated utilities, (ii) acquire additional small and mid-size water systems in New Hampshire and other contiguous states, (iii) seek larger water utility acquisitions to expand into new geographic territories in the northeastern United States, (iv) grow our non-regulated water services business, and (v) commercialize our remaining undeveloped land portfolio in an environmentally responsible manner. Of course, concurrent with the execution of this strategy, the Company would be receptive to any acquisition proposal made by another investor owned utility that our Board determines is in the best interests of our shareholders.
Our Board, while being confident in management’s ability to execute this strategy over the long term, was aware at the time it approved the Merger Agreement, that the longstanding public knowledge of a possible acquisition of our business by Nashua in settlement of our eminent domain dispute, likely had a material effect on our share price prior to the announcement of the proposed Merger. In Boenning’s estimation, Pennichuck common stock could reasonably have been expected to trade at approximately $20 per share in 2010 if investors believed that acquisition of our business by Nashua in settlement of our eminent domain dispute would not occur for the foreseeable future. In evaluating the Merger Consideration, our Board considered, among other things, the advice of Boenning that it would likely take a significant period of time for Pennichuck common stock to trade at $29 per share absent inclusion of an acquisition premium and considering the various risks inherent in the Company actually achieving such a price.
The regulated return model, under which our utilities operate, features not only relatively low risk, but also relatively slow growth. Although our Board was aware that acquisitions could possibly accelerate our growth rate, it was mindful that the Company’s ability to complete acquisitions could be adversely affected by (a) the limited availability of target companies of appropriate size and price, (b) the fact that most acquisition candidates are geographically remote from Pennichuck’s New Hampshire base, and (c) the relatively illiquid trading market for Pennichuck common stock that would make stock-for-stock acquisitions relatively unattractive to the owners of potential acquisition targets.
Our Board was also aware that Nashua could initiate another eminent domain proceeding in the future while the above-described business plan is being executed. The current proceeding is not the first by Nashua against the Company and, under state law, the City could initiate another attempt in as little as two years after termination of the current proceeding. Next time, however, it would be doing so following a NH Supreme Court decision in which the Court affirmed a NHPUC order that an eminent domain taking of the operating assets of Pennichuck Water by the City of Nashua is in the public interest. Such a precedent could have significant negative ramifications for the Company depending on future facts and circumstances.

Seek to be acquired by another investor-owned utility in the near term future
As acquisitions are one of the few ways that a regulated investor owned utility can accelerate its growth, our Board was aware that one or more of the other publicly traded investor owned utilities active in the water industry would generally be interested in acquiring our business if the proposed Merger with Nashua were not consummated. Our Board was also of the view, however, that such interest would likely be tempered by concern that Nashua may be more inclined than other municipalities to initiate another eminent domain proceeding against our business for the reasons stated above.
The interest that another investor owned utility would have in our Company also would reflect the inability of an acquiring utility to earn a rate of return on the premium paid for another utility company. In general, state utility commissions throughout the U.S. and including the NHPUC, do not normally allow acquirer’s to earn a profit return on any premium paid for an acquired utility above book value. This has a negative effect on purchase offers since the acquirer cannot expect to earn a profit return on any such premium.
From the date of the Merger Agreement until its approval by our shareholders, our Board can furnish information and enter into discussions with a third party that has made an unsolicited acquisition proposal that constitutes a competing superior proposal or could reasonably be expected to result in a competing superior proposal. However, from the date of the Merger Agreement through the date of this Proxy Statement, no one has sought access to non-public information from the Company, nor sought to engage in other discussions with the Company or its advisors, nor made or indicated an intention to make an alternative acquisition proposal.
Our Board compared and contrasted the above-stated strategic alternatives to the currently proposed Merger and has determined that the proposed Merger is superior.
Reasons for the Merger and Determination of Pennichuck’s Board of Directors
The Board of Directors, acting with the advice and assistance of Company management and independent legal and financial advisors, evaluated the Merger proposal, including the terms and conditions of the Merger Agreement. If consummated, the Merger will enable our shareholders to realize a cash value of $29.00 for each of their shares of Pennichuck Corporation common stock.
The Board determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of our shareholders, and approved submission of the Merger and Merger Agreement to our shareholders for approval. In the course of reaching this determination, the Board considered the following substantive factors and potential benefits of the Merger, each of which the Board believes supported its decision (but which are not listed here in any relative order of importance):
•	The proposed Merger with the City at this time is preferable to the other strategic alternatives considered by the Board. See “The Merger - Consideration of Strategic Alternatives” above;

•	$29.00 per share in Merger Consideration represents an approximate 46% premium over a $19.85 implied trading price (i.e., without acquisition premium) for Pennichuck common shares as determined by our financial advisor, Boenning. Longstanding public knowledge of a possible acquisition in settlement of the eminent domain dispute between Pennichuck and Nashua has influenced Pennichuck’s share price and $19.85 represents Boenning’s estimate of a current trading price for Pennichuck shares that is implied by the application of the median price to earnings multiple for Pennichuck’s publicly-traded peers to Pennichuck’s last four quarters diluted earnings per share measured from September 30, 2010 and adjusted for non-operating eminent domain-related costs. For more information on the implied current trading price, see “The Merger - Opinion of Financial Advisor” which begins at page 38;

•	$29.00 per share in Merger Consideration represents an approximate 38% premium over the $21.00 per share price at which the Company sold approximately $7.8 million of our common stock in December 2009, less than one year before the announcement of the Merger Agreement;

•	$29.00 per share in Merger Consideration is 2.4 times the book value of Pennichuck stock as of September 30, 2010, the most recent quarter-end preceding the November 11, 2010 effective date of the Merger Agreement;

•	$29.00 per share is 34 times the Company’s trailing four (4) quarters diluted earnings per share measured from September 30, 2010 and adjusted for non-operating eminent domain-related costs;

•	the price to our shareholders of the proposed Merger at $29.00 per share compares favorably to what the price likely would have been had Nashua elected to take by eminent domain, pursuant to the 2008 order of the NHPUC as affirmed by the NH Supreme Court in 2010, the assets of our Pennichuck Water subsidiary. This is principally because (a) the $40 million mitigation fund required to be established by Nashua in the eminent domain proceeding would not have gone to our shareholders and (b) the required form of a condemnation taking (i.e., a corporate asset sale) would have triggered, absent tax deferral which we believe would not be feasible, a substantial income tax liability to Pennichuck Water that would have substantially eroded the proceeds from the sale;

•	the consummation of the proposed Merger between the Company and the City will eliminate outcome risk to our shareholders of another eminent domain proceeding against us at some point in the future. The current proceeding is not the first by Nashua against the Company and, under state law, the City could initiate another attempt in as little as two years after termination of the current proceeding. Any subsequent eminent domain proceeding, however, would be undertaken following a NH Supreme Court decision in which the Court affirmed a NHPUC order that an eminent domain taking of the operating assets of Pennichuck Water by the City of Nashua is in the public interest. Such a precedent could have significant negative ramifications for the Company depending on future facts and circumstances;

•	the financial analyses of Boenning presented to the Pennichuck Board indicating that the Merger Consideration is fair from a financial point of view to the holders of Pennichuck common stock;
The full text of Boenning’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Boenning, is attached as Annex B and is incorporated by reference into this Proxy Statement. In addition, the opinion is discussed in more detail below under the caption “The Merger - Opinion of

Financial Advisor” beginning on page 38. Pennichuck shareholders are urged to read the opinion of Boenning carefully in its entirety.
•	the efforts made by management, the Board and our legal advisors to negotiate and execute a Merger Agreement favorable to the Company and our shareholders;

•	the ability to recover from Nashua a termination fee of approximately $1,500,000 in monetary damages if it fails to consummate the Merger under certain circumstances; and

•	the Merger Consideration is payable in cash such that the Merger will allow our shareholders to realize a fixed amount of cash for their investment without the potential risks and uncertainty of non-cash Merger Consideration.
The Board of Directors also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the Merger to our shareholders (which are not listed in any relative order of importance):
•	negotiations on behalf of the Company were conducted by an experienced negotiations team comprised of three of our senior executives (the “Negotiations Team”) under the oversight of our President and CEO and the full Board;

•	the Board received advice and assistance in evaluating and negotiating the Merger Consideration and the legal and financial terms of the Merger Agreement from its own independent legal and financial advisors;

•	the terms and conditions of the Merger Agreement were the product of arm’s-length negotiations conducted by the Company’s Negotiations Team, its Board and our independent financial and legal advisors, on the one hand, and Nashua’s negotiating team, its mayor and their financial and legal advisors, on the other hand;

•	the Merger Agreement must be adopted by the holders of at least two thirds of the aggregate outstanding common shares of Pennichuck;

•	the ability of our Board under certain circumstances prior to the approval of the Merger Agreement by our shareholder’s, to respond to unsolicited proposals or offers relating or reasonably likely to lead to a competing superior acquisition proposal and transaction (as defined below and in the Merger Agreement) and, upon payment of a termination fee, to change its recommendation and terminate the Merger Agreement in order to accept the competing acquisition proposal; and

•	the availability of dissenters’ rights to holders of our common stock who comply with all of the required procedures under the New Hampshire Business Corporation Act, which allows such holders to demand that we purchase their shares for fair value (see “The Merger — Dissenters’ Rights”).
The Board also considered a variety of risks and other potentially negative factors concerning the Merger, including the following (which are not listed in any relative order of importance):

•	the disruption and potential harm to the Company’s relationships with its employees, vendors and customers caused by announcement of the execution of a Merger Agreement and the resulting uncertainty prior to consummation of the Merger;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business;

•	the restrictions on the conduct of the Company’s business prior to completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the restriction on the Company’s ability to pay dividends in excess of the dividend rate currently in effect;

•	U.S. persons who receive Merger Consideration will generally be subject to U.S. federal income tax;

•	the prohibition on soliciting, initiating or taking action to facilitate inquiries, proposals or offers that may lead to a competing superior proposal and/or transaction;

•	the requirement that, if the Merger Agreement is terminated under specified circumstances, we must pay a termination fee of between $250,000 and $5.5 million;

•	any recovery from Nashua if it fails to consummate the Merger under certain circumstances is limited to a termination fee of $1.5 million in monetary damages;

•	even if the Merger is not completed, the Company will be required to pay its legal and accounting fees and other miscellaneous fees and expenses;

•	the lack of assurance that all conditions to the parties’ obligations to consummate the Merger, including regulatory approvals and clearances and financing by Nashua, will be satisfied or that the Merger will be consummated, although the Board and the Company expect it to be consummated; and

•	the fact that under New Hampshire law, upon the execution of a Merger Agreement, the City would be required to release to the public certain theretofore confidential information regarding negotiations and other dealings between the parties, including the transcripts of executive sessions of the Board of Aldermen held since the beginning of the eminent domain dispute in 2002.
The foregoing discussion summarizes the material factors considered by the Board in its review of the Merger, but is not meant to be an exhaustive description of the information and factors considered by the Board. After considering these factors, the Board concluded that the positive factors relating to the Merger and the Merger Agreement outweighed the potential negative factors and unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our shareholders. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board’s decision to approve the Merger Agreement was based upon the totality of the information presented to and considered by it.
Our Board, at a Meeting on November 10, 2010, having received frequent reports and updates from management and our Negotiating Team, as well as recommendations from our independent legal and financial advisors described above, determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our shareholders; approved the Merger Agreement; and recommended that our shareholders approve the Merger Agreement. Our Board believes that the Merger offers our shareholders the greatest value for their shares in light of all relevant considerations as set forth in this Proxy Statement. However, in considering the recommendation of our Board for you to approve the Merger Agreement, you should be aware that there are provisions in the Merger Agreement and aspects of the Merger that will result in certain benefits to our executive officers and directors that are different from, or in addition to, the benefits received by our shareholders generally (see the section entitled “The Merger—Interests of Our Executive Officers and Directors in the Merger” beginning on page 46).
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE APPROVAL OF THE MERGER AGREEMENT
In considering the Board’s recommendation with respect to the Merger Agreement, the holders of our common stock should note that members of our management and directors of the Company may have interests in the Merger that may differ from or be in addition to those of our shareholders, and that members of the Board received fees for their services in attending special board meetings to periodically review and oversee the progress of the negotiations of the Merger Agreement by management. The Board was aware of these potential interests as they considered the Merger and the Merger Agreement. For more information, see “The Merger -Interests of Our Executive Officers and Directors in the Merger” beginning on page 46.
Pennichuck Projections and Information
In connection with the due diligence review of the Company by Nashua and its legal and financial advisors, and in the course of the negotiations with them, we provided certain non-public business and financial information. This information included detailed financial projections for the remainder of fiscal year 2010. Our actual results reported in our 2010 Form 10-K filed with the SEC and also available on our website at http://www.pennichuck.com/investor/proxy-materials.php were substantially consistent with the financial projection provided to Nashua and its legal and financial advisors. We also provided Nashua and its advisors with information regarding our general approach to rate case filings and timing of possible future rate filings and detailed information about costs that could potentially be eliminated if we were no longer a public entity.
The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. We also provided our financial advisor, Boenning, with the projected and actual results for 2010 and our projected results for 2011 in connection with the preparation of its opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the holders of the common stock in the Merger pursuant to the Merger Agreement.
Since we prepared these projections in 2010, we filed our Annual Report on Form 10-K that discussed the trends and other factors that have affected our past financial performance and that are likely to affect our future operating results. As reflected in that filing, the state of the economy in our service area and the effects of conservation efforts have reduced the demand for our water, which is a major driver of our operating results. However, the weather is the single biggest factor that results in increasing or decreasing the demand for our water. For example the cooler and wetter summer months of 2008 and 2009 significantly reduced the demand for water while the drier and hotter summer of 2010 resulted in a significant increase in water demand by our customers during 2010.
Opinion of Financial Advisor
The Board retained Boenning to act as its financial advisor in connection with its consideration of a potential transaction involving the Company. In connection with this engagement, the Board requested that Boenning provide its opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of the common stock. In selecting Boenning as its financial advisor, the Board considered, among other things, the fact that Boenning is a well-established investment banking firm with substantial experience advising companies in the water utility industry and has substantial experience providing financial advisory services in similar transactions. Boenning, as part of its investment banking business, is continuously engaged in the evaluation of businesses and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, and general corporate advisory services.
On January 26, 2011, at a Meeting of the Board held to evaluate the Merger, Boenning delivered to the Board its oral opinion, which was confirmed in writing as of that same date, to the effect that, as of January 26, 2011, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Boenning in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the consideration to be received by holders of the common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The issuance of the opinion of Boenning was approved by an authorized committee of Boenning. Boenning consented to the reference of its opinion and to the inclusion of its opinion in this Proxy Statement, in each case in accordance with the terms of Boenning’s written opinion, dated January 26, 2011.
The full text of Boenning’s written opinion to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. The following summary is qualified in its entirety by reference to the full text of the opinion. Boenning provided its opinion for the information and use of the Board in connection with its consideration of the Merger. Boenning’s opinion does not address, and should not be construed to address, any other aspect of the Merger, the relative merits of the Merger or the decision by the Company to enter into the Merger Agreement or any related transaction and does not constitute a communication or a recommendation to any holder of the common stock as to how or whether such holder should vote or act on any matters relating to the Merger or any other matters.
In arriving at its opinion, Boenning, among other things:
•	Reviewed the historical financial performance and current financial position of the Company;

•	Reviewed certain internal information relating to the business, furnished to Boenning by the Company, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of the Company;

•	Conducted discussions with management of the Company concerning its business and prospects, regulatory environment, as well as other matters that Boenning believed were relevant to its inquiry;

•	Reviewed the historical market prices and trading activity for the Company’s shares and compared them to that of certain publicly traded water companies deemed to be reasonably similar to the Company;

•	Compared the results of operations of the Company with that of certain public companies deemed to be reasonably similar to the Company;

•	Compared the proposed purchase price and financial terms of the Merger with the purchase price and financial terms of certain other mergers and acquisitions deemed to be relevant;

•	Analyzed the valuation of the Company’s common shares using various methodologies deemed appropriate;

•	Reviewed the final version of the Merger Agreement dated November 11, 2010; and

•	Reviewed such other financial information and analyses and performed such other investigations and took into account such other matters that Boenning deemed appropriate, including its assessment of general economic, market, monetary and other conditions as they existed on the date of its opinion.
In connection with its review, Boenning assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal, regulatory and tax matters, whether publicly available or otherwise provided to, reviewed by or discussed with it. Boenning has not assumed any responsibility for, nor independently verified any such information or physically inspected any of the Company’s facilities or assets. Boenning relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. Boenning relied upon financial forecasts regarding the Company that were furnished to it by the management of the Company, and that it was instructed to use, by the management of the Company and the Board, and Boenning was advised by the management of the Company and assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, had been reasonably formulated and reflected the best currently available estimates, judgments, allocations and assumptions of the management of the Company regarding the future financial performance of the Company. Boenning assumed no responsibility for, and expressed no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they are based. In arriving at its opinion, Boenning has not prepared, obtained or been provided with any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities. Boenning also assumed that there had been no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company since the date of the last financial statements provided to it.
Boenning’s opinion did not address, nor should it be construed to address, the relative merits of the Merger, or any alternative business strategies or transactions that may be, or have been, available to, or considered by, the Company, its Board or any committee thereof. Furthermore, Boenning’s opinion does not address Nashua’s ability to consummate the Merger. Boenning relied on management of the Company, the advice of counsel and independent accountants to the Company as to all legal, regulatory and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. Boenning was not requested to, and did not express any opinion regarding the tax effect of the Merger on the Company or the holders of common stock.
In rendering its opinion, Boenning assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without amendments or waivers of any terms or conditions in any manner material to its analysis, without any adjustment to the consideration to be paid to the holders of the common stock in the Merger (through offset, reduction, indemnity claims or otherwise) and that in the course of obtaining any legal, regulatory or other consents and/or approvals, no restrictions will be imposed or other actions taken that will adversely affect the Merger or the Company in any manner material to its analysis. The opinion of Boenning is necessarily based upon economic, market, financial and other conditions and information available to it as of the date of its opinion. Although subsequent developments may affect its opinion, Boenning does not have any obligation to update, revise or reaffirm its opinion. However, Company management has indicated that no material changes in the Company’s operations, performance or in any of the assumptions upon which Boenning based its opinion are expected to occur or have occurred since the date of Boenning’s opinion. The opinion of Boenning only addresses the fairness, as of January 26, 2011, from a financial point of view to the holders of the common stock of the consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other terms of the Merger or any other Agreements, arrangements or understandings entered into in connection with the Merger or otherwise. In rendering its opinion, Boenning expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Company or any of its affiliates, or any class of such persons, relative to the consideration to be received by the holders of the common stock in the Merger or with respect to the fairness of any such compensation.
In addition, Boenning did not consider, and Boenning expressed no opinion with respect to, the price at which the common stock might trade following the announcement of the Merger. Except as described above, the Board imposed no other instructions or limitations on Boenning with respect to the investigations made or the procedures followed by it in rendering its opinion. The issuance of Boenning’s opinion was approved by an authorized committee of Boenning.
The summary set forth below does not purport to be a complete description of the analyses performed by Boenning, but describes, in summary form, the material analyses performed by Boenning in connection with Boenning’s opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Boenning made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses together, could create a misleading or incomplete view of the processes underlying Boenning’s analyses and opinion.
Company Financial Analyses
Comparable Public Companies Analysis. Boenning reviewed and compared certain financial information and financial multiples relating to the Company and to comparable publicly-traded water utility companies. Boenning selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to Pennichuck.

The companies included in the comparable companies’ analysis were:
•	American Water Works Company, Inc.

•	Aqua America, Inc.

•	California Water Service Group

•	American States Water Company

•	SJW Corp.

•	Middlesex Water Company

•	Connecticut Water Service, Inc.

•	The York Water Company

•	Artesian Resources Corporation
Boenning calculated the financial multiples for the Company based on public filings, equity research, and the closing price of the common stock of $27.99 per share on January 24, 2011. With respect to the Company and each of the selected companies, Boenning calculated:
•	enterprise value, which is equal to the market value of common equity plus the book value of debt, less cash, as a multiple of the last twelve months’ (“LTM”) revenue as of 9/30 and estimated 2010 revenue;

•	enterprise value as a multiple of LTM 9/30 earnings before interest, taxes, depreciation and amortization, or EBITDA, and estimated 2010 EBITDA;

•	price as a multiple of 9/30 book value per share; and

•	price as a multiple of LTM 9/30 earnings per share, or EPS.
The following table presents the results of these analyses

	Selected	Selected
	Companies	Companies
	Range	Median

EV / LTM Revenue	2.56x — 7.47x	4.22x
EV / 2010E Revenue	2.52 — 7.41x	4.15x
EV / LTM EBITDA	8.5x — 12.9x	10.9x
EV / 2010E EBITDA	8.4x — 14.3x	10.3x
P / 9/30 Book Value Per Share	1.10x — 2.81x	1.79x
P / 9/30 LTM EPS	17.14x — 26.31x	23.10x
Boenning applied a blended change of control premium of 40% to the selected company multiples in the above analysis. The blended premium is based upon historical control premiums for transactions within the water utility sector and the median of transactions announced within the last twelve months across all sectors. Boenning also considered separately the value of the owned land of the Company. The land was valued at $6.1 million based on assumed annual land sales of $400,000. Applying the control premium to the range of selected company mean multiples above and adding the value of the land produces implied values for the Company’s diluted common stock of $26.97 — $33.52. Boenning evaluated these multiples based on its experience in the water utility sector and its professional judgment, taking into account the nature of the transaction and the Company’s business as compared to the selected companies. Boenning noted that the per share Merger Consideration to be paid in connection with the merger is $29.00.

Selected Transactions Analysis. Boenning reviewed the financial terms, to the extent publically available, of 25 selected transactions involving water utility companies since December 1996. Although none of the companies involved in the selected transactions are identical to the Company, nor are any of the selected transactions identical to the merger, Boenning chose the transactions in the selected transactions analysis because the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size or operations.
These transactions were (listed as target/acquirer):
•	Southwest Water Co. / Various

•	Eastern Connecticut Regional / The Connecticut Water Company

•	Aquarion Water Co. of NY / United Water Resources, Inc.

•	New York Water Service Co. / Aqua New York, Inc.

•	Aquarion Company / Macquarie

•	Utilities, Inc. / AIG Highstar Capital II, L.P

•	Monarch Utilities Inc. / Southwest Water Co.

•	Fairbanks Sewer & Water, Inc. / Terasen Water & Utility Services

•	Florida Water Services Co. / Florida Water Services Corp.

•	AquaSource, Inc. / Philadelphia Suburban Corp. (nka: Aqua America, Inc.)

•	Pennichuck Corporation / Philadelphia Suburban Corp. (nka: Aqua America, Inc.)

•	American Water Works Co. / Thames Water Ltd.

•	American Water New England / Aquarion Company

•	Utilities, Inc. / Nuon NV (nka: Alliander N.V.)

•	Chaparral City Water Company / American States Water Company

•	City Of Coatesville Authority / Pennsylvania-American Water Co.

•	E’Town Corporation / Thames Water Ltd.

•	SJW Corp. / American Water Works Co.

•	Citizens Communications Co. / American Water Works Co.

•	United Water Resources, Inc. / Suez Lyonnaise des Eaux

•	Aquarion Company / Yorkshire Water plc

•	Dominguez Services Corp. / California Water Service Group

•	National Enterprises Inc. / American Water Works Co.

•	Consumers Water Company / Philadelphia Suburban Corp. (nka: Aqua America, Inc.)

•	IWC Resources / Nipsco Industries, Inc.
For each of the selected transactions, Boenning calculated, to the extent information was available, the transaction enterprise value as a multiple of LTM Revenue, EBITDA and Customers, based on public filings and other publicly available information available at the time of the announcement of the selected transaction. Boenning also calculated the transaction price as a multiple of book value. Boenning then derived the implied transaction multiple ranges summarized below:

Selected Transactions

Enterprise Value as a Multiple of:	Range	Median
LTM Revenue	2.01x — 6.25x	5.27x
LTM EBITDA	10.4x — 38.2x	13.9x
Per Customer	$1,133 — $4,812	$2,852
Price as a Multiple of :
Book Value	2.36x — 3.45x	2.78x
Applying a range of median multiples derived from the comparable transactions analysis to corresponding financial data for the Company, Boenning calculated a range of implied equity value per diluted share of the Company’s common stock of $26.69 to $31.23. Boenning did not separately add the calculated value for the company’s land, as the implied multiples from the selected transactions account for this type of land sale activity as normal course of business for a water utility. Boenning noted that the per share Merger Consideration to be paid in connection with the merger is $29.00 and the per customer transaction value was $5,964.
Premiums Paid Analysis. Boenning reviewed the historical trading characteristics of Pennichuck’s common stock over the seven year period ended January 24, 2011 (two trading days prior to the Meeting of the Board when Boenning delivered its fairness opinion). Due to the public nature of events relating to this Transaction affecting the share price for a significant period of time prior to the public announcements of the Agreement, Boenning derived two surrogates for the fair and uninfluenced market value per share of Pennichuck common stock. The methodologies Boenning employed are as follows:
•	Recent Issue Price: The gross issue price of Pennichuck’s last common stock issuance, which occurred in December 2009 at a price of $21.00 per share.

•	Implied Current Market Price: The price per share implied by the application of the median price to earnings multiple of Pennichuck’s publicly-traded peers to the Company’s last twelve months earnings per share, adjusted for eminent domain costs over the same period. The implied uninfluenced stock price is $19.85.
Boenning analyzed five discrete samples of premiums data refined by metrics such as transaction announcement date, operating industry and total enterprise value.
The following table presents the results of this analysis:

Median
Premium
At 30-Days
Transactions across all industries announced within the last twelve months	40.80%
Transactions across all industries announced within the last twelve months, refined by enterprise values of $150 - $250 million	43.19%
All announced water utility transactions since 1996, refined by enterprise values of $150 - $250 million	32.00%
All announced water utility transactions since 1996	42.92%
Boenning measured each transaction price per share relative to each target’s closing price per share 30 days prior to the announcement of the selected transactions.
Boenning calculated ranges of implied equity values per diluted share of Pennichuck common stock of $27.72 — $31.38 and $26.20 to $29.67 using base prices of $21.00 and $19.85, respectively. The Merger Consideration of $29.00 compares favorably to the results of this analysis.

Illustrative Present Value of Future Share Price Analysis. Boenning employed a discounted dividend analysis to derive an indication of the theoretical present value per share of the Company’s common equity if the Company were to continue as a going concern.
This analysis was based upon certain assumptions including the Company’s 2011 earnings estimate (adjusted to exclude eminent domain costs of $0.5 million) as well as discussions held with management of the Company regarding their view on the Company’s growth prospects. Boenning utilized discount rates ranging from 6.0% to 8.0%, which were selected based upon the capital structure and trading characteristics of Pennichuck’s publicly-traded peers. Additionally, Boenning utilized terminal multiples of LTM earnings ranging from 22.0x to 24.0x. This range of multiples represents the range in which public companies similar to Pennichuck are currently trading.
Utilizing this methodology, the implied value per share of Pennichuck common stock ranged from $20.65 to $22.39 per diluted share.
Discounted Dividend Analysis. Boenning also employed a discounted dividend analysis to derive an indication of value for the Company’s common equity under a change-in-control scenario.
This analysis was based upon certain assumptions including the Company’s 2011 earnings estimate (adjusted to exclude eminent domain costs of $500,000) as well as discussions held with Pennichuck’s management regarding their view on the Company’s growth prospects. Boenning utilized discount rates ranging from 6.0% to 8.0%, which were selected based upon the capital structure and trading characteristics of Pennichuck’s publicly-traded peers. Additionally, Boenning utilized terminal multiples of LTM earnings ranging from 31.5 times to 33.5 times. This range of “take-out” multiples was derived from the median price to LTM earnings multiple of Pennichuck’s publicly-traded peers, and adjusted to represent a change-in-control transaction via a 41% control premium. The control premium of 41% is representative of the median control premium across all industries over the twelve months preceding this opinion.
Utilizing this methodology, the implied value of Pennichuck’s common equity ranged from $27.93 to $30.01 per diluted share.
Other Considerations
Boenning prepared the analyses described above for purposes of providing its opinion to the Board as to the fairness, from a financial point of view as of January 26, 2011, of the Merger Consideration to be received by the holders of the common stock in the Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which a Company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The analyses described above that are based upon forecasts of future results are not necessarily indicative of actual results in the future, which may be significantly more or less favorable than suggested by these analyses. These analyses are based upon numerous factors or events beyond the control of the parties or their respective advisors, and therefore are inherently subject to uncertainty. None of the Company, Boenning or any other person assumes responsibility if future results are materially different from those forecast. The type and amount of consideration payable in the Merger were determined through negotiations between Nashua and its advisors, on the one hand, and the Board and its advisors on the other hand. Boenning did not recommend any specific consideration to the Board or state that any given consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger agreement was solely that of the Board. As described above, Boenning’s opinion and analyses were only one of many factors taken into consideration by the Board in evaluating the Merger. Boenning’s analyses summarized above should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger or the consideration to be received in the

Merger. Boenning has been engaged to act as financial advisor to the Board in connection with the Merger and has received a fee of $250,000 upon delivery of its fairness opinion. Boenning also will receive an additional fee for such financial advisory services, a substantial portion of which is payable only upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of Boenning’s expenses and indemnify it against certain liabilities that may arise out of its engagement. Boenning and its affiliates have not received any other fees in the past two years in connection with investment banking advice and services provided to the Company.
Boenning and its affiliates provide full-service securities trading and brokerage services and a full range of investment banking advice and services, including financial advisory services, securities underwritings and placements. In the ordinary course of its business, Boenning and its affiliates may trade or otherwise effect transactions in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Delisting and Deregistration of Pennichuck Common Stock
If the Merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act would no longer apply to Pennichuck, including the requirement that we furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders. We will also no longer be required to file periodic reports with the SEC.
Accounting
For financial reporting purposes, the Merger will be accounted for by Nashua under a purchase price allocation where the assets and liabilities will be presented at their fair value.
Effects on Pennichuck if the Merger is not Completed
If Pennichuck shareholders do not approve the Merger Agreement, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Select Market. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the water industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our Board will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If our shareholders do not approve the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that our business, prospects or results of operations will not be adversely impacted. We may be required to pay Nashua’s expenses and certain termination fees as described in “The Merger Agreement—Termination Fees and Expenses.”

Interests of Our Executive Officers and Directors in the Merger
In considering the recommendation of our Board with respect to the Merger, you should be aware that the completion of the Merger will result in certain benefits being conveyed to one or more of our executive officers and/or directors that are different from or in addition to, the benefits that would be received by our shareholders generally upon completion of the Merger. Such benefits may include cash severance payments upon a change of control of the Company and termination of employment by the Company without “cause” or resignation by the executive for “good reason” (as such terms are defined in applicable employee agreements with the Company). Such benefits may also include: (a) cash bonus awards to executive officers under the 2011 Officer Bonus Plan that may be accelerated as to timing in the event of consummation of a Merger with Nashua, (b) post-employment lump sum reimbursement for part or all of the cost of certain employee benefits (e.g., healthcare insurance premiums), (c) tail liability insurance coverage for directors and officers, (d) indemnification and other insurance arrangements for directors and officers, and (e) accelerated vesting of employee stock options.
Severance and Change of Control Benefits
We have entered into Employment or Change of Control Agreements with all six of our executive officers (five of whom are Named Executive Officers) which generally provide that in the event of both a Change of Control of the Company (such as the completion of the proposed Merger with Nashua) and a termination of the executive officer’s employment by the Company without “cause” or resignation for “good reason” each as defined in their applicable agreements, such executive officer would receive a lump sum severance payment equal to two (2) times his/her annual base salary plus 18 to 24 months of the cost of continuing employee benefits (e.g., medical insurance premiums). In addition, the Company’s CEO would also receive an amount equal to two (2) times his annual target cash bonus of 40% of his then current annual base salary, as set forth in his employment agreement with the Company. Subject to the footnotes related to the CEO under the tables on pages 47 and 49 hereof, in the event that the excise tax imposed by Section 4999 of the Internal Revenue Code applies to any payment otherwise required to be made to the CEO pursuant to the terms of his employment agreement, an additional amount shall be paid to him such that the aggregate after-tax amount that he shall receive, shall have a present value equal to the aggregate after-tax amount that he would have received had such excise or penalty tax not applied.
With respect to a Merger with Nashua, the aggregate amount that could become payable to our six executive officers under these severance agreements would be approximately $2.6 million. Details regarding the severance amounts as of April 15, 2011 for each of our executive officers, including definitions of the terms used in the column headings, are shown below.

			Change of Control
			Followed by
			Termination
			Without Cause or
	Resignation	Termination without	Resignation for
	for Good Reason (1)	Cause (2)	Good Reason (3)
Name	($)	($)	($)
Duane C. Montopoli	297,066	297,066	816,131 (4)
Thomas C. Leonard	—	95,858	391,049
Donald L. Ware	—	205,288	410,576
Stephen J. Densberger	—	—	347,093
Roland E. Olivier	—	80,499	337,912
Bonalyn J. Hartley	—	—	327,427

(1)	Resignation for Good Reason generally is defined to mean (i) the assignment to the Executive of any duties or responsibilities inconsistent with the position and office held by the Executive immediately prior to such assignment, (ii) the material reduction in or loss of authority and responsibility, which authority and responsibility the Executive was empowered with immediately prior to such reduction or loss; or (iii) the requirement that the Executive be assigned to or based at, without his consent, any office or location other than one within a 30-mile radius of the Corporation’s Merrimack, New Hampshire headquarters.

(2)	Termination without Cause generally is defined to mean termination without the occurrence of gross or willful misconduct (including, without limitation, fraud or theft) on the executive’s part in the performance of his or her duties, or without the executive being convicted of a felony.

(3)	“Change of Control” generally is defined to have occurred if a shareholder or group of shareholders acting in concert obtains 51% of the voting power for the election of directors, or a transaction is completed after which the Company’s shareholders control less than 50% of the total voting power of the entity existing after the transaction is completed, a substantial change in the Board of Directors such that the current directors no longer represent a majority or a transaction or series of transactions that result in all or substantially all of the assets of the Company no longer being under the control of the Company. The Company believes that the Merger would meet the definition of a “Change of Control.”

(4)	Includes $21,000 which is subject to reduction or elimination to the extent it would otherwise be a parachute payment under Section 280G of the Internal Revenue Code.
Treatment of Stock Options
As of the Record Date, 198,636 shares of our common stock were subject to stock options granted under our equity incentive plans to our executive officers, all of which have exercise prices less than $29.00 per share. (No directors have been granted stock options.) Upon the consummation of the Merger, all outstanding options to acquire common stock held by our executive officers, like all other stock options held by our other employees, will vest in full and will then be canceled. In consideration for the cancelation of the options, the holder of any such option outstanding immediately prior to the effective time of the Merger will receive an amount equal to the number of shares of common stock underlying the option multiplied by the amount by which $29.00 exceeds the exercise price for each share of common stock underlying the options, without interest and less applicable withholding taxes. The number of unvested options held by the executive officers that is expected to accelerate upon consummation of the merger is 27,799.

The aggregate cash payment that will be made to these executives in connection with the accelerated vesting and cancelation of their options upon consummation of the Merger will be approximately $268,000, as detailed in the table below.
Details on the fair value associated with the acceleration of the stock options to each of our executive officers computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” is shown below.

Accelerated Stock Option
Values Following Change
of Control 
Name	($)
Duane C. Montopoli	77,707
Thomas C. Leonard	37,605
Donald L. Ware	48,567
Stephen J. Densberger	34,105
Roland E. Olivier	30,878
Bonalyn J. Hartley	38,853

	The stock option values above reflect the accelerated vesting of the executive officers anticipated unexercised stock options at December 31, 2011 priced at the difference between a closing price of $29.00 per share and the exercise price of the underlying stock on that date.
2011 Officer Bonus Plan
     The 2011 Officer Bonus Plan contains specific provisions designed in recognition of the possibility that a Merger with Nashua may close before the end of calendar 2011 or shortly thereafter and that absent such specific provisions, some of the Company’s executive officers might otherwise have no 2011 bonus opportunity regardless of their performance through the closing date. Variant II of the 2011 Officer Bonus Plan is intended to address this deficiency by providing to the officer participants in the 2011 Plan a cash bonus opportunity with respect, generally, to that portion of the year prior to the Merger closing date.
     The same bonus pool schedule applies to both Variant I and Variant II of the 2011 Officer Bonus Plan, although the potential bonus pool payout under Variant II is likely to be smaller because of a required scale-back adjustment if the Merger closing occurs before the end of the calendar year. It should also be noted that if “Company Wide Income” (as defined in the 2011 Plan) is less than 88% of budgeted income as of the applicable measurement date, no cash bonuses shall be payable under the 2011 Plan.
     Under Variant II, once the final bonus pool amount has been determined, it shall be paid out as cash awards to qualifying non-CEO Plan participants shortly prior to the Merger closing date. Of the final bonus pool amount, 60% shall be paid pro-rata to the non-CEO Plan participants based on their 2011 beginning base salaries and 40% shall be awarded on a discretionary basis among the same persons by the Compensation Committee of the Board of Directors based on an absolute and relative assessment of their individual performance for the year.
     Also if Variant II of the 2011 Officer Bonus Plan becomes applicable, the Company’s CEO shall be a participant in the plan for the purpose of establishing a bonus guideline for 2011 only.
     More specifically, if closing of a sale to Nashua occurs on or before March 15, 2012 and Variant II bonuses become payable to the non-CEO Plan participants, then the CEO’s separate bonus pool amount for 2011 shall be that amount equal to his 2011 beginning base salary multiplied by a percentage which is equal to 1.3 times the percent of covered compensation contributed into the non-CEO participants bonus pool. For example, since a $128,660 bonus pool for the non-CEO Plan participants represents 16.7% of their aggregate beginning base salaries, the CEO’s separate bonus pool amount would be 21.7% of his beginning base salary. Once determined, an amount up to the total of his bonus pool amount may be awarded to him at the discretion of the pre-sale Compensation Committee of the Board based on an assessment of his performance and otherwise subject to the terms of his employment agreement.
     The table below shows the range of bonus amounts under Variant II of the 2011 Officer Bonus Plan assuming actual Company Wide Income is either 88% or 112% of budgeted income (the level associated with the maximum bonus) and assuming the Merger closes in December 2011.

	Minimum Pro-rated	Maximum pro-rated
	Bonus	Bonus
Name	($)	($)
Duane C. Montopoli ‚	46,296	72,751
Thomas C. Leonard	21,047	33,073
Donald L. Ware	22,138	34,788
Stephen J. Densberger	19,378	30,452
Roland E. Olivier	18,993	29,847
Bonalyn J. Hartley	17,518	27,528

	If Company-wide income is less than 88% of budget, no bonuses will be paid under the Plan.

‚	Any bonus payment to Mr. Montopoli shall be at the discretion of the Compensation Committee and, in any event, shall be reduced to the extent it would otherwise be a parachute payment under Section 280G of the Internal Revenue Code.

Indemnification of Directors and Officers; Insurance
If the proposed Merger is consummated, each of our Company’s pre-Merger directors and officers will be indemnified and held harmless during the six-year period following the effective time of the Merger to the full extent permitted by law from any claims arising by virtue of his or her service as a director or officer, including in connection with the negotiation, execution and performance of the Merger Agreement. Each of these indemnified persons will be entitled to the advancement of expenses in defense of any claim, provided that such expenses shall be repaid if a court should determine in a final and non-appealable order that indemnification was prohibited by law. Nashua will be required to obtain directors and officers liability insurance providing coverage for such six year period, provided the annual premium for such coverage does not exceed 200% of the last annual premium paid before the effective time of the Merger.
Other Considerations
If the proposed Merger is consummated, we expect that none of the Company’s current directors will become directors of the surviving corporation after the Merger is completed. Neither the Company nor Nashua has made any loans to our current directors and executive officers.
Dissenters’ Rights
In connection with the Merger, our shareholders are entitled to dissenters’ rights under Sections 293-A:13.01 through 293-A:13.31 of the New Hampshire Business Corporation Act, provided that they comply with the conditions established by such Sections (the “Dissenters’ Rights Provisions”).
The discussion below is not a complete summary regarding each shareholder’s dissenters’ rights under New Hampshire law and is qualified in its entirety by reference to the text of the relevant provisions of New Hampshire law, which are attached to this Proxy Statement as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
A record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger, who otherwise complies with the statutory requirements of the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the New Hampshire Superior Court, Hillsborough South District (the “New Hampshire Court”), of the fair value of his, her or its shares of our common stock in lieu of the consideration that such shareholder would otherwise be entitled to receive pursuant to the Merger Agreement. All references in this summary of dissenters’ rights to a “shareholder” or “holders of shares of our common stock” are to the record holder or holders of shares of our common stock. Except as set forth herein, our shareholders will not be entitled to dissenters’ rights in connection with the Merger.
Under the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act, where a Merger is to be submitted for approval at a Meeting of shareholders, such as our Special Meeting, prior to the Special Meeting, a constituent corporation must notify each of the holders of its stock for whom dissenters’ rights are available that such dissenters’ rights are available and include in each such notice a copy of the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act. This Proxy Statement is the required notice to the record holders of our common stock.
Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions of the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act. Those conditions include the following:

•	Shareholders electing to exercise dissenters’ rights must not vote “for” the approval of the Merger Agreement. Voting “for” the approval of the Merger Agreement will result in the waiver of dissenters’ rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to approve the Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights.

•	A written demand to exercise dissenters’ rights and appraisal of shares must be filed with us before the taking of the vote on the Merger Agreement at the Special Meeting. The written demand to exercise dissenters’ rights should specify the shareholder’s name and mailing address, and that the shareholder is thereby demanding appraisal of his or her shares of our common stock. The written demand to exercise dissenters’ rights is in addition to and separate from a vote against the Merger Agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the approval of the Merger Agreement will not satisfy your obligation to make a written demand to exercise dissenters’ rights.

•	A demand to exercise dissenters’ rights must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand to exercise dissenters’ rights for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever dissenters’ rights the beneficial owners may have.
A shareholder who elects to exercise dissenters’ rights should mail or deliver his, her or its written demand to Pennichuck Corporation, 25 Manchester Street, P.O. Box 1947, Merrimack, NH 03054-1947, Attention: Corporate Secretary.
Within ten (10) days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our shareholders who have complied with the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act, and have not voted in favor of the approval of the Merger Agreement, supplying a form for demanding payment and setting a date by which the Company shall receive a payment demand from said dissenting shareholders, which demand date shall be no fewer than 30 days nor more than 60 days after the date the notice is delivered by the Company.
Upon receipt of a payment demand, the Company shall pay each dissenter, who has complied with Section 293-A:13.23 of the New Hampshire Business Corporation Act, the amount the Company estimates to be the fair value of his or her shares, plus accrued interest. The payment shall be accompanied by various financial information specified in Section 293-A:13.25 of the New Hampshire Business Corporation Act A dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his estimate, less any payment made by the Company. A dissenter waives his or her right to demand payment under Section 293-A:13.28 of the New Hampshire Business Corporation Act unless he or she notifies the

Company of his or her demand in writing within 30 days after the Company made or offered payment for his or her shares. If a dissenter’s demand for payment under Section 293-A:13.28 remains unsettled, the Company shall commence a proceeding within 60 days after receiving the payment demand and petition in the New Hampshire Court demanding a determination of the fair value of the shares of all dissenting shareholders, and accrued interest. We do not think it’s in the best interests of the Company and/or our shareholders to file an appraisal petition and shareholders seeking to exercise dissenters’ rights should not assume that we will initiate any negotiations with respect to the fair value of such shares.
Although our Board believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the New Hampshire Court and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration they would receive pursuant to the Merger Agreement. Moreover, we do not anticipate offering more than the Merger Consideration to any shareholder exercising dissenters’ rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act, the “fair value” of a share of our common stock is less than the Merger Consideration. In determining “fair value,” the New Hampshire Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the New Hampshire Court and assessed against the Company, except that the Court may assess costs against all or some of the dissenters, in amounts the Court finds equitable, to the extent the Court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment from the Company. The Court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the Court finds equitable in the circumstances, against the Company or the dissenting shareholders in accordance with the provisions of Section 293-A:13.31 of the New Hampshire Business Corporation Act.
Any shareholder who has duly demanded his or her right to exercise dissenters’ rights in compliance with the Dissenters’ Rights Provisions of the New Hampshire Business Corporation Act will not, after the effective time of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the Merger.
At any time within 60 days after the effective time of the Merger, any shareholder who has made a written demand for payment will have the right to withdraw his, her or its demand for payment and to accept the terms offered in the Merger Agreement. After this period, a shareholder may withdraw his, her or its demand for payment and receive payment for his, her or its shares only with our written consent. Any shareholder may withdraw such shareholder’s demand for payment by delivering to us a written withdrawal of his, her or its demand for payment and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the Merger will require our written approval and (i) that no appraisal proceeding in the New Hampshire Court shall be dismissed as to any shareholder without the approval of the New Hampshire Court, and such approval may be conditioned upon such terms as the New Hampshire Court deems just.
Failure by any of our shareholders to comply fully with the procedures described above and set forth in Annex C to this Proxy Statement may result in termination of such shareholder’s dissenters’ rights. In view of the complexity of exercising dissenters’ rights under New Hampshire law, any of our shareholders considering exercising these rights should consult with legal counsel.
Material U.S. Federal Income Tax Consequences of the Merger
The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders, other than Nashua, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive fact or different interpretations. Any such change could alter the tax consequences to our shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service, or the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our shareholders, other than Nashua, only and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a stock option or the Acquisition or disposition of Pennichuck shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect shareholders in light of their particular circumstances, including:
•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	shareholders who are liable for the U.S. federal alternative minimum tax;

•	shareholders who are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes;

•	shareholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.
The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that shareholders hold their common stock as a “capital asset” under Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, a U.S. person is defined as a beneficial owner of Pennichuck common stock that is:
•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.
For purposes of this discussion, a “non-U.S. person” is a beneficial owner of Pennichuck common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Partners of partnerships or other pass-through entities holding our capital stock are encouraged to consult their own tax advisors.
PENNICHUCK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.
Treatment of Holders of Common Stock
The conversion of Pennichuck common stock into the right to receive cash in the Merger will be a taxable transaction to U.S. persons. Generally, this means that a shareholder, other than Nashua, that is a U.S. person, will recognize a capital gain or loss equal to the difference between (1) the amount of cash the shareholder receives in the Merger and (2) the shareholder’s adjusted tax basis in the common stock surrendered therefore. This gain or loss will be long-term if the holder has held Pennichuck common stock for more than one year as of the date of the Merger. Under current law, any long-term capital gain recognized by a non-corporate shareholder that is a U.S. person will be subject to U.S. federal income tax at a maximum rate of 15%. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.
Given the actions taken by the City in commencing and prosecuting the eminent domain proceeding against our subsidiary Pennichuck Water, as well as the 2008 ruling by the NHPUC, as affirmed by the 2010 NH Supreme Court decision, confirming the City’s right to take Pennichuck Water’s assets by eminent domain, Pennichuck shareholders may be entitled to take the position that the Merger qualifies as an “Involuntary Conversion,” within the meaning of Section 1033 of the Code. The assets of Pennichuck Water represent substantially all of the assets of the Company on a consolidated basis. The IRS has ruled in a Private Letter Ruling (PLR 2001180) that in a similar factual situation, the cash consideration received by a shareholder in a merger did qualify as eligible property for purposes of Section 1033 and therefore that such shareholder was able to elect to defer recognition of the gain on that transaction by investing in qualified replacement property within two years from the effective date of that merger. In that Private Letter Ruling, qualified replacement property included equity securities of utility companies and interests in mutual funds that invested solely in equity securities of utility companies. Pennichuck shareholders should note that such Private Letter Ruling is not binding on the IRS with respect to any other taxpayer. We encourage each Pennichuck shareholder to consult with their own tax advisors prior to the effective time of the Merger to determine the particular tax consequences to them of the Merger and to consider whether to seek to defer recognition of some or all of the taxable gain by following the non-binding position taken by the IRS in the Private Letter Ruling referenced above.

Treatment of Holders of Holders of Common Stock exercising their Dissenters’ Rights
Under specified circumstances, a shareholder may be entitled to dissenters’ rights in connection with the Merger. If a shareholder that is a U.S. person receives cash pursuant to the exercise of dissenters’ rights, such shareholder generally will recognize gain or loss, measured by the difference between the cash received and such shareholder’s tax basis in such common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such shareholder’s income as ordinary income for U.S. federal income tax purposes. Shareholders who may exercise dissenters’ rights are urged to consult their own tax advisors.
Non-U.S. Persons
Any gain recognized by a non-U.S. person that is a shareholder upon the receipt of cash in the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (2) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (3) the non-U.S. person owned (actually or constructively) more than 5% of Pennichuck common stock at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes. The Company does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.
An individual non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (1)) will be subject to tax on such gain in the same manner as a U.S. person, as described above. In addition, a non-U.S. person that is a corporation may be subject to a U.S. corporate-level tax of 35%, as well as a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (2) above generally will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses.
Backup Withholding and Information Reporting
A Pennichuck shareholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the shareholder’s common stock in the Merger. The current backup withholding rate for 2011 is 25%, but this rate could change at any time. Backup withholding will generally not apply, however, to a shareholder who is a U.S. person and who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. Shareholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. In addition, certain non-U.S. persons such as certain nonresident aliens may establish an exemption from backup withholding by delivering the proper version of IRS Form W-8 certifying their non-U.S. status. Each shareholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as an IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a shareholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes the required information to the IRS in a timely manner.
Cash received in the Merger will also be subject to information reporting unless an exemption applies.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR SHAREHOLDERS’ GENERAL INFORMATION ONLY. ACCORDINGLY, OUR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.
Regulatory Matters
The Merger Agreement requires the Company and Nashua cooperate to take all actions that are necessary, proper and advisable to consummate and make effective the Merger, including using reasonable best efforts to obtain all actions, waivers, consents, approvals, orders and authorizations from all governmental authorities including, without limitation, the approval by the NHPUC. On February 4, 2011, the Company and Nashua filed with the NHPUC a Joint Petition for Approval of the Acquisition of Pennichuck Corporation by the City of Nashua (“Joint Petition”) along with a Motion to Consolidate the eminent domain proceeding between the parties (Docket No. DW 04-48) with the Joint Petition. On February 9, 2011, the NHPUC issued an Order of Notice accepting the Joint Petition, assigning it a Docket Number (DW 11-026), and ordering that a Prehearing Conference for DW 11-026, and a Procedural Conference for DW 04-048, be held on February 24, 2011. The Conferences were held on February 24, 2011 at which time the Company, Nashua and various interested parties (“Interveners”) provided their preliminary statements of their positions regarding the Joint Petition and Motion to Consolidate. Immediately following, all parties who attended the Prehearing Conference participated in a Technical Session to review the Joint Petition and establish a recommended Procedural Schedule for Docket No. DW 11-026. On March 3, 2011, the NHPUC finalized the Procedural Schedule for the Joint Petition. According to the Procedural Schedule, a hearing on the merits of the Joint Petition will be held before the NHPUC Commissioners on July 27-29, 2011 following the normal and customary due diligence by the NHPUC staff and the Interveners in accordance with the Procedural Schedule. The Company anticipates, but cannot guarantee, that an order will be issued by the NHPUC with respect to the Joint Petition by the end of the third quarter of 2011.
Notwithstanding the execution of the Merger Agreement with Nashua as of November 10, 2010, or the Joint Petition filed by the Company and the City requesting NHPUC approval of the proposed Merger with Nashua, a finding that (i) the March 2010 NH Supreme Court decision affirming the NHPUC’s July 2008 order in its entirety, or some other event prior to the November 11, 2010 effective date of the Merger Agreement with Nashua, constituted the “final determination of the price to be paid for the plant and property” in accordance with New Hampshire utility municipalization statute RSA 38, Section 38:13, and that (ii) no affirmative ratifying vote of Nashua’s Board of Aldermen was obtained within the 90 day period thereafter as prescribed by law, it could be argued that the current eminent domain proceeding has been terminated and that, accordingly, a two (2) year waiting period has been triggered with respect to any consensual settlement process between the Company and the City. The Company and the City do not adhere to this view. It is our position that prior to November 11, 2010 there was no “final determination of the price to be paid” by Nashua because the price determined by the NHPUC was for assets owned by Pennichuck Water as of December 31, 2008, not the assets owned thereafter by Pennichuck Water that would be subject to condemnation taking by the City. Furthermore, it is the position of the Company and the City that with respect to the November 11, 2010 effective date of the Merger Agreement, the requisite affirmative ratifying vote of the Board of Aldermen was obtained on January 11, 2011, which was within the required 90-day period.
State Regulatory Matters
Additionally, the Merger is subject to regulatory approval or, in certain instances, advance notification in New Hampshire where the Company operates its regulated business. As noted above, those regulatory applications have been submitted to the respective state agencies and the parties to the Merger Agreement contemplate approval of the applications in due course. New Hampshire requires prior application and approval by the NHPUC before the Merger can be completed.
Other
U.S. federal and state laws and regulations may require that the Company or Nashua obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, other governmental authorities in connection with the Merger.
The parties to the Merger Agreement have agreed to cooperate with each other in connection with the foregoing and to notify each other promptly following the receipt of any comments from any governmental authority. In particular, the parties to the Merger Agreement have agreed to cooperate to promptly develop a mutually acceptable plan to obtain all consents, approvals, orders and authorizations from all state public utility commissions, state public service commissions, departments of public health, departments of health, and similar state regulatory bodies as expeditiously as reasonably practicable and without undue expense. We have also agreed to consult with Nashua prior to making some filings and to consider in good faith Nashua’s comments with respect to such filings.
Certain Relationships
There are no material relationships between Nashua and Merger Sub or any of their respective affiliates, on the one hand, and Pennichuck or any of our affiliates, on the other hand, other than in respect of the Merger Agreement.
Litigation Related to the Merger
As of the date of this Proxy Statement, we are not aware of any class action lawsuits, or other lawsuits, claims or demands of any kind related to the proposed Merger filed against the Company, any of our directors, Nashua, and/or Merger Sub.
THE MERGER AGREEMENT
The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.
The description of the Merger Agreement in this Proxy Statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company and Nashua as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Agreement, including qualifications set forth on the disclosure schedules to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Any specific material facts of which we are currently aware that materially qualify or contradict the representations and warranties in the Merger Agreement have been disclosed in this Proxy Statement or the Company’s Annual Report on Form 10-K, which are available on the Company’s web site.
Effective Time of the Merger
The closing of the Merger will take place as soon as practicable, but in no event later than five business days after the satisfaction or waiver of all conditions to completion of the Merger. As part of the closing, Nashua will file a certificate of merger with the Secretary of State of the State of New Hampshire, and the effective time of the Merger will occur at such time as the certificate of merger is so filed (or such later time as provided in the certificate of merger).
Structure of the Merger
At the effective time of the Merger, Merger Sub will merge with and into the Company. The Company will survive the Merger, as the “surviving corporation,” and continue to exist after the Merger as a wholly-owned subsidiary of Nashua. Following completion of the Merger, Merger Sub’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving corporation. At the closing of the Merger, Nashua shall designate the directors and officers of the surviving corporation.
Treatment of Company Securities in the Merger
Company Common Stock
At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive the Merger Consideration, subject to adjustment for any stock split, stock dividend or combination of stock that may occur prior to the Effective Time of the Merger, without interest and less any applicable withholding taxes, other than shares of Company common stock that are:
•	held in the treasury of the Company or owned by Nashua, Merger Sub or any direct or indirect subsidiary of Nashua or of the Company immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration;

•	held by any of our wholly-owned subsidiaries, which shares will remain outstanding but without any right to the consideration payable in the Merger; and

•	held by a shareholder who properly demands statutory dissenters’ rights in accordance with applicable law.
After the effective time of the Merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the Merger will represent only the right to receive the Merger Consideration without any interest. The Merger Consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options
On the fifth business day prior to the scheduled effective time, each outstanding option to acquire our common stock, whether or not vested or exercisable, will become fully vested and exercisable. Any option exercised by the holder thereof prior to the effective time shall be entitled to receive the Merger Consideration, subject to any required withholdings and less any amount owed pursuant to the exercise thereof, in accordance with the Merger Agreement. Upon the effective time, any option not exercised will be canceled and will cease to represent a right to purchase shares of our common stock, and thereafter represent the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by

•	the excess, if any, of the Merger Consideration over the exercise price per share of such option.
Dissenting Shares
Our shares of common stock that are outstanding immediately prior to the effective time of the Merger and that are held by holders who have properly demanded in writing to exercise dissenters’ rights for such shares in accordance with the New Hampshire Business Corporation Act (the “NHBCA” and such shares, the “dissenting shares”) will not be converted into, or represent the right to receive, the Merger Consideration per share in cash, without interest and less any applicable withholding taxes. Instead, the holders of the dissenting shares will be entitled to receive, after the effective time, payment of the fair value of the dissenting shares held by them, as determined in accordance with the NHBCA. All dissenting shares held by holders who have failed to perfect or who effectively have withdrawn or lost their rights to exercise dissenters’ rights of such dissenting shares will then cease to be dissenting shares and be deemed to have been converted into, as of the effective time, the right to receive the Merger Consideration per share in cash, without interest and less any applicable withholding taxes. See also Dissenters’ Rights on page 50 above.
Exchange and Payment Procedures
At or prior to the effective time of the Merger, Merger Sub will deposit with a U.S. bank or trust company reasonably acceptable to the Company (the “paying agent”) an amount of cash sufficient to pay the Merger Consideration in respect of each share of common stock converted into the right to receive cash pursuant to the Merger Agreement. Promptly after the effective time of the Merger (but in no event later than five business days after the effective time), the surviving corporation will cause to be mailed a letter of transmittal and instructions to each holder of record of our common stock (each such holder is a shareholder that holds stock in its own name as of the effective time of the Merger and is referred as the “registered shareholder”). The letter of transmittal and instructions will tell the registered shareholder, among other things, how to surrender their stock certificates or book-entry shares in exchange for the Merger Consideration. (If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the Merger Consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory dissenters’ rights in accordance with the NHBCA.)
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered shareholders will not be entitled to receive the Merger Consideration until they surrender or transfer their stock certificates or book-entry shares, as applicable, to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. Nashua and the surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.
At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the Merger Consideration.
Neither the paying agent nor the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any abandoned property, escheat or other similar law. If any certificate has not been surrendered prior to five years after the effective time (or immediately prior to such date on which the Merger Consideration in respect of such certificate would otherwise escheat or become the property of any governmental entity), such shares, cash, dividends, or distributions in respect of such certificate shall become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.
If you have lost a certificate, or if it has been stolen, mutilated or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to comply with the replacement requirements established by the surviving corporation, including, if necessary, the posting of a bond in an amount reasonably satisfactory to the surviving corporation to protect the surviving corporation against any claim that may be made against it with respect to that certificate.
Representations and Warranties
We make various representations and warranties in the Merger Agreement to Nashua and Merger Sub, which may be subject to important limitations and qualifications set forth in the Merger Agreement and the disclosure schedules thereto. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this Proxy Statement. Our representations and warranties in the Merger Agreement relate to, among other things:
•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ certificate of incorporation and Bylaws (as defined in this Proxy Statement) and equivalent organizational documents;

•	our capitalization, including the number of shares of our common stock, preferred stock, stock held in treasury, stock-based awards and stock options;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including that our Board, in accordance with the NHBCA, has approved and declared advisable the

Merger Agreement, the Merger and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or material agreements with third parties as a result of entering into the Merger Agreement and performing our obligations under the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	possession of permits, franchises, licenses, orders, approvals, consents and other similar authorizations necessary to operate our business in compliance with applicable legal requirements;

•	our SEC filings since December 31, 2009, including the financial statements contained therein;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of a Company Material Adverse Effect (as defined below), undisclosed liabilities, and certain other changes, events, circumstances or developments related to the Company or our subsidiaries since December 31, 2009;

•	legal proceedings and governmental orders;

•	employment matters, employment agreements, labor matters affecting the Company or our subsidiaries, and the Company’s and our subsidiaries’ employee benefit plans and stock option plans;

•	title to real and personal property;

•	the quality, quantity, and safety of water supplied by us with respect to applicable standards;

•	the regulation of our subsidiaries as public utilities in New Hampshire and the regulation of the Company and/or our subsidiaries in other states;

•	tax, intellectual property, environmental, and insurance matters; and

•	capital budget and pending capital projects.
As used in the Merger Agreement, the term “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a ‘Company Material Adverse Effect” on the business, assets, financial condition, or past or future operations of the Company and our subsidiaries, taken as a whole, except for the following:
i.	facts, circumstances, events or changes (a) generally affecting the industry in which the Company operates, (b) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (c) resulting from any political conditions or developments in general, (d) reflecting or resulting from changes or proposed changes in law

(including rules and regulations) or interpretations thereof or GAAP, or (e) resulting from actions of the Company or any of our subsidiaries which Nashua has expressly requested or consented to in writing;

ii.	any change in the price of the Company common stock on the NASDAQ stock exchange or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such change or failure may, to the extent applicable, be considered in determining whether there is a “Company Material Adverse Effect”); or

iii.	any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, the Merger Agreement and the transactions contemplated hereby; provided, however, that this shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into the Merger Agreement and the consummation of the Merger.
The Merger Agreement also contains various representations and warranties made by Nashua and Merger Sub to us which may be subject to important limitations and qualifications set forth in the Merger Agreement. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this Proxy Statement. These representations and warranties relate to, among other things:
•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement; and

•	the accuracy of information supplied for inclusion in this Proxy Statement.
The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger.
Conduct of Our Business Pending the Merger
For the period between November 10, 2010 and the effective time of the Merger, we and our subsidiaries have agreed:
•	to conduct our business in all material respects in the ordinary course of business consistent with past practice; and

•	to use reasonable commercial efforts to: (a) preserve intact our business organization, (b) preserve our current relationships with governmental entities, customers, suppliers and other persons with whom we have business dealings; (c) retain the services of our current officers and employees, (d) preserve our material assets, rights, and properties in good condition, and (e) suspend the future issuance of shares the Company’s common stock under the Company’s stock purchase plan.
By way of amplification and not limitation of the foregoing, under the Merger Agreement, we and our subsidiaries have also agreed not to take any of the following actions until the effective time of the Merger unless Nashua gives its prior written consent thereto or such action is expressly permitted by the Merger Agreement:
•	adjust, split, combine, subdivide or reclassify any of our capital stock or other equity interests, or otherwise amend, modify or waive any term of any of our outstanding capital stock or equity interests;

•	make, declare or pay any dividend or other distribution on our capital stock or other equity interests, or redeem, purchase or otherwise acquire any of our capital stock or other equity interests, except that we can continue to pay cash dividends consistent with past practices on our common stock (but not in excess of $0.185 per share per quarter);

•	issue, sell, transfer or grant to any person any right to acquire any shares of our capital stock or equity interests, except in the ordinary course of business consistent with past practice pursuant to the exercise of outstanding Company stock options;

•	enter into any Agreement with respect to the voting of our capital stock or other equity interests;

•	amend our articles of incorporation or By-laws or other comparable charter or organizational documents;

•	except as substantially consistent with the Company’s past practices, and except for purchases of property, plant, equipment, inventory and supplies in the ordinary course of business substantially consistent with such past practice, acquire or agree to acquire (a) a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (b) any assets that are material, individually or in the aggregate, to the Company and our subsidiaries taken as a whole, or (c) any water system;

•	except as disclosed in the disclosure schedules, (a) grant to any current or former director or executive officer of the Company or any of our subsidiaries any material increase in compensation, except in the ordinary course of business and generally consistent with past practices, (b) grant to any current or former director or executive officer of the Company or any of our subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 2009, (c) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer or enter into or amend any other transaction that would be or is subject to proxy statement disclosure pursuant to SEC regulations,

(d) establish, adopt, enter into or amend in any material respect the Company’s labor contract or any other collective bargaining agreement, (e) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under the Company’s labor contract or any other collective bargaining agreement, or (f) forgive any indebtedness of any employee of the Company or any of our subsidiaries in excess of $25,000 in the aggregate;

•	make any change that, individually or in the aggregate, is material to the Company’s information systems or any accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and our subsidiaries except insofar as may have been required by a change in GAAP;

•	sell, transfer, mortgage, license, cancel, abandon, lease, pledge, encumber, divest or otherwise dispose or restrict the use of any properties, rights, assets or lines of business having a value in a single transaction of less than $50,000 or less than $150,000, except in the ordinary course of business;

•	except as disclosed in the disclosure schedule or consistent with the Company’s past practice, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of any person, (b) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (c) guarantee any debt securities of any person, or (d) make any loans to, or investments in, any person, other than loans to or investments in the Company or any direct or indirect wholly-owned subsidiary of the Company;

•	make or agree to make any capital expenditures in excess of $300,000 except the applicable capital expenditure amounts set forth in the disclosure schedules or our capital budget forecast for 2011;

•	pay, discharge or satisfy any claims, liabilities or obligations in excess of $50,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business substantially consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in reports filed with the SEC or incurred in the ordinary course of business substantially consistent with past practice, (b) cancel any indebtedness owed to it in excess of $50,000 individually or in the aggregate or waive any claims or rights of substantial value, or (c) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of our subsidiaries is a party;

•	enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in any case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company or any of our subsidiaries without penalty);

•	except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any material contract, other than as disclosed in the disclosure schedule;

•	except with respect to the eminent domain dispute between the Company and Nashua, commence any litigation or arbitration other than in accordance with past practice or settle any other litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement the Company or any of the Company’s subsidiaries would agree to any restrictions on its operations, or which relates to the Merger Agreement or the transactions contemplated hereby;

•	elect or appoint any director or officer of the Company or any Company subsidiary, except as necessary to replace in the ordinary course of business any director or officer who ceases to be a director or officer of the Company or any Company subsidiary;

•	take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in the Merger Agreement;

•	liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction of the Company and/or any Company subsidiary;

•	make any material election with respect to Taxes (in the ordinary course of business substantially consistent with recent past practice) or settle or compromise any material Tax liability or refund; or

•	invest funds in debt securities or other investments maturing more than 60 days after the date of investment, except as disclosed in the disclosure schedule; or

•	enter into any contract with respect to, or otherwise authorize, agree or commit to do any of the foregoing actions.
No Solicitation of Transactions
We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to use our reasonable best efforts to cause our accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives not to, directly or indirectly:
•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonable be expected to constitute, a Company Alternative Proposal (as defined below);

•	enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the “no solicitation” provisions of the Merger Agreement;

•	withdraw, modify or propose publicly to withdraw or modify, in a manner adverse to Nashua, the Company’s recommendation to our shareholders to approve the Merger and approve the Merger Agreement;

•	agree to, approve, endorse or recommend any Company Alternative Proposal;

•	authorize or permit any of the Company’s subsidiaries’ representatives to take any such action; or

•	enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal.
In the Merger Agreement, a “Company Alternative Proposal” is generally defined as any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any third party (other than a proposal or offer by Nashua) relating to:
•	any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals,” in each case involving the Company;

•	the acquisition by any third party or group of third parties, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of the Company and its subsidiaries;

•	the acquisition by any third party or group of third parties of twenty percent (20%) or more of any class of equity securities of the Company; or

•	any tender offer or exchange offer that, if consummated, would result in any third party or group of third parties beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.
Despite the foregoing restrictions, at any time prior to our shareholders’ approval of the Merger Agreement, our Board can furnish information to, and enter into discussions and negotiations with, a third party that has made an unsolicited Company Alternative Proposal (that did not arise or result from a breach the Company’s obligations described above with respect to a Company Alternative Proposal) that constitutes a competing Company Superior Proposal (as defined below), or that the Board has concluded, in its good faith, after consulting with its financial advisors and outside legal counsel, that such Company Alternative Proposal could reasonably be expected to result in a Company Superior Proposal.
In the Merger Agreement, a “Company Superior Proposal” is generally defined as a Company Alternative Proposal that:
•	relates to (i) the acquisition by any third party or group of third parties, directly or indirectly, of fifty percent (50%) or more of the consolidated assets of the Company and its subsidiaries, (ii) the acquisition by any third party or group of third parties of fifty percent (50%) or more of any class of equity securities of the Company, or (iii) any tender offer or exchange offer that, if consummated, would result in any third party or group of third parties beneficially owning fifty percent (50%) or more of any class of equity securities of the Company; and

•	the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger.
We must notify Nashua orally and then in writing within 24 hours after we receive a Company Alternative Proposal. This notice must specify the material terms and conditions of such Company Alternative Proposal and identify the third party making Company Alternative Proposal.
In connection with a Company Alternative Proposal that constitutes or is reasonably likely to lead to a Company Superior Proposal, our Board may make a change in its recommendation or recommend the Company Superior Proposal and it may then terminate the Merger Agreement and enter into a definitive agreement to effect the Company Alternative Proposal competing transaction, provided:
•	the Company has provided written notice to Nashua in writing within 24 hours advising it that our Board has received a Company Superior Proposal, specifying the material terms and conditions of such Company Alternative Proposal, identifying the third party making the Company Alternative Proposal and indicating that our Board intends to change its recommendation to our shareholders and/or recommend the Company Superior Proposal; and

•	Nashua does not, prior to five business days after its receipt of the notice of the Company Superior Proposal, make a matching offer, amend the terms of the Merger Agreement and/or increase the Merger Consideration, that leads our Board to determine, in its good faith judgment (taking into account any changes or amendments to the terms of the Merger Agreement proposed in writing by Nashua to us) that the proposal giving rise to the written notice to Nashua does not continue to constitute a Company Superior Proposal.
Access to Information
From the date of the Merger Agreement until the effective time of the Merger, but subject to legal, governmental order and other restrictions, we have agreed to (and to cause our subsidiaries to): (a) provide to Nashua and its representatives reasonable access, during normal business hours and upon reasonable notice by Nashua, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their books and records, (b) furnish to Nashua and its representatives such financial and operating data and other information as Nashua or its representatives may reasonably request, and (c) furnish to Nashua such information concerning our and our subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects as Nashua or its representatives may reasonably request.
Each party to the Merger Agreement has agreed to comply with the Confidentiality Agreement between the Company and Nashua, which is incorporated into Annex A to this Proxy Statement.
Eminent Domain Settlement Agreement
Concurrently with the signing of the Merger Agreement, the Company and Nashua entered into a Settlement Agreement whereby the Company and Nashua have agreed to settle all claims, controversies and disputes between the parties in NHPUC eminent domain proceeding (“Docket No. DW 04-048”). The Company and Nashua have agreed that the petition filed by Nashua in Docket No. 04-048 should be dismissed with prejudice in the event the Merger Agreement is terminated for any reason, except to the extent necessary for the NHPUC to approve the Merger and the transactions contemplated by the Merger Agreement. The Company and Nashua have executed a Joint Notice of Withdrawal and Motion for Dismissal with Prejudice and deposited such Withdrawal Notice and Motion for Dismissal with an escrow agent. Upon termination of the Merger Agreement, the Company has the right, upon providing five (5) days prior written notice to the escrow agent and Nashua to direct the escrow agent to release the Withdrawal Notice and Motion for Dismissal to the Company’s attorneys. Promptly after the escrow agent disburses the Withdrawal Notice and Motion for Dismissal, the Company shall cause its attorneys to file the Withdrawal Notice and Motion for Dismissal with the NHPUC. A copy of the Settlement Agreement, and the related Escrow Agreement, is set forth as Exhibit C to the Merger Agreement in Annex A.
Parties’ Cooperation to Complete the Merger
Each of the parties to the Merger Agreement agrees to cooperate with one another and take all actions that are necessary, proper and advisable to complete the Merger, and to accomplish the following as promptly as reasonably practicable following the date of the Merger Agreement:
•	taking all actions to satisfy the conditions to completion of the Merger, as set forth in the Merger Agreement;

•	obtaining all necessary actions, waivers, consents, approvals, orders and authorizations from governmental authorities, and making all necessary registrations, declarations, notifications and filings to obtain all approvals or waivers from governmental authorities; and

•	obtaining all necessary consents, approvals or waivers from third parties.
The parties to the Merger Agreement have further agreed to notify each other promptly following the receipt of any comments from any governmental authority. In particular, the parties to the Merger Agreement have agreed to cooperate to promptly develop a mutually acceptable plan to obtain all consents, approvals, orders and authorizations from the New Hampshire Public Utility Commission (NHPUC), the New Hampshire Department of Environmental Services and other similar state agencies and regulatory bodies as expeditiously as reasonably practicable and without undue expense.
On February 4, 2011, the Company and Nashua filed with the NHPUC a Joint Petition for Approval of the Acquisition of Pennichuck Corporation by the City of Nashua (“Joint Petition”) along with a Motion to Consolidate the eminent domain proceeding between the parties (Docket No. DW 04-48) with the Joint Petition. On February 9, 2011, the NHPUC issued an Order of Notice accepting the Joint Petition, assigning it a Docket Number (DW 11-026), and ordering that a Prehearing Conference for DW 11-026, and a Procedural Conference for DW 04-048, be held on February 24, 2011. The Conferences were held on February 24, 2011, at which time the Company, Nashua and various interested parties (“Interveners”) provided their preliminary statements of their positions regarding the Joint Petition and Motion to Consolidate. Immediately following, all parties who attended the Prehearing Conference participated in a Technical Session to review the Joint Petition and establish a recommended Procedural Schedule for Docket No. DW 11-026. On March 3, 2011, the NHPUC finalized the Procedural Schedule for the Joint Petition. According to the Procedural Schedule, a hearing on the merits of the Joint Petition will be held before the NHPUC Commissioners on July 27-29, 2011 following the normal & customary due diligence by the NHPUC staff and the Interveners in accordance with the Procedural Schedule. The Company anticipates, but cannot guarantee, that an order will be issued by the NHPUC with respect to the Joint Petition by the end of September 2011.

Shareholders’ Meeting
In the Merger Agreement, we have agreed:
•	to duly call, give notice of, convene and hold a Meeting of our shareholders as promptly as practicable for the purpose of considering and taking action on the Merger Agreement and the Merger; and

•	except as permitted by the Merger Agreement, to include in this Proxy Statement, and not subsequently withhold, withdraw or modify in any manner adverse to Merger Sub or Nashua, the recommendation of our Board that our shareholders approve the Merger Agreement, and to take all action that is both reasonably necessary and advisable to obtain such approval.
Employee Benefits Matters
Following the effective time, Nashua shall cause the surviving corporation to honor and perform all obligations of the Company under each Company Employee Plan (as defined below); provided, however, nothing in the Merger Agreement shall limit any reserved right in any Company Employee Plan to amend, modify, suspend, revoke or terminate any such plan as to non-vested benefits.
For the purposes of the Merger Agreement, the term “Company Employee Plans” means, with respect to the Company and each Company subsidiary, all employee pension plans, all employee welfare plans, all other employment, executive compensation, consulting or severance agreements between the Company or any of the Company subsidiaries and any individual who is an employee of or consultant to the Company or any of the Company subsidiaries where the aggregate amount of expense during the last fiscal year or the aggregate amount of payments in any future one year period exceeds $25,000, and all other pension, excess benefit, bonus, incentive or deferred compensation arrangements with employees, as well as certain other plans described in the Merger Agreement.
Indemnification and Insurance
Each of our directors and officers is indemnified and held harmless during the six-year period following the effective time of the Merger to the full extent permitted by law from any claims arising by virtue of his or her service as a director or officer or in connection with the negotiation, execution and performance of the Merger Agreement. Each of these indemnified parties is entitled to the advancement of expenses in defense of any claim, provided that such expenses will be repaid if it is adjudicated that such individual was not entitled thereto. Nashua is required to obtain directors and officers liability insurance or a “tail insurance policy” providing coverage for a period of six years following the effective time of the Merger, provided the annual premium therefore does not exceed 200% of the annual premium paid by the Company for such insurance for the year ended December 31, 2009.
Conditions to the Merger
Conditions to Each Party’s Obligation to Effect the Merger
The obligations of each of the parties to complete the Merger are subject to the satisfaction or waiver (if permissible) of the following conditions:
•	our shareholders must have approved the Merger Agreement;

•	within 90 days following November 11, 2010, Nashua’s Board of Alderman must have voted to ratify the Merger Agreement, to bond the funds needed to pay Merger

Consideration and the costs of closing the Merger, and to make the public interest findings required under the special legislation passed by the New Hampshire Legislature in 2007, as amended further in 2010, which gives Nashua the right to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	all necessary regulatory approvals, authorizations and consents, required to consummate the Merger and the transactions contemplated by the Merger Agreement, shall have been obtained and become final from all government authorities, including without limitation the NHPUC, and shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired; and

•	no governmental authority will have taken action that seeks to make the Merger illegal or otherwise restricts, prevents or prohibits the consummation of the Merger.
Conditions to Obligations of Nashua and Merger Sub
The obligations of Nashua and Merger Sub to effect the Merger are subject to the satisfaction or waiver (if permissible) by Nashua of the following additional conditions:
•	the Company’s representations and warranties set forth in the Merger Agreement must be true and correct in all respects (or in all material respects in some cases) as of the date of the Merger Agreement and the effective date of the Merger, in each case, except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company must have performed in all material respects all of its obligations under the Merger Agreement;

•	There shall not have occurred any change in the business, assets, prospects, financial condition or results of operations of the Company or any of our subsidiaries that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect;

•	None of the government authorities shall have imposed any term, condition, obligation or restriction upon Nashua, Merger Sub, the Company or any of our subsidiaries that Nashua reasonably determines would, individually or in the aggregate (i) be expected to have a Company Material Adverse Effect, (ii) constitute a burdensome condition, or (iii) so fundamentally and materially adversely affect the economic benefits to Nashua of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger;

•	Nashua shall have made financing arrangements to provide the funds required to satisfy the cash payment obligations of Nashua under this Agreement on terms that Nashua reasonably determines are acceptable to Nashua; provided, however, that Nashua shall be deemed to have waived this condition if, at the end of the 90-day period beginning on the date on which all of the other conditions precedent set forth in the Merger Agreement shall have been satisfied, Acquirer reasonably could have obtained debt financing having the following terms and conditions: (i) general obligations of Nashua; (ii) a total principal amount of $160,000,000; (iii) repayment of principal over a term of 30 years with a level payment structure; (iv) subject to optional redemption at par by the City at any time ten years after issuance; (v) a true interest cost of no greater than 6.50%; and (vi) interest on the obligations includable in gross income for federal income tax purposes; and provided further that Nashua shall be deemed to have waived this condition precedent if Nashua shall have failed to use its commercial best efforts to obtain such financing arrangements within 90 days after the date on which all of the other conditions precedent set forth in the Merger Agreement shall have been satisfied; and

•	The holders of no greater than fifteen percent (15%) of the Company’s common stock shall have exercised their statutory dissenters’ rights and shall not have waived or abandoned those rights as of the effective time of the Merger.
Conditions to Obligations of the Company
Our obligation to effect the Merger is subject to the satisfaction or waiver (if applicable) by us of the following additional conditions:
•	the representations and warranties of Nashua and Merger Sub set forth in the Merger Agreement must be true and correct in all respects (or in all material respects in some cases) as of the date of the Merger Agreement and the effective date of the Merger, in each case, except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on Nashua (which means a failure that prevents or materially delays or materially impairs the ability of Nashua or Merger Sub to timely consummate the Merger and the other transactions contemplated by the Merger Agreement);

•	Nashua and Merger Sub must have performed in all material respects all of their respective obligations under the Merger Agreement; and

•	Merger Sub shall have approved and executed this Agreement.
Financing
Under the terms of the Merger Agreement, the completion of the Merger is subject to Nashua securing financing to fund the cost of closing the Merger, including the payment of the Merger Consideration. For a description of Nashua’s financing conditions, see “The Merger Agreement - Conditions to Obligations of Nashua and Merger Sub” above.
Termination
Subject to certain exceptions, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger in any of the following ways:
•	by mutual written consent of the Company and Nashua;

•	by the Company in the event Nashua fails to obtain the requisite financing within 90 days after all of the conditions precedent specified in the Merger Agreement have been satisfied or waived (and assuming the Company is not in material breach of its obligations under the Merger Agreement at such time);

•	by either the Company or Nashua if (i) our shareholders do not approve the Merger Agreement, (ii) 45 days after any governmental authority issues a non appealable order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, (iii) 45 days after any governmental regulatory authority has denied any request or application for the approval of the Merger, or said request or application has been withdrawn at the request or recommendation of said governmental regulatory authority, unless 45 days following said denial or withdrawal a petition for rehearing or an amended application has been filed with said governmental regulatory authority; or (iv) Nashua delivers to the Company a notice that a governmental regulatory authority has imposed a burdensome condition as a condition for Nashua closing the Merger; and (v) the merger has not been consummated by December 31, 2011; provided, however, in each of (i), (ii) (iii) and (iv), no party may terminate the Merger Agreement on such basis in the event such party’s failure to preserve or observe any agreements in the Merger Agreement is the reason for the circumstance described therein;

•	by the Company or Nashua in the event of certain breaches by the other party of representations, warranties or covenants in the Merger Agreement, subject in certain cases to a 30-day cure period;

•	by Nashua, if (i) our Board changes its recommendation that our shareholders approve the Merger Agreement and/or recommends a competing transaction, (ii) our Board, in the case of a tender or exchange offer by another party, recommends that our shareholders tender their shares in such tender or exchange offer or fails to recommend against such tender or exchange offer and reaffirm the Merger Agreement, iii) we enter into a letter of intent or Agreement relating to a competing transaction, or (iv) we or our Board publicly announce an intention to do any of the foregoing; or

•	by the Company, at any time prior to the shareholders approving the Merger Agreement at the Special Meeting, in order to enter into a Company Superior Proposal in accordance with the terms of the Merger Agreement.
Termination Fees and Expenses
The Merger Agreement provides, in general, that each party will pay its own expenses if the Merger is not consummated. The Merger Agreement requires that, if a party terminates the Merger Agreement under one of the following circumstances, the other party shall be liable to pay the following amount(s) for such termination:
•	in the event of a termination of the Merger Agreement due to fraud, or a knowing and intentional breach by the other party, the aggrieved party may either (i) seek all rights and remedies that may be available at law or equity, or claim the following liquidated damages, as appropriate:
i.	with some exceptions, if either the Company or Nashua terminates the Merger Agreement for a breach by the other of any representations, warranty, covenant or other agreement specified in the Merger Agreement, the breaching party shall pay the aggrieved party $1.5 million; and

ii.	if Nashua terminates the Merger Agreement due to the Company’s failure to obtain shareholder approval for the Merger Agreement, the Company shall pay Nashua $250,000.
The Merger Agreement further requires that the Company pay Nashua a termination fee of up to, but not exceeding, $5,500,000 (less any damages or other amounts paid to Nashua by the Company pursuant to the termination fees described in the paragraph above), if:
•	the Merger Agreement is terminated by the Company, at any time prior to obtaining the approval of the Company’s shareholders, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal;

•	any bona fide Company Alternative Proposal shall have been publicly announced and not withdrawn prior to the meeting of our shareholders and the Merger Agreement is terminated by Nashua or the Company as a result thereof, and concurrently with or within twelve months after such termination, any definitive agreement providing for a Company Alternative Proposal has been entered into by the Company or a transaction contemplated by any Company Alternative Proposal has been consummated;

•	Nashua has terminated the Merger Agreement because the Company is in material breach of its representations or obligations under the Merger Agreement due to a change in the Company’s recommendation to its shareholders with respect to approval of the Merger Agreement, and, at the time of such change, a Company Alternative Proposal had been made and not withdrawn; or

•	(i) Nashua has terminated the Merger Agreement because the Company is in material breach of its representations or obligations under the Merger Agreement, (ii) such breach was caused by the willful conduct or gross negligence of the Company, (iii) at the time of such breach, a bona fide Company Alternative Proposal had been publicly announced and not withdrawn, and (iv) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Company Alternative Proposal has been entered into by the Company with any person or entity other than Nashua or an affiliate thereof or a transaction contemplated by any Company Alternative Proposal has been consummated.
Amendment and Waiver
The Merger Agreement may be amended by the parties thereto in writing at any time before or after approval of the Merger Agreement by our shareholders, but, after approval, no amendment will be made that by law requires further approval by our shareholders without obtaining such approval.
Until the effective time of the Merger, the parties may, to the extent legally allowed:
•	extend the time for the performance of any of the obligations or other acts of the other parties in the Merger Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement; and

•	waive compliance with any of the Agreement or conditions contained in the Merger Agreement

MARKET PRICE AND DIVIDEND DATA
Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “PNNW” This table shows, for the periods indicated, the high and low sales price per share for our common stock as reported by the NASDAQ Global Select Market (or its predecessor, the NASDAQ National Market).

	Common Stock
	High	Low
Year Ended December 31, 2010
Fourth Quarter	$28.39	$22.81
Third Quarter	23.89	21.56
Second Quarter	24.41	20.77
First Quarter	23.51	19.00

Year Ended December 31, 2009
Fourth Quarter	$24.50	$20.44
Third Quarter	24.80	21.01
Second Quarter	23.24	19.69
First Quarter	21.90	16.56

Year Ended December 31, 2008
Fourth Quarter	$23.45	$14.75
Third Quarter	23.79	19.25
Second Quarter	24.61	21.05
First Quarter	28.48	20.89
The closing price per share of our common stock on November 10, 2010 (the last trading day before announcement of the Merger Agreement) was $24.08. The high and low sales prices per share for our common stock as reported by the NASDAQ Global Select Market on April 15, 2010, the latest practicable trading day before the printing of this Proxy Statement were $28.25 and $28.21, respectively.
As of April 15, 2010, our common stock was held of record by 4,681,427 shareholders.
Following the completion of the Merger, our common stock will not be traded on any public market.

Dividend Policy
Our practice has been to pay common stock cash dividends quarterly. The amount and timing of future dividends depends on our growth, results of operations, profitability and financial condition, as well as other factors deemed relevant by our Board. In 2009, we paid dividends of $0.70 per share of common stock. In 2010, we paid dividends of $0.725 per share of common stock. Since the fourth quarter of 2010, our quarterly dividend rate has been $0.185 per share of common stock. Under U.S. federal income tax law, dividends to holders of our common stock are taxable to the extent they are paid out of current or accumulated earnings and profits. Generally, the amount of the dividend treated as a return of capital should reduce the tax basis to the holders of our common stock in such stock. Through and until the completion of the Merger, we are permitted under the terms of the Merger Agreement to pay cash dividends consistent with our past practices on our common stock (but not in excess of $0.185 per share per quarter).
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables present certain information regarding the ownership of our common stock as of April 15, 2011, by:
•	all those known by us to be beneficial owners of more than five percent of our common stock;

•	each director;

•	each executive officer; and

•	all of our directors and executive officers as a group.
We calculate beneficial ownership by including shares owned in each director’s or executive officer’s name (or by any member of his or her immediate family). Also, in calculating the percentage ownership, we count securities which the director or executive officer could purchase within 60 days of April 15, 2011, (such as exercisable stock options that are listed in a separate column as outstanding securities). No director or executive officer owns shares of our preferred stock. Except as otherwise noted, to our knowledge, the named individual or their family members have sole voting and investment power with respect to the securities beneficially owned by the shareholder. Unless otherwise indicated, the business address for each listed shareholder is 25 Manchester Street, P.O. Box 1947, Merrimack, NH 03054-1947.

Security Ownership of Certain Beneficial Owners
     To the knowledge of Pennichuck, based solely upon filings made with the SEC, the following are the only persons or entities to beneficially own more than 5% of the outstanding shares of our common stock as of April 15, 2011:

		Amount and Nature of
	Name and Address of	Beneficial	Percent of Class
Title of Class	Beneficial Owner	Ownership	(1)
Common Stock	GAMCO Investors, Inc.	694,235	14.8%
	One Corporate Center
	Rye, New York
	10580-1435 (3)

Common Stock	Thomson Horstmann &	263,392	5.6%
	Bryant, Inc.
	501 Merritt 7
	Norwalk, CT 06851 (2)

(1)	Calculation of percentage is based upon a total of 4,679,927 shares outstanding and entitled to vote at April 15, 2011.

(2)	The information reported here is based on Schedule 13G/A filed with the SEC on February 9, 2011.

(3)	The information reported here is based on Schedule 13D/A filed with the SEC on April 5, 2011 by GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., MJG Associates, Inc., GGCP, Inc., and Mario J. Gabelli. The aggregate number of shares of Pennichuck common stock to which the Schedule 13D relates is 694,235 shares, of which 369,000 shares are beneficially owned by Gabelli Funds, LLC, 201,400 shares are beneficially owned by GAMCO Asset Management Inc., 82,200 shares are beneficially owned by Teton Advisors, Inc., 28,635 shares are beneficially owned by Gabelli Securities, Inc. and 13,000 shares are beneficially owned by MJG Associates, Inc.

Security Ownership of Directors and Officers
     To the knowledge of Pennichuck, the following table sets forth information as of April 15, 2011 with respect to shares of our common stock beneficially owned by all directors and executive officers:

		Amount and
		Nature of
		Beneficial	Percent of
Title of Class	Name of Beneficial Owner	Ownership	Class‚
Common Stock	Joseph A. Bellavance ƒ	10,300	*
Common Stock	Steven F. Bolander	133	*
Common Stock	Clarence A. Davis	—	*
Common Stock	Michael I. German	2,500	*
Common Stock	Janet M. Hansen	1,100	*
Common Stock	Robert P. Keller	3,213	*
Common Stock	John R. Kreick ƒ	1,060	*
Common Stock	Hannah M. McCarthy ƒ	1,333	*
Common Stock	Duane C. Montopoli „	79,000	1.7%
Common Stock	James M. Murphy	500	*
Common Stock	Martha E. O’Neill	16,266	*
Common Stock	Thomas C. Leonard „	15,233	*
Common Stock	Donald L. Ware „	19,840	*
Common Stock	Stephen J. Densberger ƒ „	47,465	1.0%
Common Stock	Roland E. Olivier „	13,397	*
Common Stock	Bonalyn J. Hartley	25,041	*

All Directors and Executive Officers as a Group ƒ „		236,381	5.0%

*	Less than one percent.

	Shares beneficially owned means shares over which a person exercises sole or shared voting or investment power or shares of which a person has the right to acquire beneficial ownership within 60 days of April 15, 2011. Unless otherwise noted, the individuals and group noted above have sole voting and investment power with respect to shares beneficially owned.

‚	Calculation of percentages is based upon 4,681,427 shares outstanding and entitled to vote on April 15, 2011 plus shares that may be issued within 60 days of April 15, 2011 to the applicable individuals and group noted above having rights to exercise stock options if such persons or group members exercise such rights within such period.

ƒ	The individuals and group noted above have sole voting and investment power with respect to shares beneficially owned, except as stated in Note „ below and except that voting and investment power is shared as follows: Mr. Bellavance-10,300 shares held in trust; Mr. Kreick-531 shares held in trust and 529 shares owned by his wife in trust; Ms. McCarthy-1,333 shares owned jointly with her husband; Mr. Densberger-17,065 shares owned jointly with his wife; Ms. Hartley-3,708 shares owned jointly with her husband; and all directors and executive officers as a group-33,466.

„	Includes shares subject to unexercised stock options previously granted that the individuals and group noted above have a right to acquire within 60 days of April 15, 2011. Mr. Montopoli holds options to acquire 78,000 shares; Mr. Leonard holds options to acquire 2,368 shares; Mr. Ware holds options to acquire 17,939 shares; Mr. Densberger holds options to acquire 26,400 shares; Mr. Olivier holds options to acquire 13,397 shares; Ms. Hartley holds options to acquire 21,333 shares; and all directors and executive officers as a group hold options to acquire 159,437 shares.

Outstanding Equity Awards at April 15, 2011

	Option Awards
				Equity Incentive
				Plan Awards:
				Number of
	Number of	Number of		Securities
	Securities	Securities		Underlying
	Underlying	Underlying		Unexercised
	Unexercised	Unexercised		Unearned	Option	Option
	Options (#)	Options (#)		Options	Exercise	Expiration
Name	Exercisable	Unexercisable		(#)	Price ($)	Date
Duane C. Montopoli	40,000	—		—	19.00	08/21/2016
	5,333	2,667	‚	—	17.64	01/28/2019
	2,667	5,333		—	20.11	01/27/2020
	30,000	—		—	21.14	03/25/2020

Thomas C. Leonard	—	6,000	ƒ	—	22.22	07/07/2018
	701	702	‚	—	17.64	01/28/2019
	1,667	3,333		—	20.11	01/27/2020

Donald L. Ware	3,333	—		—	20.25	01/25/2012
	5,333	—		—	20.14	10/03/2013
	5,333	—		—	21.24	01/23/2014
	2,107	—		—	19.67	01/28/2015
	166	1,667	‚	—	17.64	01/28/2019
	1,667	3,333		—	20.11	01/27/2020

Stephen J. Densberger	3,333	—		—	20.25	01/25/2012
	5,333	—		—	20.14	10/03/2013
	4,667	—		—	21.24	01/23/2014
	5,333	—		—	19.67	01/28/2015
	4,000	—		—	19.51	12/09/2015
	2,667	1,333	‚	—	17.64	01/28/2019
	1,067	2,133		—	20.11	01/27/2020

Roland E. Olivier	10,800	5,400	„	—	22.51	08/25/2018
	1,264	631	‚	—	17.64	01/28/2019
	1,333	2,667		—	20.11	01/27/2020

Bonalyn J. Hartley	3,333	—		—	20.25	01/25/2012
	2,667	—		—	20.14	10/03/2013
	3,333	—		—	21.24	01/23/2014
	4,000	—		—	19.67	01/28/2015
	4,000	—		—	19.51	12/09/2015
	2,667	1,333	‚	—	17.64	01/28/2019
	1,333	2,667		—	20.11	01/27/2020

	The grants vest in equal amounts on 01/27/2012 and 01/27/2013.

‚	The grants vest on 01/28/2012.

ƒ	The grants vest on 07/07/2011.

„	The grants vest on 08/25/2011.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting. Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement by the time of the Special Meeting. In that event, we would need to adjourn the Special Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite shareholders approval to approve the Merger Agreement. Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.
The proposal to approve one or more adjournments of the Special Meeting requires the affirmative vote of holders of a majority of the shares of Pennichuck common stock voting on the proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT.
If the Special Meeting is adjourned to a different date, time, or place, we are not required to give notice of the new date, time, or place if this information is announced at the Special Meeting before adjournment or unless our board fixes a new record date for the Special Meeting. Our board is required to fix a new record date only if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
The adjournment proposal relates only to an adjournment of the Special Meeting occurring for purposes of soliciting additional proxies for approval of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to the extent set forth in our bylaws and New Hampshire law to postpone the Special Meeting before it is convened, without the consent of any of our shareholders.
OTHER MATTERS
Shareholder Proposals
We will hold an annual meeting of Pennichuck shareholders in 2012 only if the Merger is not completed within the time period that we expect. Proposals of shareholders that are intended to be presented at the 2012 Annual Meeting must have been received at our executive offices in Merrimack, NH no later than February 9, 2012 to be included in the Proxy Statement and proxy card related to such Meeting.

Under our Bylaws, no business may be brought before an annual Meeting or a Special Meeting unless it is specified in the notice of the Meeting or is otherwise brought before the Meeting by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 90 days prior to the scheduled Annual Meeting. If the notice is not received by such date, it will be considered untimely under the Company’s Bylaws, and the Company will have discretionary voting authority under proxies solicited for the 2012 Annual Meeting (if any) with respect to such proposal, if presented at the 2012 Annual Meeting. These requirements are separate from and in addition to the SEC’s requirements that the shareholder must meet in order to have a shareholder proposal included in the Company’s proxy Statement. All proposals should be submitted in writing to the Company’s Secretary at Pennichuck Corporation, 25 Manchester Street, P.O. Box 1947, Merrimack, NH 03054-1947.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.
As of the date of this Proxy Statement, the Board does not know of any mater that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement.
Whether or not you plan to attend the Special Meeting, please vote over the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy in the envelope provided.
* * *
You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 22, 2011. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date.
By Order of the Board of Directors,
Roland E. Olivier
Secretary

Annex A
AGREEMENT AND PLAN OF MERGER
Dated as of November 11, 2010
between
THE CITY OF NASHUA
and
PENNICHUCK CORPORATION

i

ii

Page

Section 9.09 Governing Law	55
Section 9.10 Assignment	56
Section 9.11 Enforcement	56
Section 9.12 Consents	56
Section 9.13 Rules of Construction	57

Exhibit A—Articles of Incorporation of Surviving Corporation

Exhibit B—By-Laws of Surviving Corporation

Exhibit C—Form of Settlement Agreement

Exhibit D—Form of Confidentiality Agreement

Company Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 11, 2010 (the “Effective Date”) among the City of Nashua, New Hampshire, a municipal corporation (the “City,” and, including a board or department of the City to which this Agreement is assigned pursuant to Section 6.13 hereof, “Acquirer”), and Pennichuck Corporation, a New Hampshire business corporation (the “Company”), to be subsequently joined in by a direct or indirect wholly owned corporate subsidiary of Acquirer (the “Acquisition Subsidiary”). Capitalized terms used in this Agreement are defined in the sections specified in Section 9.04 of this Agreement.
WHEREAS, the Acquirer Governing Body has approved the acquisition of the Company, pursuant to a comprehensive settlement of the eminent domain dispute between the parties pursuant to the provisions of Chapter 38 of New Hampshire Revised Statutes Annotated (“NH RSA”) and Chapter 347, Section 5 of 2007 N.H. Laws, as amended by Chapter 1, Section 118 of the Laws of the 2010 Special Session (the “Special Legislative Authority”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, prior to the Effective Time, Acquirer shall take such action as is appropriate to form Acquisition Subsidiary under the NHBCA and to cause Acquisition Subsidiary to become a party to this Agreement;
WHEREAS, the Company Board has approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby, subject to the exceptions set forth below, each issued share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive cash consideration as specified below;
WHEREAS, as a condition and material inducement to the Company’s entry into this Agreement, the Acquirer and the Company are entering into that certain Settlement Agreement dated as of the date hereof relating to the eminent domain dispute between the City and the Company and the Company Subsidiaries, substantially in the form attached to this Agreement as Exhibit C (the “Settlement Agreement”); and
WHEREAS, Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
Section 1.01 The Merger.
On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the New Hampshire Business Corporation Act, NH RSA Chapter 293-A (the “NHBCA”), Acquisition Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the Effective Time, the Surviving Corporation shall be vested with title to all real estate and other property owned by the Company and Acquisition Subsidiary, and the Surviving Corporation shall by operation of law have all liabilities of the Company and Acquisition Subsidiary. The name of the Surviving Corporation shall be [Nashua Water Holding Corporation] and the purpose thereof shall be as set forth in Section 2 of the Articles of Incorporation of the Surviving Corporation as provided by Section 1.05(a).

Section 1.02 Closing.
The closing (the “Closing”) of the Merger shall take place at the offices of Rath, Young and Pignatelli, P.C., One Capital Plaza, Concord, New Hampshire 03301, at 10:00 a.m. on the fifth (5th) business day following the satisfaction (or, to the extent permitted by Law, waiver by the appropriate parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Acquirer and the Company but in no event later than the Effective Time specified in Section 1.03. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03 Effective Time.
Prior to the Closing, Acquirer shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or, with the Company’s consent, as soon as practicable thereafter Acquirer shall file with the Secretary of State of the State of New Hampshire, articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the NHBCA and shall make all other filings or recordings required under the NHBCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Acquirer and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.04 Effects.
The Merger shall have the effects set forth in Section 11.06 of the NHBCA.
Section 1.05 Articles of Incorporation and By-Laws.
(a) Articles of Incorporation. Subject to Section 6.09, the Company Charter shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b) By-Laws. Subject to Section 6.09, the Company By-Laws shall be amended and restated at the Effective Time to read in the form of Exhibit B, and, as so amended, such By-Laws shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein, in the Articles of Incorporation of the Surviving Corporation or by applicable Law.

Section 1.06 Directors.
At the Closing, Acquirer shall designate the directors of the Surviving Corporation and such directors shall hold office commencing as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.07 Officers.
At the Closing, the directors of the Surviving Corporation shall designate the officers of the Surviving Corporation and such officers shall hold office commencing as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
Section 2.01 Effect on Capital Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Acquisition Subsidiary:
(a) Capital Stock of Acquisition Subsidiary. Each issued and outstanding share of capital stock of Acquisition Subsidiary shall be converted into and become 100 fully paid and non-assessable shares of common stock, [no par value per share], of the Surviving Corporation.
(b) Cancellation of Treasury Stock and Acquirer-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, any Subsidiary of the Company, Acquirer or Acquisition Subsidiary shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.
(c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive an amount in cash equal to TWENTY-NINE DOLLARS ($29.00) (the “Merger Consideration”), subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be deemed outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration and any regular quarterly dividend declared in accordance with Section 5.01(b)(i)(A) but unpaid as of the Closing Date upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenters’ Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenters’ Shares pursuant to, and who complies in all respects with, Sections 293-A:13.01 through 293-A:13.31 of the NHBCA (the “Dissenters’ Rights Provisions”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather, the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with the Dissenters’ Rights Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Dissenters’ Rights Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of such certificate in accordance with the provisions of Section 2.02. The Company shall give the Acquirer (i) prompt notice of any demand for payment of fair value received by the Company, the withdrawal of any such demand, and any other instrument served pursuant to the Dissenters’ Rights Provisions and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for payment of fair value under the Dissenters’ Rights Provisions. The Company shall not, except with the prior written consent of the Acquirer, make any payment with respect to any demand for payment of fair value or offer to settle or settle any such demand, or agree to do any of the foregoing.
(e) Company Stock Options. The Acquirer and the Company agree that, in accordance with the provisions of the Company Stock Option Plans (as defined in Section 3.11(c)) and a resolution of the Company Board adopted under Section 10 thereof, each outstanding and unexercised option to purchase Company Common Stock under the Company Stock Option Plans shall be accelerated so that each such option outstanding and unexercised as of the fifth (5th) business day preceding the scheduled Effective Time shall become fully vested and exercisable from such date until the Effective Time. Any option to purchase Company Common Stock exercised by the holder thereof prior to the Effective Time shall be entitled to receive the Merger Consideration in accordance with Section 2.01(c), subject to any withholding of Taxes required by Law, and further reduced by any amount owed pursuant to any exercise of said option. Upon the Effective Time, each outstanding option to purchase Company Common Stock that has not previously been exercised shall be terminated and, in exchange therefor, each holder of each such option outstanding and unexercised shall receive from the Surviving Corporation not more than ten (10) business days after the Effective Time an amount in cash (less any withholding of taxes required by Law) equal to the product of (i) the number of shares of Company Common Stock previously subject to such option multiplied by (ii) the Merger Consideration less the exercise price per share of Company Common Stock previously subject to such option, if any. In the event and to the extent that the Company Stock Option Plans permit or require the Company Board (or any committee thereof) to exercise discretion with respect to outstanding stock options, the Company Board (or such committee, as the case may be) will not exercise any such discretion.
(f) Declared but Unpaid Dividends. In addition to the Merger Consideration, Acquirer shall pay or cause to be paid together with the Merger Consideration any regular quarterly dividend declared in accordance with Section 5.01(b) but unpaid as of the Closing Date.

Section 2.02 Exchange of Certificates.
(a) Paying Agent. Prior to the Effective Time, Acquirer shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock and Acquirer shall take all steps necessary to provide, or to enable and cause the Acquisition Subsidiary to provide, to the Paying Agent prior to the Effective Time any and all of the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.
(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Acquirer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Acquirer that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Acquirer, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Acquirer for payment of its claim for Merger Consideration, without any interest thereon.
(e) No Liability. None of Acquirer, Acquisition Subsidiary, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable unclaimed property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Investment of Exchange Fund. Acquirer shall cause the Paying Agent to invest any cash included in the Exchange Fund on a daily basis; provided that such investments shall be limited to (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, or (iii) certificates of deposit issued by a commercial bank the deposits of which are insured by the Federal Deposit Insurance Corporation and which is “well-capitalized” within the meaning of applicable regulations. Any interest and other income resulting from such investments shall be paid to Acquirer.
(g) Withholdings. Acquirer shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11(a)), or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Acquirer, as the case may be.

(h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Acquirer that, except as disclosed in the applicable disclosure schedule furnished by Company to Acquirer prior to the execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the Sections and subsections set forth below:
Section 3.01 Organization and Qualification; Subsidiaries.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. All of the Subsidiaries of the Company are set forth in Section 3.01 of the Company Disclosure Schedule (the “Company Subsidiaries”). Each Company Subsidiary is a corporation or a limited liability company duly organized, validly existing and in good standing under the respective Laws of the jurisdiction of its organization. The Company and each of the Company Subsidiaries has the requisite corporate or limited liability company power and authority, and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders (the “Approvals”), necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign company to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of each Company Subsidiary’s outstanding capital stock or membership interests owned by the Company, another Company Subsidiary or any third party along with a list of all Persons in which the Company or any Company Subsidiary holds any equity interest, is set forth in Section 3.01 of the Company Disclosure Schedule. No capital stock or other ownership interests of any Company Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Company or any of Company Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership interests of any Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Company Subsidiaries and other Persons set forth in Section 3.01 of the Company Disclosure Schedule.

Section 3.02 Articles of Incorporation and By-Laws.
The Company has heretofore furnished to Acquirer a true, complete and correct copy of the Company’s Articles of Incorporation (the “Company Charter”) and the Company’s By-Laws (the “Company By-Laws”), each as amended to date, and has furnished to Acquirer the articles of incorporation and by-laws (or equivalent organizational documents) of each of the Company Subsidiaries (the “Subsidiary Documents”). The Company Articles, the Company By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of the Company Charter or the Company By-Laws or the Subsidiary Documents.
Section 3.03 Capitalization.
The authorized capital stock of the Company consists of (i) 115,000 shares of preferred stock, no par value per share, none of which is issued and outstanding, none of which is held in treasury and 50,000 of which are currently designated Series A Junior Participating Preferred Stock, and (ii) 11,500,000 shares of Company Common Stock. As of November 8, 2010, (i) 4,662,477 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 1,202 shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iii) 282,765 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options granted under the Company Stock Option Plans and zero shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan. Section 3.03 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options under the Company Stock Option Plans (collectively, the “Company Stock Options”), the name of each holder thereof, the number of shares purchasable or acquirable thereunder or upon conversion or exchange thereof and (if any) the per share exercise or conversion price or exchange rate of each Company Stock Option. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which the Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, the Company or any of the Company Subsidiaries other than those listed in Section 3.03 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Section 3.03 of the Company Disclosure Schedule shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Other than those listed in Section 3.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Company Subsidiary or any other securities of the Company or any of the Company Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”), except as set forth in Section 3.03 of the Company Disclosure Schedule.

Section 3.04 Authority Relative to this Agreement.
The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders of not less than a two-thirds majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the NHBCA and the Company Charter and the Company By-Laws (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the Company Charter and the Company By-Laws, the NHBCA, other applicable law or otherwise) to approve this Agreement and the Merger. The Board of Directors of the Company (the “Company Board”) has adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquirer and Acquisition Subsidiary, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.05 No Conflict; Required Filings and Consents.
(a) Section 3.05(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements, arrangements or understandings, whether or not in writing, to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound as of the date hereof (i) that are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (ii) under which, to the Knowledge of the Company, the consequences of a default, nonrenewal or termination would have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may occur upon a change of control of the Company or the Company Subsidiaries (collectively, along with the Related Party Contracts, the “Material Contracts”). In addition, Section 3.05(a) of the Company Disclosure Schedule sets forth a list (and if any of the same is not in writing, a fair summary thereof) of all contracts, agreements, arrangements or understandings, whether or not in writing, between the Company or any Company Subsidiary on the one hand, and the Company or any other Company Subsidiary on the other hand (collectively the “Related Party Contracts”). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice, or, To the Knowledge of the Company, any oral or other communication, reasonably indicating the intent of any Person to terminate any Material Contract.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter or the Company By-Laws or any Subsidiary Document, (ii) conflict with or violate any law, rule or regulation, whether federal, state, local or foreign (collectively, “Laws”), or any order, judgment or decree, whether federal, state, local or foreign (collectively, “Orders”), applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) to the Knowledge of the Company, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair the Company’s or any of the Company Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or repayment, repurchase or increased payment under, any Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) or (iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect and subject to obtaining or making the Company Required Consents (as defined below). Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, there is no default or state of facts which with notice or lapse of time or both would constitute a default on the part of the Company or any of the Company Subsidiaries (excluding Pennichuck Water Services Corporation) or To the Knowledge of the Company on the part of any other party under a Material Contract, and the Company has not received or given notice of any default or claimed default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party under a Material Contract.
(c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (each a “Governmental Entity,” and, collectively, “Governmental Entities”), except for (i) applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger or other documents as required by the NHBCA, (iii) Laws, Orders and practices of any state public utility control or public service commissions or similar state regulatory bodies (“PUCs”), each of which is set forth in Section 3.05(c) of the Company Disclosure Schedule, (iv) Laws, Orders and practices of any state or local departments of public health or departments of health or similar state or local regulatory bodies or of any federal, state or local regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters

(“Environmental Agencies”), each of which is identified in Section 3.05(c) of the Company Disclosure Schedule, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have, individually or in the aggregate, a Company Material Adverse Effect. Consents, approvals, permits, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (iv) are hereinafter referred to as “Company Required Consents.” The parties hereto agree that references in this Agreement to “obtaining” Company Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices, and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.
Section 3.06 Compliance; Permits.
(a) Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of (i) any Law or Order applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected (excluding for purposes of this Section 3.06(a) Environmental Laws), (ii) any rule or requirement of any self-regulatory body to which the Company or any of the Company Subsidiaries is subject, or (iii) to the Knowledge of the Company, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except in each case for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, as of the Effective Time, (i) the Company and the Company Subsidiaries shall be in compliance in all material respects with the applicable provisions of the Occupational and Safety Health Act of 1970, as amended, and the regulations promulgated thereunder, and (ii) none of the Company or any of the Company Subsidiaries shall have been advised of any fact or circumstance or set of facts or circumstances which would cause the Company or any of the Company Subsidiaries to fail to be in material compliance with such provisions.
(b) The Company and the Company Subsidiaries hold all permits, licenses, easements, franchises, land rights, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities that are necessary to the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) All filings required to be made by the Company or any of the Company Subsidiaries since December 31, 2009 under any applicable Laws or Orders relating to the regulation of public utilities have been filed with the appropriate PUC or Environmental Agency or any other appropriate Governmental Entity (including, without limitation, to the extent required, the state public utility regulatory agencies in New Hampshire), as the case may be, including all forms, statements, reports and agreements and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.07 SEC Filings; Financial Statements.
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each other form, report and document filed or to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act with the Securities and Exchange Commission (“SEC”) subsequent to December 31, 2009 and prior to the Closing Date (collectively, the “Filed Company SEC Reports”) (i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act including the applicable forms thereunder, as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any form, report or other document with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Filed Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position, the results of operations and the cash flows of the Company and the Company Subsidiaries as of the respective dates thereof or for the respective periods set forth therein, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The books and records of the Company and each Company Subsidiary accurately reflect in all material respects the assets, liabilities, financial condition and results of operations of the Company or such Company Subsidiary and have been maintained in all material respects in conformity with GAAP. Except as disclosed in Section 3.07(b) of the Company Disclosure Schedule with respect to meetings since December 31, 2009 for which minutes have not been approved, the minute books and other similar records of the Company and each Company Subsidiary contain complete and accurate records, in all material respects, of all votes taken since December 31, 1999 at any meeting of the shareholders or directors of such entity and of all written consents executed since December 31, 1999 in lieu of such meetings, in each case as required to be so reflected, recorded or taken under applicable Law.

(c) Section 3.07(c) of the Company Disclosure Schedule sets forth a list of all registration statements and prospectuses which the Company maintains effective under the Securities Act. No such registration statement or prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Except as disclosed in the Filed Company SEC Reports, neither the Company nor any Company Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any Company Subsidiary or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Filed Company SEC Reports, and the Company has made available to Acquirer a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company Board referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)
(f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) (the “Company’s Internal Control System”) sufficient to provide reasonable assurance to the Company and the Company Board (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets in all material respects, (ii) that transactions of the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures of the Company and the Company Subsidiaries are executed only in accordance with authorizations of management and the Company Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s Internal Control System and, to the extent required by applicable Law, presented in any applicable Filed Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the Company’s Internal Control System as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, the Company has disclosed, in any applicable Filed Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s Internal Control System that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s Internal Control System. The Company has disclosed, based on the most recent evaluation of the Company’s Internal Control System, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses, if any, in the design or operation of the Company’s Internal Control System that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Control System.

Section 3.08 Absence of Certain Changes or Events.
Except as set forth in the Filed Company SEC Reports and except as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 2009:
(a) there has not been any Company Material Adverse Effect, and To the Knowledge of the Company, no fact or condition exists that will, or is reasonably likely to, cause a Company Material Adverse Effect;
(b) the Company and the Company Subsidiaries have carried on their respective businesses in the ordinary and usual course substantially consistent with past practices;
(c) neither the Company nor any of the Company Subsidiaries has declared, paid or set apart any sum or property for any dividend or other distribution, or paid or transferred any funds or property to any equity holder of the Company or any Company Subsidiary, or, directly or indirectly, acquired any of its capital stock;
(d) neither the Company nor any of its Subsidiaries has increased the wages, salaries, compensation, pensions or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to Acquirer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus, other than year-end bonuses for 2009 as listed in Section 3.08 of the Company Disclosure Schedule;
(e) neither the Company nor any of the Company Subsidiaries has suffered any strike, work stoppage, slowdown or other labor disturbance;
(f) there has not been any material change in any of the accounting methods, principles or practices of the Company or any of the Company Subsidiaries, or a material change (other than normal recurring depreciation) in the value at which assets were carried on the December Company Balance Sheet (as defined in Section 3.09); and
(g) neither the Company nor any Company Subsidiary has received any written notice, or, To the Knowledge of the Company, any oral or other communication reasonably indicating the intention of any Person to terminate any material agreement with the Company or any Company Subsidiary, or any written notice, or, To the Knowledge of the Company, any oral or other communication reasonably indicating, from any material customer or material supplier of the Company or any Company Subsidiary, that it intends to cease doing business with, materially change the price or other terms on which business is transacted with, or materially reduce the volume of business transacted with, the Company or any Company Subsidiary.

Section 3.09 No Undisclosed Liabilities.
Neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature whatsoever (whether known, unknown, absolute, accrued, contingent or otherwise) except liabilities (a) adequately provided for in the Company’s audited balance sheet (including any related notes thereto) as of December 31, 2009 (the “December Company Balance Sheet”), (b) incurred on or before December 31, 2009 in the ordinary course of business and not required under GAAP to be reflected on the December Company Balance Sheet, (c) incurred since December 31, 2009 in the ordinary course of business substantially consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Filed Company SEC Reports or Section 3.09 of the Company Disclosure Schedule, or (f) which would not individually or in the aggregate have a Company Material Adverse Effect.
Section 3.10 Absence of Litigation.
Except for claims, actions, suits, proceedings or investigations that would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as otherwise specified in Section 3.10 of the Company Disclosure Statement, there are no other claims, actions, suits, proceedings or investigations pending before any Governmental Entity or, To the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or any properties or rights of the Company or any of the Company Subsidiaries by any Person. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that could reasonably be expected to result in a Company Material Adverse Effect or that could reasonably be expected to prevent or delay the Company in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.
Section 3.11 Employee Benefit Plans; Employment Agreements.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list, with respect to the Company and the Company Subsidiaries, of the following plans, agreements or arrangements (collectively the “Company Employee Plans”): (i) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by the Company or the Company Subsidiaries on behalf of employees and intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”); (ii) all employee welfare plans (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or the Company Subsidiaries on behalf of employees; (iii) all other stock option or stock purchase arrangements with employees not set forth in Section 3.03 of the Company Disclosure Schedule; (iv) all other employment, executive compensation, consulting or severance agreements, written or otherwise, between the Company or any of the Company Subsidiaries and any individual who is an employee of or consultant to the Company or any of the Company Subsidiaries where the aggregate amount of expense during the last fiscal year or the aggregate amount of payments in any future one year period exceeds $25,000; and (v) all other pension, excess benefit, bonus, incentive or deferred compensation arrangements with employees. There have been made available to Acquirer copies of (i) each such written Company Employee Plan, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

(b) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) none of the Company Employee Plans provides retiree medical or life insurance benefits to any former employee of the Company or a Company Subsidiary (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law), and none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) all Company Employee Plans are in material compliance with the applicable requirements prescribed by ERISA and the Code, and the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under each of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the “IRS”) or the time within which an application for such a determination with respect to any such plan may be filed has not expired; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) neither the Company nor any Company Subsidiary has incurred, and neither the Company nor any Company Subsidiary reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (vii) there is no pending or, To the Knowledge of the Company or any Company Subsidiary, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business) that can reasonably be expected to give rise to any material liability to the Company or any Company Subsidiary or to affect adversely the tax-qualified status of any Company Employee Plan; and (viii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not increase the amount of, accelerate the time of payment of, or the vesting of compensation (including, by way of clarification and not limitation, any severance or displacement pay) payable to any employee under any Company Employee Plan.
(c) Attached to Section 3.11(c) of the Company Disclosure Schedule are true and complete copies of the Company’s 1995 Stock Option Plan, the 2000 Stock Option Plan that has been amended and restated as the 2009 Equity Incentive Plan (together, the “Company Stock Option Plans”), including the form of option certificates, grant agreements and other documents related to such Company Stock Option Plans. Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each individual who holds any Company Stock Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Option, the option price of such Company Stock Option (to the extent determined as of the date hereof), the vesting Schedule of such Company Stock Option, whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code and the expiration date of such option.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements by and between the Company or any of the Company Subsidiaries and their employees and officers; (ii) each agreement with a consultant who is an individual, natural person obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $50,000; and (iii) all plans, programs, agreements and other arrangements of the Company or any of the Company Subsidiaries with or relating to its employees which contain change of control or similar provisions.
Section 3.12 Employment and Labor Matters.
(a) There are no controversies pending or, To the Knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries and any labor organization and/or any of their respective employees or any representative of any portion of their employees, which controversies could, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, except for the Labor Contract (as defined in Section 3.05(a) of the Company Disclosure Schedule). The Company’s and the Company Subsidiaries’ unionized employees comprise a single bargaining unit for purposes of applicable labor laws. The Labor Contract is a valid collective bargaining agreement covering the Company’s and the Company Subsidiaries’ bargaining unit. Neither the Company nor any of the Company Subsidiaries has breached any provision of the Labor Contract which breach has a Company Material Adverse Effect. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees other than those covered by the Labor Contract; and, To the Knowledge of the Company, there are no pending strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of the Company Subsidiaries has violated, in a manner that would reasonably be expected to have a Company Material Adverse Effect, any provision of Law or Order regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation, Laws, Orders and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. Neither the Company nor any of the Company Subsidiaries has reduced its workforce in such a way as to trigger the requirement to give notice under the Federal Worker Adjustment and Retraining Notification Act, and/or the New Hampshire Worker Adjustment and Retraining Notification Act NH RSA Chapter 275-F.

(c) The Company has reached agreement with the labor organization party to the Labor Contract, and has established for all employees who are part of the bargaining unit under the Labor Contract, an agreement that, To the Knowledge of the Company, is binding with respect to severance benefits described on Section 3.12 of the Company Disclosure Schedule and any other effects on any employee resulting from the Merger and the other transactions contemplated by this Agreement. The Company has provided to the Acquirer a copy of such agreement, and Section 3.12(c) of the Company Disclosure Schedule sets forth an accounting, which is accurate in all material respects, of the cost of all severance payments payable thereunder.
Section 3.13 Title to Property.
Except for Liens set forth in Section 3.13 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, all leases pursuant to which the Company or any of the Company Subsidiaries leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms and there is not, To the Knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.14 Real and Personal Property.
Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:
(a) The Company and the Company Subsidiaries own or have sufficient rights and consents to use under existing franchises, leases, easements and license agreements all real property (including all buildings, fixtures and other improvements thereto) necessary for the conduct of their businesses and operations as currently conducted; and all such property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, To the Knowledge of the Company, neither it nor any of the Company Subsidiaries has any material capital improvements, capital expenditures or alterations to any of their respective real properties or facilities required by applicable health and safety, water quality or other Laws except as set forth on Section 3.14(a) of the Company Disclosure Schedule. To the Knowledge of the Company, the description of capital improvement programs by the Regulated Company Subsidiaries set forth in their respective filings with the New Hampshire Public Utilities Commission (“NHPUC”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) To the Knowledge of the Company, all personal property that is owned by the Company or any of the Company Subsidiaries or used by any of them in the conduct of the businesses of the Company and the Company Subsidiaries is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries.
Section 3.15 Water Quality.
The water supplied by the Company and the Company Subsidiaries to their respective customers complies with all applicable standards for quality, quantity and safety of water imposed by applicable Laws and Orders, except where lack of compliance with such standards would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.16 Regulation as a Utility.
The Company Subsidiaries set forth in Section 3.16 of the Company Disclosure Schedule (“Regulated Company Subsidiaries”) are regulated as public utilities in New Hampshire only. Neither the Company nor any Company Subsidiary or any affiliate of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all assets which are included in the rate base calculations of the Regulated Company Subsidiaries are “used and useful” within the meaning of NH RSA Chapter 378:28, and no assets of the Company or any of the Regulated Company Subsidiaries have been disallowed in any ratemaking procedure before the NHPUC.
Section 3.17 Taxes.
(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them, except for any Tax Returns as to which the failure to file, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Knowledge of the Company, all such filed Tax Returns are complete and correct in all material respects. The Company and the Company Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would have a Company Material Adverse Effect if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. All tax reserves that the Company is maintaining are set forth on Section 3.17(b) of the Company Disclosure Schedule. There are no Tax Liens on any assets of the Company or any Company Subsidiary thereof and neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the December Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP. Except as set forth on Section 3.17(b) of the Company Disclosure Schedule neither the Company nor any Company Subsidiary: (i) has any unamortized adjustments attributable to a change in accounting method under Section 481 of the Code; (ii) has liability for the Taxes of any other entity or person under Treasury Regulation Section 1.1502-6 as a transferee or successor, by contract or otherwise; (iii) has ever been included in a consolidated or combined Tax Return (other than a consolidated group the common parent of which is the Company); or (iv) is currently under examination or audit by any Tax authority or has been notified that it will be under examination or audit.
Section 3.18 Environmental Matters.
Except in all cases as have not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, To the Knowledge of the Company, the Company and each of the Company Subsidiaries: (i) have given all notifications and obtained all applicable permits, licenses and other authorizations (collectively, the “Environmental Permits”) that are required to be given or obtained under all applicable federal, state or local Laws or any regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of human health and the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, wastes or hazardous or toxic materials or substances (including petroleum or its fractions, asbestos or polychlorinated biphenyls) into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, wastes or hazardous or toxic materials or substances (“Environmental Laws”) by the Company or the Company Subsidiaries (or their respective agents), which Environmental Permits are in full force and effect; (ii) are in compliance with all terms and conditions of such Environmental Permits; (iii) are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received written notice, or, To the Knowledge of the Company, have received any oral or other notice, of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of the Company Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material or substance; and (v) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or the Company Subsidiaries (or any of their respective agents) thereunder. Reflected in Section 3.18 of the Company Disclosure Schedule is a complete list of all Environmental Permits currently held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have delivered or otherwise made available to Acquirer complete and correct copies of all reports, studies or analyses currently in the possession of Company and/or the Company Subsidiaries or prepared since December 31, 1999 for the Company or any Company Subsidiary pertaining to pollutants, contaminants, wastes or hazards or toxic materials or substances (including petroleum and its fractions, asbestos, and polychlorinated biphenyls) in, or, beneath or adjacent to any property currently or formerly owned, operated or controlled by Company or any Company Subsidiary. All such reports, studies or analyses are listed in Section 3.18 of the Company Disclosure Schedule.
Section 3.19 Intellectual Property.
The Company or the Company Subsidiaries owns, leases or licenses all Company Intellectual Property Rights necessary to conduct the business of the Company, except where the failure to own, lease or license such rights would not have a Company Material Adverse Effect. Except for such claims, infringements and misappropriations that would not have a Company Material Adverse Effect, (i) there has been no claim made against the Company or any of the Company Subsidiaries asserting the invalidity, misuse or unenforceability of any Company Intellectual Property Rights, (ii) the Company is not aware of any infringement or misappropriation of any Company Intellectual Property Rights, and (iii) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has infringed or misappropriated any intellectual property rights of any other entity. As used herein, “Company Intellectual Property Rights” means any trademark, servicemark, registration therefor or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property, in each case owned, leased or licensed and used or held for use by the Company or any of the Company Subsidiaries.
Section 3.20 Insurance.
Section 3.20 of the Company Disclosure Schedule sets forth a list, with respect to the Company and the Company Subsidiaries, of all material insurance policies and contracts in effect as of the date of this Agreement. All property, automobile liability, workers compensation, employer’s liability, fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries are, To the Knowledge of the Company, with reputable insurance carriers, provide, To the Knowledge of the Company, full and adequate coverage from all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Company Subsidiary has received any notice of cancellation or termination with respect to any insurance policy, and each of the Company and each Company Subsidiary has fulfilled all of its material obligations under each insurance policy, including the timely payment of premiums.

Section 3.21 Brokers.
No broker, finder or investment banker (other than Boenning & Scattergood, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has heretofore furnished to Acquirer a complete and correct copy of all agreements between the Company and Boenning & Scattergood, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.
Section 3.22 Rights Agreement.
The Company Board has taken all action necessary so that the execution of this Agreement, the announcement and the consummation of the Merger and the other transactions contemplated by this Agreement will not cause the preferred share purchase rights (the “Rights”), as such term is defined in that certain Rights Agreement dated as of April 20, 2000, as such Rights Agreement has been amended from time to time, between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent (the “Company Rights Agreement”), to become exercisable or result in either Acquirer or Acquisition Subsidiary or any of their affiliates being considered as an “Acquiring Person” or the occurrence of a “Distribution Date” or a “Shares Acquisition Date” (as such terms are defined in the Company Rights Agreement). The Company has provided Acquirer with copies of its resolutions and other documents by which it has taken action under this Section 3.22.
Section 3.23 Capital Budget.
Attached to Section 3.23 of the Company Disclosure Schedule is a true and complete copy of the Company’s 2010 budget for any pending capital project of the Company or any Company Subsidiary as of June 30, 2010. To the Knowledge of the Company, except as set forth on Section 3.23 of the Company Disclosure Schedule, such projects are proceeding on-schedule and on-budget, and to the Knowledge of the Company it has no dispute with any contractor performing work on the projects, cost overrun, labor stoppage, refusal to proceed, breach, default or any other deviation or development which would reasonably be expected to have a Company Material Adverse Effect.
Section 3.24 Stock Purchase Plan.
Attached to Section 3.24 of the Company Disclosure Schedule is a true and complete copy of the Company’s Dividend Reinvestment and Common Stock Purchase Plan dated April 14, 2009, as amended, or approved by the Company’s Board of Directors to be amended, through the date of this Agreement (the “Company Stock Purchase Plan”). The Company Board has taken all actions necessary under the Company Stock Purchase Plan to suspend the purchase of shares of Company Common Stock thereunder, effective as of 12:01 A.M. on the business day next following the Effective Date.

Section 3.25 Information Supplied.
None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.05(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquirer or Acquisition Subsidiary for inclusion or incorporation by reference therein.
Section 3.26 Authorized Powers.
Section 3.26 of the Company Disclosure Schedule lists all bank accounts and safe deposit boxes maintained by the Company and each Company Subsidiary and the names of persons having signature authority with respect thereto or access thereto.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIRER
Acquirer represents and warrants to the Company that:
Section 4.01 Authority; Execution and Delivery; Enforceability.
(a) Subject to Section 8.01, Acquirer has all requisite municipal power and authority to execute and deliver this Agreement and, upon satisfaction of the conditions to Closing set forth in Article VII, to consummate the transactions contemplated hereby. The execution and delivery by Acquirer of this Agreement have been duly authorized by all necessary municipal action on the part of Acquirer, including, without limitation, the vote by a minimum of ten (10) members of the Acquirer Governing Body authorizing the execution of this Agreement by the Acquirer as described in that certain letter from Acquirer’s Corporation Counsel to the Company Board dated as of the date hereof. Acquirer has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company, and subject to Section 8.01, this Agreement will constitute a legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Acquisition Subsidiary by the Effective Time, will have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Acquisition Subsidiary by the Effective Time will have been duly authorized by its board of directors. This Agreement will by the Effective Time be duly and validly executed and delivered by Acquisition Subsidiary and constitute a valid and binding agreement of Acquisition Subsidiary, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.02 No Conflicts; Consents.
The execution and delivery by Acquirer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Acquirer or Acquisition Subsidiary under, any provision of (i) any statute, rule, regulation or Law of the State of New Hampshire, (ii) with respect to Acquisition Subsidiary, the articles of incorporation, by-laws or other organization documents of Acquisition Subsidiary, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Acquirer or Acquisition Subsidiary is a party or by which any of its respective properties or assets is bound, other than any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse impact on Acquirer or Acquisition Subsidiary.
Section 4.03 Information Supplied.
None of the information supplied or to be supplied by Acquirer or Acquisition Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.04 Brokers.
No broker, investment banker, financial advisor or other Person (other than C.W. Downer & Co.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquirer or Acquisition Subsidiary.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01 Conduct of Business.
(a) Except for matters set forth in Section 5.01 of the Company Disclosure Schedule, matters expressly agreed to in writing by Acquirer and matters otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement in accordance with Article VIII or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain its existing relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing and except for matters set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of the Company Subsidiaries to, observe the following covenants and take the following actions except with the prior written consent of Acquirer, which consent will be given or denied within a reasonable time after any written request for such consent:
(i) make all required filings and use all commercially reasonable efforts to pursue any rate case filed by any of the Regulated Company Subsidiaries and pending with the NHPUC as of the date of this Agreement, and keep the Acquirer reasonably apprised of the status of any such case; it being agreed and acknowledged that the Company will notify the Acquirer prior to taking any position in any such case which is inconsistent with any prior position taken in such case;
(ii) file any additional rate cases as the Company, in its reasonable discretion, considers appropriate; provided that Acquirer shall have been notified of the same at least fifteen (15) business days prior to such filing;
(iii) maintain inventories of supplies, materials and other consumables (including spare parts for machinery and equipment and water treatment chemicals) used in the operations of the Company and the Company Subsidiaries in the ordinary course of business and at levels substantially consistent with recent past practice;
(iv) make all prepayments in the ordinary course of business at levels substantially consistent with recent past practice;
(v) pay or accrue, in accordance with GAAP, all Taxes;
(vi) maintain customer deposits in the normal course of business and at levels substantially consistent with recent past practice;
(vii) notify the Acquirer prior to renewing any insurance;
(viii) maintain accounts for contributions in aid of construction (“CIAC”) in the normal course of business and refrain from entering into any new CIAC agreements without prior notice to Acquirer;
(ix) maintain all machinery and equipment (including automobiles) in the normal course of business substantially consistent with recent past practice;
(x) replace all filter media in the normal course of business substantially consistent with recent past practice and in accordance with the requirements of the manufacturer of the relevant treatment equipment;

(xi) maintain all information technology licenses in the normal course of business substantially consistent with recent past practice;
(xii) dispose of any and all pollutants, contaminants, waste or hazardous or toxic materials or substances in accordance with all applicable Environmental Laws; and
(xiii) continue the suspension as of the date of this Agreement of the issuance of shares of Company Common Stock under the Company Stock Purchase Plan as provided in Section 3.25 of this Agreement.
(b) In addition, except for matters set forth in Section 5.01(b) of the Company Disclosure Schedule, matters expressly agreed to in writing by Acquirer and matters otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement in accordance with Article VIII or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Acquirer which consent will be given or denied in the sole reasonable discretion of Acquirer within a reasonable time after any written request for such consent:
(i) (A) except for regular quarterly dividends in an amount per share equal to no more than the most recent dividend per share of Company Common Stock paid prior to the date of this Agreement, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock (and associated rights under the Company Rights Agreement) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the provisions of Section 2.01(e), in the numbers and to those persons set forth in the Company Disclosure Schedule;
(iii) amend its articles of incorporation, by-laws, limited liability company agreement or other comparable charter or organizational documents;

(iv) except as substantially consistent with the Company’s practice since December 31, 2007, and except for purchases of property, plant, equipment, inventory and supplies in the ordinary course of business substantially consistent with such past practice, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, or (C) any water system;
(v) except as disclosed in Section 5.01(b)(v) of the Company Disclosure Schedule, (A) grant to any current or former director or executive officer of the Company or any Company Subsidiary any material increase in compensation, except in the ordinary course of business and generally consistent with past practices, (B) grant to any current or former director or executive officer of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Reports, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer or enter into or amend any other transaction that would be or is subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K, (D) establish, adopt, enter into or amend in any material respect the Labor Contract or any other collective bargaining agreement, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under the Labor Contract or any other collective bargaining agreement, or (F) forgive any indebtedness of any employee of the Company or any Company Subsidiary in excess of $25,000 in the aggregate;
(vi) make any change that, individually or in the aggregate, is material to the Company’s information systems or any accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries except insofar as may have been required by a change in GAAP;
(vii) except as set forth in Section 5.01(b)(vii) of the Company Disclosure Schedule, sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any real estate or other properties or assets, except (A) sales or dispositions of obsolete or worthless assets or (B) sales of assets where the total price paid by one or more purchasers in a single transaction is less than $50,000 or a series of related transactions is less than $150,000;
(viii) except as set forth in Section 5.01(b)(viii) of the Company Disclosure Schedule and except as specified in Section 5.01(b)(iv), (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) guarantee any debt securities of any Person, or (D) make any loans to, or investments in, any Person, other than loans to or investments in the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(ix) except for the total amount of the Company’s capital budget identified in Section 3.24 of the Company’s Disclosure Schedule, and except for the total estimated 2011 capital budget disclosed by the Company in its 2009 Form 10-K, and except as set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule, make or agree to make new capital expenditures that are in excess of or will exceed $300,000 in any three-month period;
(x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business substantially consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Reports or incurred in the ordinary course of business substantially consistent with past practice (provided that with respect thereto Acquirer consent shall not be unreasonably withheld), (B) cancel any indebtedness owed to it in excess of $50,000 individually or in the aggregate or waive any claims or rights of substantial value, or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;
(xi) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in any case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company or any Company Subsidiary without penalty);
(xii) except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any Material Contract, other than as set forth in Section 5.01(b)(xii) of the Company Disclosure Schedule;
(xiii) except with respect to the eminent domain dispute between the Company and Acquirer, commence any litigation or arbitration other than in accordance with past practice or settle any other litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement the Company or any Company Subsidiary would agree to any restrictions on its operations, or which relates to this Agreement or the transactions contemplated hereby;
(xiv) elect or appoint any director or officer of the Company or any Company Subsidiary, except as necessary to replace in the ordinary course of business any director or officer who ceases to be a director or officer of the Company or any Company Subsidiary;
(xv) take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in Section 7.02;

(xvi) except as set forth in Section 5.01(b)(xvi) of the Company Disclosure Schedule, liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction of the Company and/or any Subsidiary;
(xvii) make any material election with respect to Taxes (in the ordinary course of business substantially consistent with recent past practice) or settle or compromise any material Tax liability or refund;
(xviii) invest funds in debt securities or other investments maturing more than 60 days after the date of investment, except as set forth in Section 5.01(b)(xviii) of the Company Disclosure Schedule; or
(xix) enter into any contract with respect to, or otherwise authorize, agree or commit to do any of the actions described in Section 5.01(b)(i)-(xviii).
(c) The Company shall use its reasonable best efforts to promptly advise Acquirer orally and in writing of any change or event of which the Company becomes aware that has or would reasonably be expected to have a Company Material Adverse Effect. No such notice shall be deemed effective for purposes of determining whether the conditions set forth in Section 7.02(a) are satisfied.
Section 5.02 No Solicitation.
(a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonable be expected to constitute, a Company Alternative Proposal; (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.02; (iii) agree to, approve, endorse or recommend any Company Alternative Proposal; (iv) authorize or permit any of its or its Subsidiaries’ representatives to take any such action; or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 8.02(h) and except for confidentiality agreements permitted under Section 5.02(b)). Subject to Section 5.02(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall use its reasonable best efforts to cause its and the Subsidiaries’ representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives, and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Acquirer and its Affiliates.

(b) The Company will promptly notify Acquirer orally (and then in writing within 24 hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company or the Subsidiaries in connection with a Company Alternative Proposal or a potential Company Alternative Proposal or for access to the properties or books and records thereof of which the Company or any of the Subsidiaries or any of their respective representatives is or become aware, or any amendments to the foregoing. Such notice to Acquirer shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Company shall also promptly provide Acquirer with (i) a copy of any written notice or other written communication from any person informing the Company or any of the Subsidiaries or their respective representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy or any Company Alternative Proposal (or any amendment thereof) received by the Company or any of the Subsidiaries, and (iii) such other details of any such Company Alternative Proposal that Acquirer may reasonably request. Thereafter, the Company shall promptly (and in any event within 24 hours) keep Acquirer reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal. Notwithstanding the limitations set forth in Section 5.02(a) and subject to compliance with this Section 5.02(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.02) at any time prior to obtaining the Company Stockholder Approval (i) which constitutes a Company Superior Proposal, or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and shall contain a standstill provision substantially similar to the standstill provision in the Confidentiality Agreement to the extent such provisions remain in effect (it being agreed that such confidentiality agreement need not contain any particular standstill provision to the extent the Company irrevocably and simultaneously releases Acquirer from such corresponding standstill provision)); (y) engage in discussions or negotiations with the third party (and such other persons) with respect to the Company Alternative Proposal; and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the Company Board determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(c) Except as expressly permitted by this Section 5.02, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Proposal, or (iii) cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Alternative Proposal (any event or action described in clause (i), (ii) or (iii), a “Company Change of Recommendation”).
(d) In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.02) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Company Change of Recommendation but only if the Company Board has concluded in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) effecting a Company Change of Recommendation is required for the Company Board to comply with its fiduciary obligations to the Company and its stockholders under applicable Law. Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Alternative Proposal, from amending, modifying or withdrawing the Company Recommendation to the extent that the Company Board determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.
(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company Board, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Company Board to comply with its fiduciary obligation, or is otherwise required, under applicable Law.
(f) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any Person (other than a proposal or offer by Acquirer or any of its Affiliates) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals,” in each case involving the Company; (ii) the acquisition by any Person or “group” of Persons, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; (iii) the acquisition by any Person or “group” of Persons of twenty percent (20%) or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.
(g) As used in this Agreement “Company Superior Proposal,” shall mean a Company Alternative Proposal that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger. For purposes of the definition of “Company Superior Proposal,” each reference to 20% in the definition of “Company Alternative Proposal” shall be replaced with “50%.”

(h) Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 8.02(h) unless and until: (x) the Company has promptly (and in any event, within twenty-four (24) hours) provided a written notice to Acquirer (a “Superior Proposal Notice”) advising Acquirer that the Company has received a Company Alternative Proposal and specifying the information required by Section 5.02(b) and including written notice of the determination of the Company Board that the Company Alternative Proposal constitutes a Company Superior Proposal; (y) the Company has provided Acquirer with an opportunity, for a period of five (5) business days from the date of delivery to Acquirer of the Superior Proposal Notice (the “Notice Period”), to amend (the “Right to Match”) the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Transaction”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal; and (z)(1) during such Notice Period, the Company and its representatives negotiate in good faith with Acquirer and its representatives with respect to such Revised Transaction and (2) at the end of such Notice Period, the Company Board, has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Transaction and taking into account all amendments and proposed changes made thereto during the Notice Period.
Section 5.03 Company Stock Option Plans.
The Company shall take all action necessary to implement the measures set forth in Section 2.01(e) with respect to the Company Stock Option Plans.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.01 Rights Agreement.
The Company Board shall take all action reasonably requested in writing by Acquirer in order to render the Company Rights Agreement inapplicable to the transactions contemplated hereby. Except as approved in writing by Acquirer, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Rights, or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case that would adversely affect the ability of Acquirer or Acquisition Subsidiary to effect the Merger on the terms set forth in this Agreement. The Parties acknowledge and agree that an amendment to the Company Rights Agreement solely to extend the term of the Company Rights Agreement in accordance with its terms would not adversely affect the ability of the Acquirer or Acquisition Subsidiary to effect the Merger.
Section 6.02 Eminent Domain Agreement.
The parties acknowledge that they have agreed to resolve and settle the eminent domain dispute pursuant to the Settlement Agreement.

Section 6.03 Acquirer Governing Body Ratification Vote; Financing.
(a) Acquirer shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Acquirer Governing Body for the purpose of taking action by an affirmative vote of not less than ten (10) members of the Acquirer Governing Body (i) to approve and ratify, pursuant to NH RSA 38:13 the issuance of bonds and notes necessary to defray the costs to be incurred by Acquirer to consummate the Merger pursuant to this Agreement (if so approved and ratified, the “Acquirer Ratification Vote”), and (ii) to make the findings required by the Special Legislative Authority (if so made, the “Acquirer Special Findings Vote”).
(b) After both the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained, Acquirer shall use commercially reasonable best efforts to obtain the financing contemplated by the Acquirer Ratification Vote (the “Financing”). Acquirer shall prepare necessary documentation reasonably required to effect the Financing, including any official statements (provided that the Company and its counsel shall be given reasonable opportunity to review and comment on any such official statements prior to their finalization).
(c) Acquirer shall notify the Company promptly of the receipt of any information concluding that there is a substantial reason to believe that the Financing contemplated by the Acquirer Ratification Vote cannot be obtained.
Section 6.04 Regulatory Matters.
(a) The parties hereto shall cooperate with each other and use their commercial best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). Acquirer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Acquirer or the Company, as the case may be, or any of their respective Subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby. For purposes of this Section 6.04(a), “Governmental Entity” shall not include the Acquirer Governing Body.
(b) Acquirer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Acquirer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Acquirer and the Company shall promptly furnish each other with copies of written communications received by Acquirer or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby. For purposes of this Section 6.04(c), “Governmental Entity” shall not include the Acquirer Governing Body.
(d) For the avoidance of doubt, the parties shall cooperate with each other and use their commercial best efforts to prepare promptly a petition with the NHPUC to obtain as promptly as practicable all approvals of the NHPUC which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and further, the parties intend that such petition to the NHPUC shall reflect the intent of Acquirer as of the Effective Time (i) to operate, conduct and manage the businesses of the Regulated Company Subsidiaries as “public utilities” within the meaning of NHRSA Chapter 362 in the ordinary course consistent in all material respects with prior regulatory status and operating practice of each of the Regulated Company Subsidiaries, and (ii) to include in the rate base of the Regulated Company Subsidiaries an acquisition premium to be recovered through rates with a return that, together with other components of the rates of the Regulated Company Subsidiaries, will be sufficient to enable Acquirer to satisfy all operating and debt service costs of the Regulated Company Subsidiaries and Acquirer’s obligations under the Financing.
Section 6.05 Preparation of Proxy Statement; Stockholders Meeting.
(a) The Company shall, at such time after both the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained as the Company shall determine in its reasonable discretion, prepare and file with the SEC a proxy statement relating to the approval of the Merger at the Company Stockholders Meeting, meeting the requirements of SEC Schedule 14A (the “Proxy Statement”), in preliminary form (provided that Acquirer and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and each of the Company and Acquirer and Acquisition Subsidiary shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Acquirer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquirer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(b) The Company shall, at such time after the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained as the Company shall determine in its reasonable discretion, take all action necessary in accordance with the NHBCA and the Company Charter and the Company By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement, and subject to the last sentence of this Section 6.05(b), for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and, subject to Section 5.02(c) or (d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.02, the Company will use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Company Board to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Stockholders Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit the dissemination of information which is material to stockholders voting at the Company Stockholders Meeting, or, if as of the time the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or for the adoption and approval of this Agreement and the approval of the Merger.
Section 6.06 Access to Information; Confidentiality.
(a) Subject to Section 6.06(b) below, the Company shall, and shall cause each Company Subsidiary to, afford to Acquirer, and to Acquirer’s officers, accountants, counsel, financial advisors, underwriters, financing sources, subcontractors and other representatives, upon reasonable notice by Acquirer to any of the Company’s executive officers, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Acquirer such information concerning its business, properties, assets, customers, consultants and personnel as Acquirer may reasonably request; provided, however, that (i) direct access to personnel below the executive officer level shall be provided as reasonably determined by one or more of the executive officers of the Company, and (ii) the Company may withhold the documents and information described in Section 6.06 of the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Acquirer. Subject to Section 6.06(b) below, the Company hereby consents, and shall cause each Company Subsidiary to consent, to Acquirer’s and Acquirer’s officers, accountants, counsel, financial advisors, underwriters, financing sources, subcontractors and other representatives contacting and conducting discussions, in a reasonable fashion, with wholesale (but not retail) customers of the Company and each Company Subsidiary and will, upon reasonable notice from Acquirer to an executive officer of the Company, request such customers to cooperate during normal business hours during the period prior to the Effective Time with any reasonable requests made by or on behalf of Acquirer.

(b) Acquirer and the Company are parties to that certain Confidentiality Agreement, dated of even date herewith, a copy of which is attached to this Agreement as Exhibit D (the “Confidentiality Agreement”). Acquirer and the Company shall comply with the terms of such Confidentiality Agreement.
Section 6.07 Reasonable Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any and all Governmental Entities, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02 or 8.02. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Acquirer: (i) take all action within its power reasonably requested by Acquirer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby; and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Acquirer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby.
(b) The Company shall give prompt notice to Acquirer, and Acquirer and Acquisition Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it becoming untrue or inaccurate in any material respect (without giving duplicative effect to any materiality qualifier), or (ii) the failure by it to comply with or satisfy in any material respect (without giving duplicative effect to any materiality qualifier) any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement unless specifically agreed in writing to the contrary.
(c) For purposes of this Section 6.07, “Governmental Entity” shall not include the Acquirer Governing Body.

Section 6.08 Company Employee Plans.
(a) Following the Effective Time, Acquirer shall cause the Surviving Corporation to honor and perform, pursuant to their terms, all obligations of the Company under each and every Company Employee Plan, provided, however, that nothing contained herein shall limit any reserved right in any Company Employee Plan to amend, modify, suspend, revoke or terminate any such plan as to non-vested benefits.
(b) Acquirer hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the employment agreements listed in Section 6.08(b) of the Company Disclosure Schedule will occur at or prior to the Effective Time (as applicable). Section 6.08(b) of the Company Disclosure Schedule lists all payments that are or could be due to any employee of the Company or any Company Subsidiary upon the occurrence of a “change in control” (or similar phrase) under the specific terms and conditions of each of the employment agreements listed in Section 6.08(b) of the Company Disclosure Schedule.
Section 6.09 Indemnification; D&O Insurance, etc.
(a) Acquirer shall, to the fullest extent permitted by Law but subject to all applicable conduct requirements, cause the Surviving Corporation (from and after the Effective Time) to honor all the Company’s obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and the Company Subsidiaries against all losses, claims, damages or liabilities arising out of or incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed based upon alleged acts or omissions by any such directors and officers occurring prior to the Effective Time (including without limitation any alleged act or omission in connection with the Financing) to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-Laws, the NHBCA, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-Laws, the NHBCA and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, provided that, in the event that any claim for indemnification is asserted or made within the applicable statute of limitations period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In the event a current or former director or officer of the Company or any of the Company Subsidiaries is entitled to indemnification under this Section 6.09(a), such director or officer shall be entitled to reimbursement from the Company (prior to the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment. The indemnity agreements of Acquirer and the Surviving Corporation in this Section 6.09(a) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by any present or former director, officer or employee of the Company or any Company Subsidiary.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insureds with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium payable by the Company for such insurance for the year ending December 31, 2009 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. The Company may in lieu of the foregoing insurance coverage purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.
(c) Subject to Section 6.09(d), the provisions that are set forth in Article V, Sections 1–7 of the Surviving Corporation’s By-Laws, and Article XII of the Surviving Corporation’s Articles of Incorporation shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.
(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.09, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of Law or otherwise, the obligations set forth in this Section 6.09.

Section 6.10 Public Announcements.
Acquirer and Acquisition Subsidiary, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby prior to the issuance of any such press release or any such public statement, except that a party may, without providing the other party the opportunity to review and comment upon any press release or other public statements, issue such press release or make such public statement as the party may determine, in good faith after consultation with counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, if such party has used reasonable best efforts to consult with the other party.
Section 6.11 Stockholder Litigation.
The Company shall give Acquirer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Acquirer shall have the right to prevent the Company from entering into any such settlement without Acquirer’s consent, which consent shall not be unreasonably withheld or delayed, if Acquirer agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds actually received by such Person, that is in excess of the amount for which such Person would have been liable under such settlement.
Section 6.12 Resignation of Directors.
At the Closing, the Company shall deliver to Acquirer evidence reasonably satisfactory to Acquirer of the resignation of all directors of the Company and, as specified by the Acquirer, all directors of each Subsidiary of the Company, in each case effective as of the Effective Time.
Section 6.13 Assignment of Agreement by Acquirer.
City, in its sole discretion, may assign its rights, interests and obligations under this Agreement to a board or other municipal instrumentality duly established by the Acquirer Governing Body. Upon assignment by City to such a board pursuant to this Section 6.13, such board shall be treated as the Acquirer for all purposes under this Agreement. Any assignment pursuant to this Section 6.13 shall be with recourse to City, as assignor.
Section 6.14 Acquisition Subsidiary.
Acquirer shall (a) cause the organization of Acquisition Subsidiary, (b) cause Acquisition Subsidiary to execute a copy of this Agreement and deliver such executed copy to each of Acquirer and the Company and (c) cause Acquisition Subsidiary to take all necessary action to complete the Merger and the other transactions contemplated hereby subject to the terms and agreements hereof.

Section 6.15 No Inconsistent Actions.
Prior to the Effective Time, no party will enter into any transaction or make any agreement or commitment, and will use its reasonable best efforts not to permit any event to occur, that could reasonably be anticipated to result in (i) a denial of any of the Requisite Regulatory Approvals or (ii) the imposition of any term, condition, obligation or restriction described in Section 7.02(d).
Section 6.16 Financial and Other Statements.
(a) As soon as reasonably available, but in no event later than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Acquirer the Company’s Quarterly Report on Form 10-Q as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event later than ninety (90) days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Acquirer the Company’s Annual Report on Form 10-K as filed with the SEC under the Exchange Act. For all purposes under this Agreement and for all times after the date of this Agreement, “Filed Company SEC Reports” shall include all reports provided by the Company to Acquirer under this Section 6.16(a).
(b) As soon as practicable, the Company shall furnish to Acquirer copies of all financial statements and reports as the Company shall send to its stockholders, which financial statements shall (i) fairly present in all material respects (subject, in the case of any unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders’ equity and the consolidated financial position of the Company and the Company Subsidiaries for the respective periods or as of the respective dates stated therein, (ii) comply in all material respects with applicable accounting requirements and with the published rules of the SEC with respect thereto and (iii) be prepared in accordance with GAAP. For all purposes under this Agreement and for all times after the date of this Agreement, “Filed Company SEC Reports” shall include all reports provided by the Company to Acquirer under this Section 6.16(b).
(c) Promptly upon receipt thereof, the Company will furnish to Acquirer copies of all internal control reports submitted to the Company or any of the Company Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or any of the Company Subsidiaries made by such accountants.
(d) With reasonable promptness, the Company will furnish to Acquirer such additional financial data as Acquirer may reasonably request.
Section 6.17 1033 Election by Shareholders and Stock Option Holders.
Acquirer and the Company hereby acknowledge that this Agreement, together with the Settlement Agreement, represents a comprehensive settlement of the eminent domain dispute between the parties in lieu of the threatened taking of substantially all the Company’s assets by the Acquirer by means of eminent domain. The Company may, in its sole discretion, include information in the Proxy Statement regarding the application of Section 1033 of the Internal Revenue Code, or any other section of the Internal Revenue Code, to the transactions contemplated by this Agreement.

Section 6.18 Pennichuck Water Services Corporation Contracts.
The Company shall take all action necessary so that at the Effective Time there shall be no default or state of facts which with notice or lapse of time or both would constitute a material default on the part of Pennichuck Water Services Corporation under any significant contract to which PWSC is a party. If at the Effective Time (a) there shall be a material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of Pennichuck Water Services Corporation under any significant contract and which would result in a Company Material Adverse Effect, and (b) Acquirer determines that such default constitutes a violation of the covenant made in this Section 6.18 and that Acquirer shall terminate this Agreement, then this Agreement shall be terminated pursuant to Section 8.02(d); provided, however, that in the event of such a termination, pursuant to Section 8.03(b)(i) all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses, and the Company shall not be required to pay Acquirer any penalty amounts, liquidated damages and/or any other damages of any kind as the result of such termination.
Section 6.19 Environmental Confirmation.
As soon as practicable following the Effective Date and prior to the Acquirer Ratification Vote, the Company shall collect and analyze several samples from the stockpile of soil, rock and asphalt located at 31 Will Street, Nashua, New Hampshire to test solely for the presence of asbestos and PCBs. The Company shall furnish to Acquirer copies of the results of such testing. If such testing indicates that such stockpile complies with applicable EPA and NHDES standards for the reuse of road spoils containing PCBs and asbestos (the “Reuse Standards”), then no further action will be required by the Company with respect to such stockpile, and the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to such stockpile as long as the Company continues to manage and maintain such stockpile consistent with past practice. If such testing indicates levels of PCBs and/or asbestos above the Reuse Standards, the Company shall remove such stockpile and then collect and analyze several samples from the ground beneath the removed stockpile to test solely for the presence of asbestos and PCBs in the soil beneath such stockpile. The Company shall furnish to Acquirer copies of the results of such ground sampling tests prior to the Acquirer Ratification Vote. If such testing indicates that the soil beneath the removed stockpile complies with applicable EPA and NHDES standards for soil samples containing PCBs and asbestos (“Soil Standards”), then no further action will be required by the Company with respect to such soil, and the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to the soil and any replacement stockpile as long as the Company continues to manage and maintain such stockpile and soil consistent with past practice. If the testing shows levels of PCBs and/or asbestos above the Soil Standards, the Company shall prepare a comprehensive plan for remediating the soil beneath the removed stockpile pursuant to applicable Soil Standards (the “Remediation Plan”) and present it to the Acquirer prior to the Acquirer Ratification Vote. Prior to the date of the Acquirer Ratification Vote, Acquirer shall notify the

Company whether Acquirer has determined that (a) the Remediation Plan is satisfactory to Acquirer, or (b) the events indicated by such testing and the Remediation Plan constitute a violation of the representation set forth in Section 3.18 with the result that Acquirer shall terminate this Agreement. If Acquirer notifies the Company that the Remediation Plan is satisfactory to Acquirer, then the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to the soil and any replacement stockpile as long as the Company completes remediation in accordance with the Remediation Plan prior to the Effective Time and continues to manage and maintain such stockpile consistent with past practice. If Acquirer determines that the events indicated by such testing and the Remediation Plan constitute a violation of the representation set forth in Section 3.18, then the Acquirer shall have the right to terminate this Agreement pursuant to Section 8.02(d); provided, however, that in the event of such a termination, pursuant to Section 8.03(b)(i) all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses, and the Company shall not be required to pay Acquirer any penalty amounts, liquidated damages and/or damages of any kind as the result of such termination.
ARTICLE VII.
CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligations of each party to effect the Merger is subject to the satisfaction or express written waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Acquirer Governing Body Approval. The Acquirer Governing Body shall have obtained both the Acquirer Ratification Vote and the Acquirer Special Findings Vote.
(c) Requisite Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). For purposes of this Agreement, the term “Requisite Regulatory Approvals” means, to the extent deemed necessary by Acquirer: (i) a final nonappealable order or orders of the NHPUC approving or authorizing or waiving jurisdiction with respect to the Merger and granting any other necessary approvals with respect to the Financing and the other transactions contemplated by this Agreement; and (ii) any other material governmental approvals or orders reasonably deemed necessary by Acquirer to be necessary under applicable law.
(d) No Injunctions or Restraints. No statute, rule, regulation, executive Order, decree, temporary restraining Order, preliminary or permanent injunction or other Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (other than the lack of the Requisite Regulatory Approvals) preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.

Section 7.02 Conditions Precedent to Acquirer’s and Acquisition Subsidiary’s Obligations.
Acquirer and Acquisition Subsidiary shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Acquirer:
(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties in Sections 3.03, 3.23, and the last sentence of 3.26) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any qualification “To the Knowledge of the Company” or any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations or warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect. The representations and warranties in Sections 3.03, 3.23, and the last sentence of 3.26 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made again at and as of the Closing Date (other than immaterial numerical inaccuracies in Section 3.03). Acquirer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(b) Performance of Obligations of Company. The Company shall have performed in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) all obligations required to be performed by it under Articles V and VI of this Agreement at or prior to the Effective Time; and Acquirer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(c) No Company Material Adverse Effect. There shall not have occurred any change in the business, assets, prospects, financial condition or results of operations of the Company or any of the Company Subsidiaries that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No Burdensome Condition. None of the Requisite Regulatory Approvals shall have imposed any term, condition, obligation or restriction upon Acquirer, Acquisition Subsidiary, the Company or any of their respective Subsidiaries that Acquirer reasonably determines would, individually or in the aggregate (i) be expected to have a Company Material Adverse Effect, or (ii) so fundamentally and materially adversely affect the economic benefits to Acquirer of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger (a “Burdensome Condition”). Without limiting the generality of the foregoing, the term “Burdensome Condition” shall include, but not be limited to, any order or orders of the NHPUC approving the Merger and the other transactions contemplated by this Agreement that does not, or do not, approve an aggregate acquisition premium to be reflected in the accounts of the Regulated Company Subsidiaries and included in their respective rate bases to be recovered through rates with a return in a manner that, together with other components of the rates of the Regulated Company Subsidiaries, will be sufficient to enable Acquirer to satisfy all of the operating and debt service costs of the Regulated Company Subsidiaries and Acquirer’s obligations under the Financing, as such operating and debt service costs and Financing obligations are mutually agreed to by the parties and reflected in the petition filed with the NHPUC for approval of the Merger and the transactions contemplated by this Agreement. If the NHPUC issues a final and nonappealable order or orders approving the Merger and providing any other necessary approvals with respect to the transactions contemplated by this Agreement and Acquirer determines that such order or orders include a term or provision that is a Burdensome Condition, Acquirer shall provide written notice of such determination to the Company within 90 days after the date on which such order or orders shall have become final and nonappealable (a “Burdensome Condition Notice”). Acquirer shall be deemed to have waived this Section 7.02(d) if Acquirer shall have failed to provide a Burdensome Condition Notice within 90 days after the date on which such order or orders shall have become final and nonappealable.
(e) Financing. Acquirer shall have made financing arrangements to provide the funds required to satisfy the cash payment obligations of Acquirer under this Agreement on terms that Acquirer reasonably determines are acceptable to Acquirer; provided, however, that Acquirer shall be deemed to have waived this Section 7.02(e) if, at the end of the 90-day period beginning on the date on which all of the conditions precedent set forth in Article VII except this Section 7.02(e) shall have been satisfied, Acquirer reasonably could have obtained debt financing having the following terms and conditions: (i) general obligations of the City; (ii) a total principal amount of $160,000,000; (iii) repayment of principal over a term of 30 years with a level payment structure; (iv) subject to optional redemption at par by the City at any time ten years after issuance; (v) a true interest cost of no greater than 6.50%; and (vi) interest on the obligations includable in gross income for federal income tax purposes. Notwithstanding the foregoing, Acquirer shall be deemed to have waived this Section 7.02(e) if Acquirer shall have failed to use its commercial best efforts to obtain such financing arrangements within 90 days after the date on which all of the conditions precedent set forth in Article VII except this Section 7.02(e) shall have been satisfied.
(f) Dissenters. The holders of no greater than fifteen percent (15%) of the Company Common Stock shall have exercised statutory rights under the Dissenters’ Rights Provisions and shall not have waived or abandoned those rights as of the Closing.

Section 7.03 Conditions to Obligation of Company.
Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:
(a) Representations and Warranties. The representations and warranties of Acquirer and Acquisition Subsidiary set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any qualification “To the Knowledge of the Acquirer” or any exception in such representations and warranties relating to materiality, a material adverse impact on Acquirer, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations or warranties to be so true and correct, individually or in the aggregate, have or would have a material adverse impact on Acquirer. The Company shall have received a certificate signed on behalf of the Acquirer by a duly authorized official of the Acquirer to such effect.
(b) Performance of Obligations of Acquirer and Acquisition Subsidiary. Acquirer and Acquisition Subsidiary shall each have performed in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) all obligations required to be performed by them under Article VI of this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Acquirer by a duly authorized official of the Acquirer to the foregoing effect.
(c) Joinder by Acquisition Subsidiary. Acquisition Subsidiary shall have approved and executed this Agreement.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Ratification Required.
This Agreement shall not constitute a valid and binding obligation of Acquirer or Acquisition Subsidiary, and shall not be enforceable against Acquirer or Acquisition Subsidiary, until such time as the Acquirer Governing Body shall have obtained the Acquirer Ratification Vote and the Acquirer Special Findings Vote.
Section 8.02 Termination.
This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:
(a) by mutual written consent of Acquirer and the Company;

(b) by either Acquirer or the Company upon written notice to the other party (i) forty-five (45) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the forty-five- (45-) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.02(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable Order enjoining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Acquirer has failed to obtain the Financing necessary for Closing the Merger as specified in this Agreement within 90 days after the date on which all of the conditions precedent set forth in Article VII except Section 7.02(e) are satisfied or waived;
(d) by either Acquirer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, obligation or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to Closing;
(e) by either Acquirer or the Company if the Effective Time shall not have occurred prior to December 31, 2011, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(f) by either Acquirer or the Company if the Acquirer Governing Body shall not have obtained the Acquirer Ratification Vote and the Acquirer Special Findings Vote within 90 days after the Effective Date of this Agreement;
(g) by either Acquirer or the Company if the Company Stockholders Meeting (after any permitted postponements or adjournments thereof) shall have been concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;
(h) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal (a “Superior Proposal Agreement”), if the Company has complied with its obligations under Section 5.02(h); provided, that any such purported termination by the Company pursuant to this Section 8.02(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Acquirer the Acquirer Termination Fee in accordance with Section 8.03(c); and

(i) by either Acquirer or the Company if the Acquirer shall have provided the Company with a Burdensome Condition Notice as specified in Section 7.02(d).
Section 8.03 Effect of Termination; Expenses and Liquidated Damages.
(a) Effect of Termination. In the event of the termination of this Agreement by the Company or Acquirer as provided in Section 8.02, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.06, 6.09, 8.03 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of fraud or a knowing and intentional breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For the avoidance of doubt, Acquirer and the Company hereby acknowledge and agree that in the event of a breach of this Agreement arising out of fraud, or a knowing and intentional breach of any provision of this Agreement, the aggrieved party may either (i) seek all rights and remedies that may be available at law or in equity, or (ii) terminate this Agreement and claim liquidated damages in accordance with Section 8.03(b), but may not pursue both legal action and claim liquidated damages.
(b) Expenses and Liquidated Damages.
(i) Except as set forth in this Section 8.03(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.
(ii) Subject to Section 6.18 and Section 6.19, if Acquirer terminates this Agreement pursuant to Section 8.02(d), then the Company shall pay Acquirer $1,500,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.
(iii) If the Company terminates this Agreement pursuant to Section 8.02(d), then Acquirer shall pay the Company $1,500,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.
(iv) If Acquirer terminates this Agreement pursuant to Section 8.02(g), then the Company shall be liable to Acquirer for $250,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

(v) The parties acknowledge and agree that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that any payment by one party to the other pursuant to any of the provisions of this Section 8.03(b) is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Acquirer or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance of this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, the payment by one party to the other pursuant to any of the provisions of this Section 8.03(b) shall be the exclusive remedy available for termination of this Agreement pursuant to the subsections indicated in this Section 8.03(b).
(c) Acquirer Termination Fee. To induce Acquirer to enter into this Agreement and to reimburse Acquirer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, pursuant to the provisions of this Section 8.03(c) the Company will make a cash payment to Acquirer (by wire transfer of immediately available funds to an account designated by Acquirer) of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) (the “Acquirer Termination Fee”), less any amount(s) paid by Company to Acquirer under Section 8.03(b), it being understood by the parties that in no event shall Acquirer be entitled to receive under Sections 8.03(a), 8.03(b) and 8.03(c) an amount exceeding the Acquirer Termination Fee, in the event of one or more of the following occurrences:
(i) the Company has terminated this Agreement pursuant to Section 8.02(h); or
(ii) (A) after the date of this Agreement, any bona fide Company Alternative Proposal, with each reference to “20%” in the definition thereof replaced with “50%”, (hereinafter a “Superior Company Alternative Proposal”) shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting and this Agreement is terminated by Acquirer or the Company pursuant to Section 8.02(g), and (B) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Superior Company Alternative Proposal shall have been entered into by the Company or a transaction contemplated by any Superior Company Alternative Proposal shall have been consummated; or
(iii) Acquirer has terminated this Agreement pursuant to Section 8.02(d) because a Company Change in Recommendation shall have occurred, and, at the time of the Company Change of Recommendation, a Superior Company Alternative Proposal had been made and not withdrawn; or
(iv) (A) Acquirer has terminated this Agreement pursuant to Section 8.02(d), and (B) the breach of the representation, warranty, covenant, obligation or agreement was caused by the willful conduct or gross negligence of the Company and, at the time of such breach, a bona fide Superior Company Alternative Proposal shall have been publicly announced and not withdrawn, and (C) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Superior Company Alternative Proposal shall have been entered into by the Company with any Person other than Acquirer or an Affiliate of Acquirer or a transaction contemplated by any Superior Company Alternative Proposal shall have been consummated.

The Acquirer Termination Fee payable in accordance with this Section 8.03(c) shall constitute liquidated damages and shall be the sole remedy of Acquirer for termination of this Agreement under the circumstances described in this Section 8.03(c). The parties acknowledge and agree that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the Acquirer Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate Acquirer, in the circumstances in which such Acquirer Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance of this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
Section 8.04 Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may be so amended by the parties at any time before or after receipt of the Company Stockholder Approval, or before or after receipt of the approvals of the Acquirer Governing Body referred to in Section 7.01(b); provided, however, that after receipt of such Company Stockholder Approval, or such approvals of the Acquirer Governing Body, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or the Acquirer Governing Body, respectively; and provided, further, that after this Agreement is approved by the Company’s stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders.
Section 8.05 Extension; Waiver.
At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in the second sentence of this Section 8.05, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06 Procedure for Termination, Amendment, Extension or Waiver.
A termination of this Agreement, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of Acquirer, action by the Acquirer Governing Body, or, in the case of Acquisition Subsidiary or the Company, action by its board of directors.

ARTICLE IX.
GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations and Warranties.
Except as provided in the last sentence of this Section 9.01, none of the representations, warranties and covenants in this Agreement (including any rights arising out of any breach of such representations, warranties and covenants) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 9.02 Notices.
All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) five days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy, or (iv) one (1) business day after sending by reputable overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to Company:
Pennichuck Corporation
P.O. Box 1947
25 Manchester Street
Merrimack, NH 03054
Attn: Duane C. Montopoli
President and Chief Executive Officer
With a copy to:
General Counsel & Corporate Secretary
Pennichuck Corporation
P.O. Box 1947
25 Manchester Street
Merrimack, NH 03054
Attn: Roland E. Olivier, Esq.
And a copy (which shall not constitute notice) to:
Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attn: Michael K. Krebs, Esq.

(b)	If to Acquirer or Acquisition Subsidiary:
Mayor Donnalee Lozeau
City of Nashua
229 Main Street
Nashua, NH 03060
With a copy to:
Office of Corporation Counsel
City of Nashua
229 Main Street
Nashua, NH 03060
Attn: James McNamee, Esq.
And a copy (which shall not constitute notice) to:
Rath, Young and Pignatelli, P.C.
One Capital Plaza
P.O. Box 1500
Concord, NH 03302
Attn: William F. J. Ardinger, Jr., Esq.
Section 9.03 Definitions.
For purposes of this Agreement:
“Acquirer Governing Body” means, with respect to the City, the Board of Aldermen of the City of Nashua.
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition the term “control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
A “business day” shall mean any calendar day which is not a Saturday, Sunday, federal holiday or bank holiday under the laws of the states of New York or New Hampshire.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has had a material adverse effect on the business, assets, financial condition, or past or future operations of the Company and the Company Subsidiaries, taken as a whole, but shall not include: (a) facts, circumstances, events or changes (i) generally affecting the industry in which the Company operates, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretations thereof or GAAP, or (v) resulting from actions of the Company or any of the Company Subsidiaries which Acquirer has expressly requested in writing or to which Acquirer has expressly consented in writing; (b) any change in the price of the Company Common Stock on the NASDAQ stock exchange or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such change or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect); or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger. The existence of an inaccuracy, misstatement, deviation or nonconformity with respect to any representation, warranty, covenant or obligation which does not, taken individually, have a Company Material Adverse Effect shall nevertheless be taken into account and aggregated for purposes of determining whether a Company Material Adverse Effect results from another inaccuracy, misstatement, deviation or non-conformity or all inaccuracies, misstatements, deviations or nonconformities, taken collectively.
A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which) is owned directly or indirectly by such first Person.
“To the Knowledge” of any specified entity means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; provided that such executive officer shall have made reasonable inquiry of the employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

Section 9.04 Definitions Cross Reference Table.
The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

“Acquirer”	Preamble
“Acquirer Termination Fee”	Section 8.03(c)
“Acquirer Governing Body”	Section 9.03
“Acquirer Ratification Vote”	Section 6.03(a)
“Acquirer Special Findings Vote”	Section 6.03(a)
“Acquisition Subsidiary”	Preamble
“Affiliate”	Section 9.03
“Agreement”	Preamble
“Approvals”	Section 3.01
“Articles of Merger”	Section 1.03
“Burdensome Condition”	Section 7.02(d)
“Burdensome Condition Notice”	Section 7.02(d)
“business day”	Section 9.03
“Certificates”	Section 2.02(b)
“CIAC”	Section 5.01(a)(viii)
“City”	Preamble
“Closing”	Section 1.02
“Closing Date”	Section 1.02
“Code”	Section 3.11(a)
“Company”	Preamble
“Company Alternative Proposal”	Section 5.02(f)
“Company Board”	Section 3.04
“Company By-Laws”	Section 3.02
“Company Charter”	Section 3.02
“Company Change of Recommendation”	Section 5.02(c)
“Company Common Stock”	Preamble
“Company Disclosure Schedule”	Article III
“Company Employee Plans”	Section 3.11(a)
“Company Intellectual Property Rights”	Section 3.19
“Company’s Internal Control System”	Section 3.07(f)
“Company Material Adverse Effect”	Section 9.03
“Company Permits”	Section 3.06(b)
“Company Recommendation”	Section 6.05(b)
“Company Required Consents”	Section 3.05(c)
“Company Rights Agreement”	Section 3.22
“Company Stock Option Plans”	Section 3.11(c)
“Company Stock Options”	Section 3.03
“Company Stock Purchase Plan”	Section 3.24
“Company Stockholder Approval”	Section 3.04
“Company Stockholders Meeting”	Section 6.05(b)
“Company Subsidiaries”	Section 3.01
“Company Superior Proposal”	Section 5.02(g)
“Confidentiality Agreement”	Section 6.06(b)
“December Company Balance Sheet”	Section 3.09
“Dissenters’ Rights Provisions”	Section 2.01(d)
“Dissenters’ Shares”	Section 2.01(d)
“Effective Date”	Preamble
“Effective Time”	Section 1.03

“Environmental Agencies”	Section 3.05(c)
“Environmental Laws”	Section 3.18
“Environmental Permits”	Section 3.18
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05(a)
“Exchange Fund”	Section 2.02(a)
“Filed Company SEC Reports”	Section 3.07(a)
“Financing”	Section 6.03(b)
“GAAP”	Section 3.07(b)
“Governmental Entity(ies)”	Section 3.05(c)
“IRS”	Section 3.11(b)
“Laws”	Section 3.05(b)
“Liens”	Section 3.03
“Material Contracts”	Section 3.05(a)
“Maximum Amount”	Section 6.09(b)
“Merger”	Preamble
“Merger Consideration”	Section 2.01(c)
“NHBCA”	Section 1.01
“NHPUC”	Section 3.14(a)
“NHRSA”	Preamble
“Notice Period”	Section 5.02(h)
“Orders”	Section 3.05(b)
“Paying Agent”	Section 2.02(a)
“Person”	Section 9.03
“Proxy Statement”	Section 6.05(a)
“PUCs”	Section 3.05(c)
“Regulated Company Subsidiaries”	Section 3.16
“Related Party Contracts”	Section 3.05(a)
“Remediation Plan”	Section 6.19
“Requisite Regulatory Approvals”	Section 7.01(c)
“Revised Transaction”	Section 5.02(h)
“Reuse Standards”	Section 6.19
“Rights”	Section 3.23
“Right to Match”	Section 5.02(h)
“SEC”	Section 3.07(a)
“Securities Act”	Section 3.07(a)
“Settlement Agreement”	Preamble
“Soil Standards”	Section 6.19
“Special Legislative Authority”	Preamble
“Subsidiary”	Section 9.03
“Subsidiary Documents”	Section 3.02
“Superior Company Alternative Proposal”	Section 8.03(c)(ii)
“Superior Proposal Agreement”	Section 8.02(i)
“Superior Proposal Notice”	Section 5.02(h)
“Surviving Corporation”	Section 1.01
“Tax” or “Taxes”	Section 3.17(a)
“Tax Returns”	Section 3.17(a)
“To the Knowledge”	Section 9.03

Section 9.05 Interpretation.
When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Section 9.06 Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 9.07 Counterparts; Facsimile Signatures.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.
Section 9.08 Entire Agreement; No Third-Party Beneficiaries.
This Agreement, taken together with the Company Disclosure Schedule and the Settlement Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby, and (b) is not intended to confer upon any Person other than the parties any rights or remedies except for the provisions of Section 6.09 (which are intended to be for the benefit of the parties specified therein and may be enforced by such parties).
Section 9.09 Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any law or principle which would refer enforcement to the law of any other jurisdiction.

Section 9.10 Assignment.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) the City may assign its rights interests and agreements under this Agreement as provided in Section 6.13 and (ii) Acquisition Subsidiary may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Acquirer or to any direct or indirect wholly owned Subsidiary of Acquirer. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.11 Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New Hampshire state court or any Federal court located in the State of New Hampshire, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New Hampshire state court or any Federal court located in the State of New Hampshire in the event any dispute arises out of this Agreement or any transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereby in any court other than any New Hampshire state court or any Federal court sitting in the State of New Hampshire, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereby.
Section 9.12 Consents.
Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.05 and 8.06. Acquisition Subsidiary hereby agrees that any consent or waiver of compliance given by Acquirer hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

Section 9.13 Rules of Construction.
The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.
IN WITNESS WHEREOF, City and Company have caused this Agreement and Plan of Merger to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

CITY OF NASHUA
By:	/s/ Donnalee Lozeau
	Name:	Donnalee Lozeau
	Title:	Mayor

PENNICHUCK CORPORATION
By:	/s/ Duane C. Montopoli
	Name:	Duane C. Montopoli
	Title:	President and Chief Executive Officer

EXHIBIT A TO MERGER AGREEMENT
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PENNICHUCK CORPORATION
ARTICLE I — NAME
The name of the corporation is PENNICHUCK CORPORATION.
ARTICLE II – CAPITAL STOCK
The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1000 shares of Common Stock with a par value of $0.01 per share. The acquisition, ownership and exercise of all of the rights of the capital stock of the Corporation by the City of Nashua, New Hampshire (the “City of Nashua”) are authorized pursuant to Chapter 347, Section 5 of the 2007 Laws of New Hampshire, as amended by Chapter 1, Section 118 of the 2010 Special Session Laws of New Hampshire (the “Special Legislative Authorization”).
ARTICLE III – REGISTERED AGENT AND ADDRESS
The name of the Corporation’s initial registered agent, and the address of the initial registered office of the Corporation is Paul R. Bergeron, City Clerk, 229 Main Street, Nashua, New Hampshire 03060.
ARTICLE IV – SECURITIES LAW STATEMENT
The capital stock of the Corporation will be sold or offered for sale within the meaning of the New Hampshire Uniform Securities Act (RSA 421-B).
ARTICLE V – PURPOSES AND POWERS
The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under the New Hampshire Business Corporation Act, and such purposes and powers shall be subject to the provisions of the Special Legislative Authorization.
ARTICLE VI – SOLE SHAREHOLDER
The sole holder of all of the outstanding shares of the capital stock of the Corporation shall be the City of Nashua (the “Sole Shareholder”), and all powers and rights of such shares of capital stock shall be exercised by the Sole Shareholder pursuant to the authority and provisions of the Special Legislative Authorization. The Sole Shareholder shall exercise such powers and rights pursuant to vote of the Board of Aldermen of the City of Nashua, considered and adopted in accordance with applicable law and the provisions of the City Charter.

ARTICLE VII – BY-LAWS
The procedures and policies for the internal governance of the Corporation shall be as set forth in the By-Laws of the Corporation, as amended and restated, from time to time.
ARTICLE VIII – BOARD OF DIRECTORS
The Sole Shareholder determines pursuant to the Special Legislative Authority that, subject to the Reserved Powers as set forth in Article VIII hereof, the construction, management, control and direction of the Corporation shall be vested in a Board of Directors (hereinafter, the “Board”). The composition of the Board and the election and appointment of members of the Board shall be in accordance with the By-Laws. The compensation (if any) of any member of the Board shall be determined, fixed and approved by the Sole Shareholder.
ARTICLE IX – RESERVED POWERS
The actions of the Board designated in this Article VIII are subject to powers reserved to the Sole Shareholder (each such action is referred to individually as a “Reserved Power” and collectively referred to as the “Reserved Powers”). Notwithstanding any other provision of these Articles or the By-Laws, no act shall be taken, sum expended, decision made or obligation incurred by the Corporation with respect to a matter within the scope of any of the Reserved Powers unless and until the same has been approved by the Sole Shareholder.
The Reserved Powers referred to in this Article VIII shall be the following:
(1)	any action to change to the name of the Corporation or to the name of any corporation, partnership, or limited liability company directly or indirectly wholly-owned by the Corporation (such entities are referred to herein as the “Subsidiaries”);

(2)	any action to amend to the By-Laws of the Corporation or any of the Subsidiaries;

(3)	any action to (A) create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of any person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Corporation or any of its Subsidiaries, or (C) guarantee any debt securities of any person;

(4)	any action to authorize the Corporation or any of the Subsidiaries to merge or consolidated with or into, or acquire all or substantially all of the assets of, any corporation, partnership, limited liability company, or any other business entity or person;

(5)	any action to sell, lease, transfer or otherwise dispose of all or any substantial part of the assets (whether in a single transaction or series of transactions during any consecutive 12-month period) of the Corporation or any of the Subsidiaries other than in the ordinary course of the business of the Corporation or any of the Subsidiaries; and

(6)	any action to make any loan or advance to any person or purchase or otherwise acquire any capital stock, obligations or other securities of, or make any capital contribution to, or otherwise invest in, any person other than the Subsidiaries.
ARTICLE X – LIMITATION OF LIABILITY
A director or an officer of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 8.33 of the New Hampshire Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the New Hampshire Business Corporation Act is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the New Hampshire Business Corporation Act, as so amended. Any repeal or modification of Article IX by the Sole Shareholder of the Corporation shall not adversely affect any right or protection of a director or an officer of the corporation existing at the time of such repeal or modification.
ARTICLE XI – AMENDMENT
These Articles of Incorporation may be amended only by action of the Sole Shareholder.

EXHIBIT B TO MERGER AGREEMENT
BY-LAWS
OF
PENNICHUCK CORPORATION
ARTICLE I
SOLE SHAREHOLDER
Section 1. City of Nashua, New Hampshire as Sole Shareholder. As set forth in the Articles of Incorporation of the Corporation, the sole holder of all of the outstanding shares of the capital stock of the Corporation shall be the City of Nashua, New Hampshire (the “Sole Shareholder”). All actions of the Sole Shareholder taken pursuant to these By-Laws shall comply with all requirements for such actions applicable to actions taken by the City of Nashua.
Section 2. Place of Meetings. All annual and special meetings of the Sole Shareholder shall be held at such places within the State of New Hampshire as the Board of Directors may designate.
Section 3. Annual Meetings. A meeting of the Sole Shareholder for the election of Directors and for the transaction of any other business of the Corporation shall be held annually, at such time and on such date as the Board of Directors may designate.
Section 4. Special Meetings. Special meetings of the Sole Shareholder for any purpose or purposes, unless otherwise prescribed by the laws of the State of New Hampshire, may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors and shall be called upon the written request of the Sole Shareholder. Such written request shall state the purpose or purposes of the meeting and shall be delivered at the principal office of the Corporation addressed to the Chairman of the Board, the President or the Secretary not less than fourteen days before the date of the meeting.
Section 5. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than five nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, the Secretary or the officers or persons calling the meeting, to the Sole Shareholder. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Sole Shareholder at the address that appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 5 of this Article II, with postage thereon prepaid. Subject to Article I, Section 7 below (relating to RSA Chapter 91-A), the Sole Shareholder may waive notice of any meeting.
Section 6. Conduct and Requirements of Meetings. All meetings of the Sole Shareholder shall comply with all provisions and requirements applicable to meetings of the Board of Aldermen of the City of Nashua, New Hampshire. The Sole Shareholder shall exercise all powers and rights of the Sole Shareholder pursuant to vote of the Board of Aldermen of the City of Nashua, considered and adopted in accordance with applicable law and the provisions of the City Charter.

Section 7. Right-to-Know Law. All meetings of the Sole Shareholder shall comply in all respects with the requirements of RSA Chapter 91-A.
ARTICLE II
BOARD DIRECTORS
Section 1. Establishment of Board of Directors. Pursuant to the Articles of Incorporation, the management of the Corporation shall be vested in a Board of Directors which shall have the composition and be subject to election and appointment as provided in this Article II.
Section 2. Number and Qualifications.
A. The Board of Directors shall consist of a number to be determined at the annual meeting of the Sole Shareholder between seven and thirteen persons with the following qualifications:
(1)	at least five shall be residents of the City of Nashua; and

(2)	at least one shall be a natural person (a) who is not a resident of the City of Nashua, and (b) who takes water service from Pennichuck Water Works, Inc., Pennichuck East Utility, Inc., or Pittsfield Aqueduct Company, Inc. (the “Water Utility Subsidiaries).
B. During the term of any member of the Board of Directors, a member of the Board of Directors shall not be:
(1)	except as set forth in Article II, Section 4 below with respect to the initial Board of Directors, the Mayor of the City of Nashua;

(2)	a member of the Board of Aldermen of the City of Nashua or of an elected member of the governing body of any municipality having residents served by any of the Water Utility Subsidiaries;

(3)	the director of the City of Nashua Public Works Department or a member of the Board of Public Works of the City of Nashua;

(4)	any person who served at any time during the two-year period immediately preceding the date on which he or she stands for election as a member of the Board of Directors as (i) Mayor of the City of Nashua, (ii) an elected member of the governing body of any municipality having residents served by any of the Water Utility Subsidiaries, or (iii) as the director of the City of Nashua Public Works Department or a member of the Board of Public Works of the City of Nashua; or

(5)	any person who is an immediate family member (as that term is defined below) of the Mayor of the City of Nashua or of any person who is excluded from service as a member of the Board of Directors under paragraphs (2), (3) or (4) above.
C. For all purposes of these By-Laws, the term “immediate family member” shall mean a person’s spouse, parent, stepparent, parent-in-law, child, child’s spouse, stepchild, stepchild’s spouse, son-in-law, daughter-in-law, sibling, grandparent, grandchild, or grandchild’s spouse.
Section 3. Classes and Term. At the time of his or her election, each director shall be assigned to Class A, Class B, or Class C, each of which shall consist of at least two directors. Each director shall hold office for a term of three years, except that for the initial Board established at the time that the City of Nashua first becomes the Sole Shareholder of the Corporation (the “Commencement Date”):
(1)	Directors in Class A shall have their term expire in the first full calendar year following the Commencement Date (and every three years thereafter);

(2)	Directors in Class B shall have their term expire in the second full calendar year following the Commencement Date (and every three years thereafter); and

(3)	Directors in Class C shall have their term expire in the third full calendar year following the Commencement Date (and every three years thereafter).
Section 4. Initial Board of Directors. On the Commencement Date, the initial Board of Directors shall be established pursuant to this Section 4.
A. Mayor to Serve on the Initial Board of Directors. Notwithstanding the prohibition in Article II, Section 2 above, at the Commencement Date, the Mayor of the City of Nashua shall be appointed as a member of the Board of Directors, to hold office as a Class B Director. Upon conclusion of the initial term as a Class B Director, the Mayor of the City of Nashua shall no longer serve as a member of the Board of Directors.
B. Other Members of the Initial Board of Directors. Each member of the initial Board of Directors (other than the Mayor of the City of Nashua) shall be nominated by the Mayor and approved and appointed at any meeting called for such purpose by the City of Nashua Board of Aldermen by a vote of a majority of those members present at such meeting. In addition to the Mayor, the initial Board of Directors, and their respective classes shall be as set forth in the following chart:
[NOTE: THIS CHART TO BE ESTABLISHED NEAR CLOSING DATE BY WHATEVER PROCESS IS DEEMED APPROPRIATE BY THE CITY OF NASHUA.]

Class	Name	Address
Class A

Class A

Class B

Class B

Class B

Class C

Class C
Section 5. Election Subsequent to the Initial Board of Directors.
A. Nomination. Subsequent to the initial Board of Directors, each member of the Board of Directors shall be nominated by a nominating committee duly appointed by the Board of Directors, and then shall be approved for submission to the Sole Shareholder by action of the full Board of Directors.
B. Approval and Appointment by Sole Shareholder. A nominee, having been nominated pursuant to paragraph A and having met the qualifications set forth in Section 2 above, shall be elected by the Sole Shareholder at the annual meeting of the Board.
Section 6. Vacancy. Any vacancy occurring in the Board of Directors in between annual meetings of the Sole Shareholder, due to death, or resignation, may be filled by the affirmative vote of Sole Shareholder at a meeting duly called for such purpose; provided, however, that any person who may fill a vacancy shall satisfy the qualification requirements set forth above.
Section 7. Removal. Any Director may be removed from office with or without cause by a vote of the Sole Shareholder at a meeting duly called for such purpose.
Section 8. Regular Meetings. The Board of Directors shall hold regular meetings not less frequently than quarterly on such dates and at such times as the Board may designate. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the Sole Stockholder.
Section 9. Special Meetings. Special meetings of the Board in lieu of or in addition to the regular meetings shall be held at such times as the Chairman of the Board, President or any four Directors may require.

Section 10. Notice. Notice of regular and special meetings shall be sent by the Clerk or President, by mailing, a written notice of such meeting, at least five days prior to the day of the meeting. Any Director may waive notice of any meeting in writing filed with the Secretary.
Section 11. Quorum. No less than a majority of Directors shall constitute a quorum for the transaction of business at the meetings of the Board, and the concurrence of a majority of those present at any meeting shall be necessary to give validity to any vote.
Section 12. Duties and Powers. Subject to the provisions of the Articles of Incorporation (including but not limited to those provisions concerning certain reserved powers) and these By-Laws, the Board of Directors shall be vested with the management and direction of the affairs of the Corporation and shall have and exercise all the powers possessed by the Corporation so far as such delegation of authority is not inconsistent with the laws of the State of New Hampshire, the Articles of Incorporation and these By-Laws.
Section 13. Executive Committee: Other Committees. The Board of Directors, by resolution adopted by a majority of the full Board, may designate from its members an Executive Committee and one or more other committees each of which, subject to the limitations of the laws of the State of New Hampshire, shall have and may exercise all of the authority of the Board to the extent provided in these By-Laws or in any such resolution.
Section 14. Compensation. The compensation (if any) of any member of the Board shall be determined, fixed and approved by the Sole Shareholder.
Section 15. Right-to-Know Law. All meetings of the Board of Directors shall comply in all respects with the requirements of RSA Chapter 91-A.
ARTICLE III
OFFICERS
Section 1. Number. The officers of the Corporation shall consist of a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, a Clerk and such other officers as the Board of Directors may, from time to time, determine. Two or more offices may be held by the same person.
Section 2. Election.
A. Chair of the Board, President, Clerk and Treasurer. Each year at the first regular meeting of the Board of Directors following the annual meeting of the Sole Shareholder, the Board of Directors shall elect persons to serve in the offices of Chair of the Board, President, Clerk and Treasurer for the ensuing year and until their successors are duly qualified, or until their death or until they shall resign or be removed in the manner hereinafter provided. The Board of Directors may from time to time fill any vacancy that may exist in any office and may elect such other officers as they may determine to be necessary to manage the affairs of the Corporation.

B. Other Officers. Each year at the annual meeting of the Board of Directors, the Directors shall determine the number of offices other than Chair of the Board and President to be filled and shall elect officers to fill such positions for the ensuing year and until their successors are duly qualified, or until their death or until they shall resign or be removed in the manner hereinafter provided. Directors from time to time may fill any vacancy that may exist in any office and may elect such other officers as they may determine to be necessary to manage the affairs of the Corporation.
C. General Provisions. Election or appointment of an officer, employee or agent, shall not of itself create contract rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with applicable law and regulation, but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article III. All officers shall be sworn to the faithful performance of their duties.
Section 3. Removal. The appointing body may at any time suspend the right of any officer to perform such officer’s duties and may remove any officer with or without cause at any duly called meeting, whenever, in the judgment of the appointing body, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4. Duties and Powers. The duties of certain officers shall be as specified in this Section 4, as otherwise provided in these By-Laws, and as determined from time to time by the Board of Directors.
A. Chair of the Board. The Chair of the Board, if any, shall preside at all meetings of the Board and shall exercise overall supervision of the officers and affairs of the Corporation.
B. President. The President shall be the Chief Executive Officer of the Corporation and shall have the general management of the affairs of the Corporation as far as they are not specifically regulated by the Sole Shareholder or the Directors, including the Chair of the Board, if any. The President shall preside at all the meetings of the Board in the absence of the Chair.
C. Executive Vice President. A Vice President of the Corporation may be designated by the Board as Executive Vice President and in addition to the duties and powers provided in these By-Laws and otherwise delegated by the Board and the Chief Executive Officer, the Executive Vice President shall have the powers of the President during the absence or disability of the President.
D Treasurer. The Treasurer shall be the Chief Financial Officer of the Corporation and shall negotiate loans and receive and disburse all other funds of the Corporation, and, for this purpose, shall have authority to sign checks upon any account of the Corporation in any bank or similar type of institution. The Treasurer shall supervise the keeping of the accounts of the Corporation in books which shall be the property of the Corporation and shall cause to be prepared periodic statements of the financial condition of the Corporation and shall submit such statements to the Board.

E. Clerk. The Clerk shall record the proceedings of the meetings of the Sole Shareholder and Directors showing the names of the persons present. The Clerk may give notice of all meetings of the Sole Shareholder and the Directors required by these By-Laws. The Clerk shall furnish a certificate identifying the officers annually to the clerk of the City of Nashua.
ARTICLE V
INDEMNIFICATION
Section 1. Suits, etc., Other Than by or in the Right of the Corporation. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Section 2. Suits, etc.. by or in the Right of the Corporation. The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.
Section 3. Scope of Indemnification. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 above, or in defense of any claim, issue or matter based on Section 1 or 2 above, he shall be indemnified against expenses, including attorneys, fees, actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Indemnification. Any indemnification under Section 1 or 2 above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 above. This determination shall be made:
(1)	By the Board of Directors by a majority of vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding;

(2)	By independent legal counsel in a written opinion if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs; or

(3)	By the Sole Shareholder.
Section 5. Payment of Expenses. Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized in the manner provided in Section 4 above, upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay the amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.
Section 6. Other Rights. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of the Sole Shareholder or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.
Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against this liability under the provisions of this section.
ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS
Section 1. Documents and Instruments. To the extent permitted by the laws of the State of New Hampshire, and except as otherwise prescribed by these Bylaws with respect to certificates for shares, the Chair of the Board, President, and Vice President or the Treasurer shall be authorized to execute contracts, deeds, leases and all other documents. Notwithstanding the foregoing, the Board of Directors may by special vote authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Sole Shareholder. Such authority may be general or confined to specific instances.
Section 3. Checks. Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.
Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the Board of Directors may select.
ARTICLE VII
FISCAL YEAR; ANNUAL AUDIT
The fiscal year of the Corporation shall be the calendar year.
ARTICLE VIII
CONFLICT OF INTEREST
A director shall not participate in debate or vote on matters that involve a direct personal and pecuniary interest for the director or any immediate family member of the director.
ARTICLE IX
DISCRIMINATION PROHIBITED
In administering its affairs, the Corporation shall not discriminate against any person on the basis of race, creed, color, national or ethnic origin, sex, physical disability, age or sexual orientation.

ARTICLE X
INSPECTION OF BOOKS AND RECORDS
The Sole Shareholder of the Corporation shall have such right to inspect and copy the books and records of the Corporation as is provided by the New Hampshire Business Corporation Act, N.H. RSA 293-A, or any successor thereto, exercise of which right shall be subject to compliance with all notice or other requirements set forth therein, and subject to payment of reasonable copying or other fees as may be provided therein. The books and records of the Corporation shall be subject to the requirements and exemptions set forth in RSA Chapter 91-A.
ARTICLE XI
AMENDMENTS
These By-Laws may be amended at any time by the Sole Shareholder at a meeting expressly called for such purpose.

EXHIBIT C TO MERGER AGREEMENT
SETTLEMENT AGREEMENT
This Settlement Agreement (the “Agreement”) dated as of November 11, 2010 (the “Effective Date”) is made and entered into by and between the City of Nashua, New Hampshire (“City”) and Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”.)
WHEREAS, the City and Pennichuck are parties to an eminent domain proceeding pursuant to RSA Chapter 38 before the New Hampshire Public Utilities Commission (“PUC”), docketed by the PUC as DW 04-048 (the “PUC Eminent Domain Proceeding”);
WHEREAS, on July 25, 2008, the PUC issued its Order No. 24,878 (the “PUC Approval Order”) concluding, among other things, that (i) the taking of the plant and property of PWW by eminent domain is in the public interest, (ii) the initial valuation of such plant and property as of December 31, 2008 was $203 million, and (iii) the City must establish a $40 million mitigation fund to protect the interests of the customers of PEU and PAC;
WHEREAS, on March 25, 2010, the New Hampshire Supreme Court affirmed the PUC Approval Order No. 24,878 and the PUC’s Order No. 24,948, which decision became effective upon issuance of the Court’s mandate on April 7, 2010;
WHEREAS, it is the City’s and Pennichuck’s desire, and it is mutually beneficial to them and, they believe, in the public interest to resolve their differences on a consensual basis, rather than through continuation of the administrative litigation process (including potential appeals) that would otherwise be necessary to conclude the eminent domain process under NH RSA 38;
WHEREAS, the City and Pennichuck have executed and delivered that certain Agreement and Plan of Merger dated as of November 11, 2010 (the “Merger Agreement”) which provides for the City directly or indirectly to acquire all of the issued and outstanding shares of PNNW stock and common stock equivalents (the “Merger”) as a means of acquiring control over the water systems owned and operated by Pennichuck;
WHEREAS, the City and Pennichuck have entered into the Merger Agreement, together with this Agreement, to effect a comprehensive settlement of the eminent domain dispute between the parties relating to the acquisition by the City of the water system owned and operated by PWW, pursuant to the provisions of NH RSA Chapter 38 and Chapter 347, Section 5 of 2007 N.H. Laws, as amended by Chapter 1, Section 118 of the Laws of the 2010 Special Session (the “Special Legislative Authority”);
WHEREAS, as a condition and material inducement to Pennichuck’s entry into the Merger Agreement and in consideration therefor, the City has entered into this Agreement with Pennichuck; and

WHEREAS, it is the City’s and Pennichuck’s intention that this Agreement shall be binding and enforceable on each of them.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, the City and Pennichuck agree as follows:
1.	Settlement and Resolution of the PUC Eminent Domain Proceeding. In consideration of the agreements set forth herein and in the Merger Agreement, the City and Pennichuck agree to settle all claims, controversies and disputes between the parties in the PUC Eminent Domain Proceeding, in accordance with the terms and conditions of this Agreement.

2.	Final Determination of Price; Ratification Vote. The City and Pennichuck agree that they intend that $29.00 per share for the common stock and/or common stock equivalents of PNNW (the “Price”), as stated in the Merger Agreement, shall constitute the “final determination of the price to be paid for the plant and property to be acquired under the provisions of RSA 38:8, 38:9 or 38:10 and any consequential damages under RSA 38:33” within the meaning of NH RSA 38:13. Accordingly, the City agrees that it shall, within 90 days after the date of the Merger Agreement, take all steps necessary to duly call, give notice of, convene and hold a meeting of the City’s Board of Aldermen for the purpose of taking action by an affirmative vote of not less than 10 members of the City’s Board of Aldermen (a) to approve and ratify, pursuant to NH RSA 38:13 and the Special Legislative Authority, the issuance of bonds and notes necessary to defray the costs to be incurred by the City to consummate the Merger pursuant to the terms and conditions of the Merger Agreement (if so approved and ratified, the “Acquirer Ratification Vote”), and (b) to make the findings required by the Special Legislative Authority (if so made, the “Acquirer Special Findings Vote”). The City agrees that (i) an affirmative vote of less than 10 members of the City’s Board of Aldermen regarding the Acquirer Ratification Vote, or (ii) the failure by the Board of Alderman to take a vote within the 90-day period specified in this Paragraph 2, shall each constitute a vote in the negative for purposes of RSA 38:13.

3.	Withdrawal Notice; Escrow Agreement. The City and Pennichuck agree that the petition filed by the City in DW 04-048 should be dismissed with prejudice, subject to the terms and conditions of this Settlement Agreement, except to the extent necessary for the PUC to approve the Merger and the other transactions contemplated by the Merger Agreement. Contemporaneous with the execution of this Agreement, the City and Pennichuck have each executed the Joint Notice of Withdrawal and Motion for Dismissal with Prejudice attached hereto as Exhibit A (the “Withdrawal Notice”). The City and Pennichuck agree to cause the executed Withdrawal Notice to be delivered to a person who shall hold the Withdrawal Notice as escrow agent pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

4.	Filing of the Withdrawal Notice with the PUC. Upon the termination of the Merger Agreement by either the City or Pennichuck in accordance with the terms of Section 8.02 thereof, the City and Pennichuck agree that, in accordance with the terms of the Escrow Agreement, Pennichuck shall have the right, upon providing five (5) days prior written notice to the escrow agent (the “Notice”), with a contemporaneous copy to the City (addressed to City Corporation Counsel), to direct the Escrow Agent to release the Withdrawal Notice to Pennichuck’s independent attorneys, McLane, Graf, Raulerson & Middleton (“Pennichuck’s Attorney”). Such Notice to the Escrow Agent shall include evidence that Pennichuck has provided the required Notice copy to the City. The Escrow Agreement shall provide that the Escrow Agent shall release the Withdrawal Notice to Pennichuck’s Attorney no sooner than five days after the Escrow Agent’s receipt of such Notice. Promptly after the Escrow Agent’s disbursement of the Withdrawal Notice to Pennichuck’s Attorney, Pennichuck shall cause Pennichuck’s Attorney to file the Withdrawal Notice with the PUC.

5.	Effect of Filing of the Withdrawal Notice. The City and Pennichuck each agree that, upon the filing of the Withdrawal Notice and the dismissal of the PUC Eminent Domain Proceeding, they each release and forever discharge the other party and their officers, members, shareholders, directors, attorneys, agents, representatives, employees, and subsidiaries of and from any and all actions, claims, debts, controversies, promises, compensation, and liabilities of whatsoever kind and nature, including any claim for monetary damages or lost profits that they may have and/or could have had against one another, arising out of or in connection with the PUC Eminent Domain Proceeding; provided however, that each of the parties shall be fully subject to the terms and conditions and provisions of the Merger Agreement, this Agreement and the Escrow Agreement, including but not limited to the obligation to pay any liquidated damages or the Company Termination Fee, as that term is defined in the Merger Agreement; and provided further that the parties acknowledge this Agreement, including the foregoing release, shall not affect, restrict, diminish or extinguish any rights that Pennichuck Water Works has or may have to recover its defense-related expenses associated with the PUC Eminent Domain Proceeding through PUC approved rates it charges its customers (including the City).

6.	Representations and Warranties of the Parties. Each of the parties hereto represents and warrants to the other party as follows:
(a)	Authority and Enforceability. Each party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each party has been duly authorized by all authorities required to approve such actions. This Agreement has been duly and validly executed and delivered by each party and constitutes a valid and binding agreement of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	No Conflicts or Consents. The execution and delivery and performance of this Agreement does not conflict with (i) any statute, rule, regulation or law to which any party is subject, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any party is a party or is otherwise subject. The execution and delivery of this Agreement by each party does not, and the performance of this Agreement by each party will not, require any consent, approval, authorization or permission of any governmental entity or person, except to the extent that the requests made through the filing of the Withdrawal Notice will be subject to the review and approval of the PUC.
7.	Equitable Remedies. Because an award of money damages would be inadequate for any breach of this Agreement by a party, and any such breach would cause any other party irreparable harm, the parties also agree that, in the event of any breach or threatened breach of this Agreement, any such aggrieved non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity.

8.	Other Provisions.
(a)	Modification. This Agreement may be modified or waived only by a separate writing signed by each party.

(b)	Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced because of any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(c)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Hampshire without regard to conflicts-of-laws principles.

(d)	Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.
[Remainder of this page is intentionally left blank;
the signature page follows on the next page.]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr.	By:	/s/ Donnalee Lozeau Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO
Exhibit A – Notice of Withdrawal and Motion for Dismissal with Prejudice by City of Nashua
Exhibit B – Form of Escrow Agreement

EXHIBIT A TO SETTLEMENT AGREEMENT
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
City Of Nashua
RSA 38 Proceeding re Pennichuck Water Works
DW 04-048
Notice of Withdrawal and Motion for Dismissal with Prejudice
The City of Nashua hereby notifies the New Hampshire Public Commission that it wishes to withdraw its Petition for Valuation pursuant to RSA 38:9 filed March 25, 2004, and moves the Commission to dismiss this proceeding with prejudice.
Respectfully submitted,
CITY OF NASHUA
By Its Attorneys
RATH, YOUNG AND PIGNATELLI, P.C.

Date: November 11, 2010	By:	/s/ William F. J. Ardinger
William F.J. Ardinger
Paul A. Burkett Andrew W. Serell One Capital Plaza, P.O. Box 1500 Concord, NH 03301 (603) 226-2600
Certificate
I hereby certify that I have today served a copy of this Notice of Withdrawal and Motion to Dismiss with Prejudice on all persons on the Commission’s service list.

Date:

EXHIBIT B TO SETTLEMENT AGREEMENT
ESCROW AGREEMENT
This Escrow Agreement (the “Escrow Agreement”) dated as of November 11th, 2010 (the “Effective Date”) is made and entered into by and among the City of Nashua, New Hampshire (“City”), Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”, and the City and Pennichuck are together referred to as the “Depositors”), and Attorney Morgan A. Hollis, of the law firm of Gottesman & Hollis, P.A. (the “Escrow Agent”).
W I T N E S S E T H:
WHEREAS, the City and Pennichuck are parties to that certain Settlement Agreement dated November 11, 2010, which is attached hereto as Exhibit A (the “Settlement Agreement”);
WHEREAS, under the terms and conditions of the Settlement Agreement, the Notice of Withdrawal and Motion for Docket Markings attached as Exhibit A to the Settlement Agreement is to be executed by legal counsel for the City (the “Withdrawal Notice”) and delivered to the Escrow Agent; and
WHEREAS, the parties wish to place in escrow the Withdrawal Notice to be held pursuant to the terms and conditions of this Escrow Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
A G R E E M E N T:
1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

2.	Appointment of Escrow Agent. The Depositors hereby appoint Escrow Agent to act as the escrow agent hereunder, and Escrow Agent hereby accepts such appointment for the purpose of receiving, safeguarding and releasing the Withdrawal in accordance with the terms and conditions set forth herein.

3.	Deposit of Withdrawal Notice. Escrow Agent acknowledges receipt of the original executed Withdrawal from the City.

4.	Safeguarding of Withdrawal Notice. For so long as this Escrow Agreement remains in effect, the Escrow Agent shall keep and maintain the Withdrawal in a safe and secure location, which location shall be communicated to the City and Pennichuck.

5.	Release of Withdrawal Notice. Upon receipt of a written notice executed by a senior executive officer of Pennichuck in the form attached hereto as Exhibit B, the Escrow Agent is hereby authorized and directed to release the Withdrawal Notice to the person designated in such written notice.

6.	Termination.
(a)	This Escrow Agreement shall be effective as of the date hereof and shall continue in full force and effect until the close of business on the day during which the Withdrawal is released in accordance with Section 5, at which time this Escrow Agreement shall automatically terminate. Upon termination of this Escrow Agreement, Escrow Agent shall be discharged from any further obligation hereunder.

(b)	Except as specifically agreed in writing by the City and Pennichuck, termination of this Escrow Agreement under Section 6(a) shall not relieve any of the parties hereto of any obligation arising under this Escrow Agreement prior to termination.

(c)	For purposes of this Escrow Agreement, the term “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which commercial banks in New Hampshire are required or authorized by law or executive order to remain closed.
7.	Exculpation and Indemnification of Escrow Agent. It is understood and agreed that Escrow Agent shall:
(a)	be under no duty to accept information from any person other than the City and Pennichuck and then only to the extent and in the manner provided in this Escrow Agreement;

(b)	be protected in acting upon any written notice, opinion, request, certificate, approval, consent or other document believed by it to be genuine and signed by the proper party or parties;

(c)	be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is given in accordance with Section 11 hereof;

(d)	be indemnified and held harmless jointly and severally by the City and Pennichuck against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Escrow Agreement, except such claims as are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty; provided, however, that promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify each other party thereof in writing; and provided, further, that the indemnitors hereunder shall be entitled, jointly or severally and at their own expense, to participate in and/or assume the defense of any such action, suit or proceeding;

(e)	have no liability or duty to inquire into the terms and conditions of any agreements to which Escrow Agent is not a party, its duties under this Escrow Agreement being understood to be purely ministerial in nature;

(f)	be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the written advice of such counsel; provided, however, that nothing contained in this subsection (f), nor any action taken by Escrow Agent, or of any counsel, shall relieve Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty, all as provided in subsection (d) above;

(g)	not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement, unless the same shall be in writing and signed by all of the parties hereto;

(h)	if and to the extent it is uncertain as to its duties and rights hereunder, be entitled to refrain from taking any action other than to keep all property held by it in escrow until it shall be directed otherwise in a joint writing by the City and Pennichuck, in accordance with this Escrow Agreement, or by a final judgment of a court of competent jurisdiction;

(i)	have no liability for any act or omission done pursuant to the instructions contained or expressly provided for herein, or written instructions given by joint instructions of the City and Pennichuck pursuant hereto;

(j)	have the right, at any time, to resign hereunder by giving written notice of its resignation to the City and Pennichuck, at their addresses set forth below, at least 30 Business Days prior to the date specified for such resignation to take effect; in which case, upon the effective date of such resignation:
(i)	the Withdrawal Notice shall be delivered by it to such person as may be designated jointly in writing by the City and Pennichuck, whereupon Escrow Agent’s performance obligations hereunder shall cease and terminate; and

(ii)	if no such person has been designated by such date, Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated jointly in writing by the City and Pennichuck, or, if no such person shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction, and the provisions of subsections (f) and (j) of this Section 7 shall remain in effect.

8.	Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the Escrow Agent and the Depositors with respect to the subject matter hereof and supersedes any other prior oral or written agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

9.	Waiver. The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a further or continuing waiver of such breach or a waiver of any subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.	Binding Effect; Assignment. This Escrow Agreement shall inure to the benefit of, and shall be binding upon Pennichuck, the City and Escrow Agent and their respective successors and assigns. Nothing in this Escrow Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Escrow Agreement. Except as specifically set forth herein, no assignment of this Escrow Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of all other parties hereto and any attempted assignment without the required consents shall be void.

11.	Notices. All notices, requests, demands, claims, and other communications hereunder will be given in writing and either electronically by email or by facsimile. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given in writing two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the City:	With a copy to:

James McNamee, Esq.	Rath, Young and Pignatelli, P.C.
Corporation Counsel	One Capital Plaza
City of Nashua	Concord, NH 03301
229 Main Street	Attention: William F.J. Ardinger
Nashua, NH 03064	wfa@rathlaw.com
mcnameej@nashuanh.gov	Fax no. (603) -
Fax no. (603) -

If to Pennichuck:	With a copy to:

Roland E. Olivier, Esq.	McLane, Graf, Raulerson & Middleton,
General Counsel	Professional Association
Pennichuck Corporation	11 So. Main Street, Suite 500
25 Manchester Street	Concord, NH 03301
Merrimack, NH 03054	Attention: Steven V. Camerino
rolivier@pennichuck.com	steven.camerino@mclane.com
Fax no. (603) 913-2325	Fax no. (603) 230 – 4448

If to Escrow Agent:

Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.	Further Assurances. The parties hereto agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Escrow Agreement and the consummation of the transactions contemplated hereby.

13.	Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Such execution shall be effective when one or more such counterparts shall have been executed by each of the parties hereto and at least one of each such counterpart shall have been delivered to each of the other parties hereto.

14.	Miscellaneous. This Agreement shall be governed by, and its provisions construed in accordance with, the internal laws of the state of New Hampshire applicable to contracts made and to be wholly performed within such state and without regard to conflicts of laws provisions of any jurisdiction which would result in the application of any laws other that those of the state of New Hampshire. This Agreement may be modified only in writing signed by each of the parties hereto.

15.	Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr. Witness	By:	/s/ Dannalee Lozeau Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Oliver	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

ESCROW AGENT:

/s/ Julia L. Hefferan	By:	/s/ Morgan A. Hollis

Morgan A. Hollis
Exhibit A – Settlement Agreement (see Exhibit C to Merger Agreement)
Exhibit B – Form of Notice to Escrow Agent

EXHIBIT B TO ESCROW AGREEMENT
FORM OF NOTICE TO ESCROW AGENT
<DATE>
CERTIFIED MAIL, RETURN RECEIPT REQUESTED
Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
RE: Notice of Escrow Release — Withdrawal Notice
Dear Attorney Hollis:
I am the President and CEO of Pennichuck Corporation (“PNNW”) and CEO of PNNW’s wholly owned subsidiaries, Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”) (PNNW, PWW, PEU, PAC and PWSC are collectively referred to hereinafter as “Pennichuck”).
In accordance with the provisions of Section 5 of the Escrow Agreement dated as of November 11th, 2010 (“Escrow Agreement”) by and among the Depositors (which term is defined in the Escrow Agreement to include the City of Nashua, New Hampshire (“City”) and Pennichuck) and [Name] (the “Escrow Agent”), Pennichuck hereby delivers this Notice and directs you as the Escrow Agent to immediately release the Withdrawal Notice (as that term is defined in the Escrow Agreement) to the following authorized agent of Pennichuck:
Attorney Steven V. Camerino
McLane Graf, Raulerson & Middleton
Professional Association
11 So. Main Street, Suite 500
Concord, NH 03301
I hereby certify on behalf of Pennichuck that Pennichuck delivered to the City a copy of this Notice five (5) days prior to the date of this Notice.

Please let me know if you have any questions regarding the above and/or this Notice.
Sincerely,
Duane C. Montopoli
President and CEO

CC:	James McNamee, City of Nashua, New Hampshire
William F. J. Ardinger, Rath, Young and Pignatelli, P.C.
Roland E. Olivier, Pennichuck Corporation
Steven V. Camerino, McLane, Graf, Raulerson & Middleton, PA

EXHIBIT D TO MERGER AGREEMENT
CONFIDENTIALITY AGREEMENT
Agreement made this 11th day of November, 2010 (the “Effective Date”) by and between the City of Nashua, New Hampshire, a New Hampshire municipal corporation with an address of 229 Main Street, Nashua, New Hampshire (“Nashua”) and Pennichuck Corporation, a New Hampshire business corporation with its principal office at 25 Manchester Street, Merrimack, New Hampshire (“Pennichuck”)(collectively, Nashua and Pennichuck are sometimes referred to herein as the “Parties” and individually as a “Party”).
Subject to the provisions of this Agreement, the Parties have executed that certain Merger Agreement of even date herewith (the “Merger Agreement”). The transactions contemplated by the Merger Agreement (the “Transactions”) could become the basis to resolve and settle an administrative proceeding (No. DW-04-048) before the New Hampshire Public Utilities Commission (“NHPUC”) involving the Parties as well as certain Pennichuck subsidiaries (the “Eminent Domain Case”). In connection with discussions to resolve and settle the Eminent Domain Case and to negotiate and perform obligations under the Merger Agreement, each Party has received and may receive certain Confidential Information (as defined below) of the other Party. (For purposes of this Agreement, the Party that discloses Confidential Information is sometimes referred to as the “Discloser,” and the Party that receives Confidential Information is sometimes referred to as the “Recipient.”)
In consideration of the Merger Agreement and as a condition to each Party furnishing access to such Confidential Information, the Parties agree to the terms and conditions set forth in this Agreement:
1.	Confidential and Proprietary Nature of the Information. Each Party acknowledges the confidential and proprietary nature of the Confidential Information (as defined below), agrees to hold and keep the Confidential Information as provided in this Agreement and otherwise agrees to each and every restriction and obligation of this Agreement.

2.	Confidential Information. As used in this Agreement, the term “Confidential Information” means any information, whether oral or documented in written, electronic or other format, concerning the operations, strategies, plans and affairs of Discloser and any of its subsidiaries (which shall include, without limitation, Discloser’s organizational information and plans, legal arrangements and plans, income and other tax plans and strategies, personnel information, severance arrangements, capital expenditure programs and plans, business plans and budgets, historical and projected financial information, contracts and contractor arrangements), which has been or may hereafter be provided or otherwise disclosed by Discloser or by the directors, officers, employees, agents, consultants, advisors, or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of Discloser to Recipient or to any of Recipient’s Representatives. Confidential Information

includes all notes, analyses, compilations, studies, summaries, and other material prepared by Recipient and/or its Representatives containing any Confidential Information or prepared using any Confidential Information. Discloser or its Representatives shall identify to Recipient in writing which information it considers to be confidential, either by marking documents as “Confidential” or by promptly confirming in writing any oral or other information that it considers to be confidential. If Recipient or its Representatives are unsure whether certain information provided to it should be considered Confidential Information, it shall treat that information as Confidential Information until it receives a response to a specific inquiry via notice made to the Discloser, which response Discloser shall provide by return notice within 10 business days following its receipt of notice pursuant to Section 11 of this Agreement. Confidential Information does not include information that Recipient or its Representatives already know from disclosures not then subject to a duty of confidentiality or information that becomes publicly available through no fault of Recipient and/or its Representatives. For the avoidance of doubt, the term “Confidential Information” does not include Proposals, Prior Disclosures and Prior Privileged Information as those terms are defined in Section 9 of this Agreement; provided, however, to the extent, and only to the extent, that any of such Proposals, Prior Disclosures and Prior Privileged Information include any Confidential Information as defined in this Section 2, the Recipient and its Representatives shall treat such portion of any Proposal, Prior Disclosure or Prior Privileged Information as Confidential Information in accordance with all of the terms and conditions of this Agreement.

3.	Restricted Use of Confidential Information.

(a)	Each Party agrees that the Confidential Information (i) will be kept confidential by Recipient and its Representatives and (ii) without limiting the foregoing, will not be disclosed by Recipient or its Representatives to any person and/or third party, other than the Discloser and its Representatives, except with the prior written consent of the Discloser, (as applicable, James McNamee in the case of Nashua and Roland Olivier in the case of Pennichuck), or except as otherwise expressly permitted by this Agreement.

(b)	It is understood that Recipient may only disclose Confidential Information to those of its Representatives who (i) require such material for the purpose of evaluating the possible Transactions and (ii) are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement. Each Party further agrees that Recipient and its Representatives will not use any of the Confidential Information for any reason or purpose other than for the purpose of consummating the Transactions and the Merger Agreement. Each Party also agrees to enforce the terms of this Agreement as to such Party’s Representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Agreement.

(c)	The Parties acknowledge and agree that from and after the Effective Date of this Agreement, any information constituting Proposals, Prior Disclosures or Prior Privileged Information shall not be subject to the nondisclosure requirements of this Section 3, except to the extent, and only to the extent, that such Proposals, Prior Disclosures or Prior Information include Confidential Information that is subject to nondisclosure under the terms and conditions of this Agreement.

4.	Use of Confidential Information, Proposals, Prior Disclosures or Prior Privileged Information in Any Proceeding Between the Parties. The Parties hereby agree that all communications between the Parties and/or their respective Representatives which disclose any of the Confidential Information, Proposals, Prior Disclosures or Prior Privileged Information shall not be admissible or discoverable for any purpose in any adjudicative proceeding, including impeachment, including, without limitation, the Eminent Domain Case or any other litigation or proceeding of any kind in any forum involving the Parties, and shall be protected from disclosure to anyone as settlement discussions for purposes of all applicable rules of evidence, including specifically Rule 408 of the Federal Rules of Evidence and Rule 408 of the New Hampshire Rules of Evidence, which the Parties agree, for purposes of enforcing this Agreement, shall be deemed to apply to proceedings before the NHPUC and to any other litigation, appeal or proceeding of any kind in any forum involving any of the Parties to this Agreement. The Parties agree that a copy of this Agreement may be introduced into evidence in any administrative or court proceeding in which any person seeks the disclosure of information which is the subject of this Agreement for the sole purpose of protecting the confidentiality and privilege of such information, provided that the Agreement is placed under seal. For avoidance of doubt, and except as otherwise expressly permitted under this Agreement, the Parties agree that Confidential Information, Proposals, Prior Disclosures and Prior Privileged Information, shall not be disclosed as part of any answer to a data request or other request for production in the Eminent Domain Case.

5.	Exceptions. All of the foregoing obligations and restrictions do not apply to that part of the Confidential Information that Recipient demonstrates (a) was or becomes generally available to the public prior to, and other than as a result of, a disclosure by Recipient or its Representatives, or (b) was available, or becomes available, to Recipient on a nonconfidential basis prior to its disclosure to Recipient by Discloser or Discloser’s Representative, but only if the source of such information is not bound by a confidentiality obligation with respect to that part of the Confidential Information.

6.	Legal Proceedings. If either Party or any of its Representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process, including but not limited to a proceeding to require disclosure of information pursuant to NHRSA Chapter 91-A) (such questions, interrogatories, requests, documents, subpoena, demand or similar process and/or proceeding referred to collectively herein as “Legal Proceedings”) to make any disclosure of Confidential Information that is prohibited or otherwise constrained by this Agreement, such Party or such Representative, as the case may be, will provide the other Party with prompt written notice of such Legal Proceedings so that either or both Parties (with cooperation of the other Party or both Parties respectively) may seek an appropriate protective order and/or other appropriate relief or so that the other Party, in its sole discretion, may waive compliance with the provisions of this Agreement. In the absence of such relief or receiving such a waiver from the other Party, Recipient (i.e., the Party being compelled to legally disclose) or its Representative is permitted (with Discloser’s cooperation but at the Recipient’s expense) to disclose that portion (and only that portion) of the Confidential Information that Recipient or its Representative is legally compelled to disclose. Subject to the foregoing, Recipient or such Representative may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel, Recipient is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that Recipient and the Recipient’s Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

For the avoidance of doubt, the Parties further intend that any Confidential Information be treated as exempt from disclosure pursuant to NH RSA 91-A and specifically that the Parties further intend that any Confidential Information, be treated as “confidential, commercial or financial information” of the Parties, as set forth in NH RSA 91-A:5, IV. Consistent with the terms of this Agreement and the provisions of NH RSA Chapter 91-A, Nashua shall take action to protect such Confidential Information from disclosure.

7.	Destruction or Return of Confidential Information. Upon the written request of the Discloser, Recipient agrees that it will destroy or return (at Discloser’s sole option) all documents or other matters constituting the Discloser’s Confidential Information in the possession or control of Recipient or Recipient’s Representatives. Upon the termination of the Merger Agreement for any reason, both Parties agree that they will destroy or return (at the Discloser’s sole option) all documents or other matters constituting Confidential Information. Any such destruction or return pursuant to the foregoing shall be certified in writing by an authorized officer supervising such destruction.

8.	Remedies. Because an award of money damages would be inadequate for any breach of this Agreement by either Party and/or its Representatives, and any such breach would cause the non-breaching Party irreparable harm, each Party also agrees that, in the event of any breach or threatened breach of this Agreement, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching Party.

9.	Entire Agreement and Termination of Prior Agreements. This Agreement constitutes the entire agreement of the Parties with respect to the matters covered by this Agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the matters covered by this Agreement, and all amendments thereto, including, but not limited to, the Confidentiality Agreement between Nashua and Pennichuck dated January 14, 2009 (the “2009 Confidentiality Agreement”), the Confidentiality Agreement between Nashua and Pennichuck dated August 8, 2006, supplemented by a First Supplement to such Confidentiality Agreement dated August 28, 2006 (the “2006 Confidentiality Agreement”), and as further modified by a Agreement between Steven Camerino and Alan Reische dated October 5, 2006 (collectively, the “Prior Agreements”). Accordingly, the Parties hereby agree to terminate the Prior Agreements as of the Effective Date. Notwithstanding the termination of the Prior Agreements, with respect to all Proposals (as that term is defined in the 2009 Confidentiality Agreement, which shall be referred to in this Agreement as “Proposals”), Discussions and Communications (as those terms are defined in the Prior Agreements, and collectively such Discussions and Communications shall be referred to in this Agreement as “Prior Disclosures”) and with respect to all information or activities that were deemed privileged pursuant to Section 4 of the 2006 Confidentiality Agreement (collectively such information and activities are referred to in this Agreement as “Prior Privileged Information”), the Parties specifically acknowledge that said Prior Disclosures and Prior Privileged Information shall be subject to the terms and conditions of this Agreement, in accordance with the express references to Prior Disclosures and Prior Privileged Information set forth in this Agreement. Furthermore, in terminating the Prior Agreements, the Parties agree that those persons who obtained access to Confidential Information pursuant to the Prior Agreements, including those persons listed on Exhibit A to the 2006 Confidentiality Agreement, remain subject to the confidentiality, nondisclosure and privilege obligations with respect only to Confidential Information as expressly specified in this Agreement as Representatives of their respective Party.

10.	Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2016, after which date the Parties shall have no further obligations hereunder.

11.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered personally, or mailed by overnight courier service with proof of delivery or by registered mail, postage prepaid, return receipt requested to the person and address set forth below for such Party or to such other address as such Party shall provide by written notice. Notice delivered personally shall be deemed received as of actual receipt; mailed notices shall be deemed received one business day after sending by overnight courier, or five business days after the date of mailing by registered mail.
In the case of any notice sent to Nashua, the notice shall be sent to:
Corporation Counsel
City of Nashua
Attn: Mr. James McNamee
229 Main Street
Nashua, New Hampshire

In the case of any notice sent to Pennichuck, the notice shall be sent to:
General Counsel and Corporate Secretary
Pennichuck Corporation
Attn: Mr. Roland Olivier
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054
12.	Miscellaneous.
(a)	Modification. This Agreement may be modified or waived only by a separate writing signed by both Parties.

(b)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any covenant or provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope, or otherwise, the Parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce such provision in its reduced form for all purposes contemplated by this Agreement.

(c)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Hampshire without regard to conflicts-of-laws principles.

(d)	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representative of each Party has executed this Agreement as of the Effective Date.

CITY OF NASHUA
By:	/s/ Donnalee Lozeau
Name: Donnalee Lozeau
Its: Mayor

PENNICHUCK CORPORATION
By:	/s/ Duane C. Montopoli
Name: Duane C. Montopoli
Its: President & CEO

Annex B
BOENNING & SCATTERGOOD
ESTABLISHED 1914
January 26, 2011
Board of Directors
Pennichuck Corporation
25 Manchester Street
Merrimack, NH 03054
Members of the Board:
     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pennichuck Corporation (“Pennichuck” or the “Company”) of the proposed transaction (the “Proposed Transaction”) in which Pennichuck would be acquired by the City of Nashua, New Hampshire (the “City” or the “Acquirer”) as set forth in the Agreement and Plan of Merger dated November 11, 2010 (the “Merger Agreement”). As detailed in the Merger Agreement, a direct or indirect wholly-owned corporate subsidiary of Acquirer will be merged with and into the Company, and each share of Pennichuck issued and outstanding will be convened into the right to receive $29.00 in cash without interest. All Company indebtedness of approximately $63.8 million will be assumed or paid off by the Acquirer, In addition, all outstanding options to purchase such common stock will be cancelled in exchange for cash to the extent the exercise price is less than $29.00 per share.
     Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Pennichuck or its affiliates. In the ordinary course of business, we may also actively trade the securities of Pennichuck for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
     We have acted as Pennichuck’s financial advisor in connection with the Merger and will receive a fee for our service, a substantial portion of which is contingent upon consummation of the Proposed Transaction. We will also receive a fee for rendering this opinion. Pennichuck has also agreed to indemnify us against certain liabilities arising out of our engagement.
     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance and current financial position of the Company; (ii) reviewed certain internal information relating to the business, furnished to us by the Company, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of the Company; (iii) conducted discussions with senior management of the Company concerning its business and prospects, regulatory environment, as well as other matters that we believe are relevant to our inquiry; (iv) reviewed the historical market prices and trading activity for the Company’s shares and compared them
4 Tower Bridge . 200 Barr Harbor Drive . Suite 300 . West Conshohocken, PA 19428-2979
phone 610.832,1212 toll free 800.883.1212 fax 610.832.1232
www.boenninginc.com. Member FINRA | SIPC

BOENNING & SCATTERGOOD
ESTABLISHED 1914
Members of the Board
January 26, 2011

to that of certain publicly traded water companies which we deemed to be reasonably similar to the Company; (v) compared the results of operations of the Company with that of certain public companies which we deemed to be reasonably similar to the Company; (vi) compared the proposed purchase price and financial terms of the transaction contemplated by the Agreement with the purchase price and financial terms of certain other mergers and acquisitions which we deemed to be relevant; (vii) analyzed the valuation of the Company’s common shares using various methodologies which we deemed appropriate; (viii) reviewed the final version of the Merger Agreement dated November 11, 2010; (ix) reviewed such other financial information and analyses and performed such other investigations and took into account such other matters as we deemed appropriate, including our assessment of general economic, market, monetary and other conditions as they exist on the date hereof.
     Our opinion is given in reliance on information and representations made or given by Pennichuck, and its respective officers, directors, counsel and other agents, and on filings, releases and other information issued by Pennichuck including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning the Company, nor other data which we have considered in our review. For purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We express no opinion as to any financial projections or the assumptions on which they are based. We are not actuaries, lawyers or tax advisors and this opinion does not constitute actuarial, legal or tax advice. We have not conducted any valuation or appraisal of any assets or liabilities of the Company, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Transaction is, in all respects, lawful under applicable law.
     We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Also, in rendering our opinion, we have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents and approvals no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Proposed Transaction.
     Our opinion is based upon information provided to us by the management of Pennichuck, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Our opinion does not address the underlying business decision of the Company to engage in the Proposed Transaction. Our opinion is for the information of Pennichuck’s Board of Directors in connection with the Proposed Transaction and does not constitute a recommendation to the Board of Directors in connection with the Proposed

BOENNING & SCATTERGOOD
ESTABLISHED 1914
Members of the Board
January 26, 2011

Transaction. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be referenced and included in its entirety in any filing made by the Company in respect to the Proposed Transaction with the Securities and Exchange Commission. This Opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Transaction by Pennichuck’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Proposed Transaction by any other shareholders of Pennichuck.
     Based on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of Pennichuck.

Sincerely,
/s/ Boenning & Scattergood, Inc.

Boenning & Scattergood, Inc.

Annex C
NEW HAMPSHIRE STATUTES
TITLE XXVII
CORPORATIONS, ASSOCIATIONS, AND
PROPRIETORS OF COMMON LANDS
CHAPTER 293-A
NEW HAMPSHIRE BUSINESS CORPORATION ACT
Dissenters’ Rights
•	Section 293-A:13.01 Definitions.

•	Section 293-A:13.02 Right to Dissent.

•	Section 293-A:13.03 Dissent by Nominees and Beneficial Owners.

•	Section 293-A:13.20 Notice of Dissenters’ Rights.

•	Section 293-A:13.21 Notice of Intent to Demand Payment.

•	Section 293-A:13.22 Dissenters’ Notice.

•	Section 293-A:13.23 Duty to Demand Payment.

•	Section 293-A:13.24 Share Restrictions.

•	Section 293-A:13.25 Payment.

•	Section 293-A:13.26 Failure to Take Action.

•	Section 293-A:13.27 After-Acquired Shares.

•	Section 293-A:13.28 Procedure if Shareholder Dissatisfied With Payment or Offer.

•	Section 293-A:13.30 Court Action.

•	Section 293-A:13.31 Court Costs and Counsel Fees.
A. Right to Dissent and Obtain Payment for Shares
   293-A:13.01 Definitions. — In this subdivision:
     (1) “Corporation’’ means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation or other entity by merger, share exchange, or conversion of that issuer.
     (2) “Dissenter’’ means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.
     (3) “Fair value,’’ with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (4) “Interest’’ means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     (5) “Record shareholder’’ means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (6) “Beneficial shareholder’’ means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (7) “Shareholder’’ means the record shareholder or the beneficial shareholder.
Source. 1992, 255:1. 1997, 120:3, eff. Aug. 8, 1997.
   293-A:13.02 Right to Dissent. — (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
     (1) Consummation of a plan of merger to which the corporation is a party:
       (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
       (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.
     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
       (i) Alters or abolishes a preferential right of the shares.
       (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
       (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
       (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
       (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (6) Consummation of a plan of conversion to which the corporation is a party converting to another entity.
   (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
Source. 1992, 255:1. 1997, 120:5, eff. Aug. 8, 1997.

     293-A:13.03 Dissent by Nominees and Beneficial Owners. — (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
          (1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
Source. 1992, 255:1, eff. Jan. 1, 1993.

Dissenters’ Rights
B. Procedure for Exercise of Dissenters’ Rights
   293-A:13.20 Notice of Dissenters’ Rights. — (a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this subdivision and be accompanied by a copy of this subdivision.
   (b) If corporate action creating dissenters’ rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RSA 293-A:13.22.
Source. 1992, 255:1, eff. Jan. 1, 1993.
293-A:13.21 Notice of Intent to Demand Payment. — (a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
     (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (2) Shall not vote his shares in favor of the proposed action.
   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.
Source. 1992, 255:1, eff. Jan. 1, 1993.
293-A:13.22 Dissenters’ Notice. — (a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.
   (b) The dissenters’ notice shall be sent no later than 10 days after corporate action was taken, and shall:
     (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.
     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.
     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date.
     (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.
     (5) Be accompanied by a copy of this subdivision.
Source. 1992, 255:1, eff. Jan. 1, 1993.

   293-A:13.23 Duty to Demand Payment. — (a) A shareholder sent a dissenters’ notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters’ notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.
   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subdivision.
Source. 1992, 255:1, eff. Jan. 1, 1993.
293-A:13.24 Share Restrictions. — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.
   (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
Source. 1992, 255:1, eff. Jan. 1, 1993.
   293-A:13.25 Payment. — (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
   (b) The payment shall be accompanied by:
     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation’s estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenter’s right to demand payment under RSA 293-A:13.28; and
     (5) A copy of this subdivision.
Source. 1992, 255:1, eff. Jan. 1, 1993.
   293-A:13.26 Failure to Take Action. — (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
   (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under RSA 293-A:13.22 and repeat the payment demand procedure.
Source. 1992, 255:1, eff. Jan. 1, 1993.
   293-A:13.27 After-Acquired Shares. — (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
   (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RSA 293-A:13.28.
Source. 1992, 255:1, eff. Jan. 1, 1993.
   293-A:13.28 Procedure if Shareholder Dissatisfied With Payment or Offer. — (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation’s offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:
     (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or
     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.
Source. 1992, 255:1, eff. Jan. 1, 1993.

Dissenters’ Rights
C. Judicial Appraisal of Shares
   293-A:13.30 Court Action. — (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
   (b) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation or other entity without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or converted into or whose shares were acquired by the foreign corporation or other entity was located.
   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
   (e) Each dissenter made a party to the proceeding is entitled to judgment:
     (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,
     (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.
Source. 1992, 255:1. 1997, 120:4, eff. Aug. 8, 1997.
293-A:13.31 Court Costs and Counsel Fees. — (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.
   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.
     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
Source. 1992, 255:1, eff. Jan. 1, 1993.

PENNICHUCK CORPORATION
ATTN: TOM LEONARD
25 MANCHESTER STREET
MERRIMACK, NH 03054-1947
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The Board of Directors recommends you vote FOR proposals 1 and 2:

		For	Against	Abstain

1.	To approve the Agreement and Plan of Merger effective as of November 11, 2010 (the “Merger Agreement”) between the Company and the City of Nashua, New Hampshire (the “City” or “Nashua”), whereby the City has agreed to acquire all of the outstanding shares of Pennichuck Corporation common stock for $29.00 per share in cash; and	☐	☐	☐

2.	To adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of approving the Merger Agreement.	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

PENNICHUCK CORPORATION
PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, JUNE 15, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
AND SHOULD BE RETURNED AS SOON AS POSSIBLE
As an alternative to completing this form, you may enter your vote instructions via the internet at www.proxyvote.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
The undersigned having received notice of the Special Meeting of Shareholders and the Board of Directors’ proxy statement therefore, and revoking all prior proxies, hereby appoint(s) John R. Kreick and Duane C. Montopoli, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Special Meeting of Shareholders of PENNICHUCK CORPORATION (the “Company”) to be held on Wednesday, June 15, 2011 at 10:00 a.m., local time, at the Company’s Headquarters, 25 Manchester Street, Merrimack, New Hampshire, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.
In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)